UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EASTERN INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of Eastern Insurance Holdings, Inc. (“Eastern Common Stock”)
	(2)	Aggregate number of securities to which transaction applies: 8,947,727 shares of Eastern Common Stock
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    The filing fee was determined based on 7,919,527 shares of Eastern Common Stock multiplied by $24.50 per share and options to purchase 1,028,200 shares of Eastern Common Stock multiplied by $24.50 per share, net of the weighted average exercise price of $13.58 per share. In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, the filing fee was determined at the rate of $128.80 per $1,000,000.

	(4)	Proposed maximum aggregate value of transaction: $205,256,356
	(5)	Total fee paid: $26,437

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

    , 2013

Fellow Eastern Shareholders:

The board of directors of Eastern Insurance Holdings, Inc. (“Eastern”) has approved a merger providing for the acquisition of Eastern by ProAssurance Corporation (“ProAssurance”). If the merger is completed, you will receive $24.50 in cash, without interest and less any required withholding taxes, for each share of Eastern common stock that you own.

You will be asked at a special meeting of our shareholders to vote to adopt the merger agreement. The time, date and place of the special meeting to consider and vote upon the adoption of the merger agreement are as follows:

                , local time, November     , 2013

Eastern’s corporate offices

25 Race Avenue

Lancaster, Pennsylvania 17603

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Eastern from documents we have filed with the Securities and Exchange Commission.

The board of directors of Eastern has unanimously approved the merger agreement and determined that the merger is in the best interests of Eastern. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is important. Accordingly, whether or not you plan to attend the special meeting of shareholders, we request that you promptly complete, sign and date the enclosed proxy card, as applicable, and return it in the envelope provided, or that you vote your shares by telephone or the Internet using the instructions on the enclosed proxy or voting instruction card (if those options are available to you).

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,	Very truly yours,

Robert M. McAlaine	Michael L. Boguski
Chairman of the Board	President and Chief Executive Officer

This proxy statement is dated October     , 2013 and is first being mailed to shareholders on or about October     , 2013.

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER     , 2013

DATE AND TIME:		November , 2013 at , local time

PLACE:		Eastern’s corporate offices, 25 Race Avenue, Lancaster, Pennsylvania

ITEMS OF BUSINESS:	(1)

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 23, 2013, among Eastern Insurance Holdings, Inc., ProAssurance Corporation, and PA Merger Company, as it may be amended from time to time, pursuant to which, upon the merger becoming effective, each outstanding share of common stock, without par value, of Eastern (other than shares to be cancelled in accordance with the merger agreement) will be converted into the right to receive $24.50 in cash; and

	(2)	To approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies for adoption of the merger agreement.

RECORD DATE:		Shareholders of record at the close of business on October , 2013 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting.

DISSENTERS’ RIGHTS:		Shareholders of Eastern do not have the right to dissent from the merger and to obtain payment of the fair value of their shares.

PROXY VOTING:		It is important that your shares be represented and voted at the special meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Most shareholders can also vote their shares by telephone or over the Internet. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

Scott C. Penwell
Corporate Secretary
October , 2013

EASTERN INSURANCE HOLDINGS, INC.

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

We are providing this proxy statement and accompanying proxy card to you in connection with the solicitation by the board of directors of Eastern Insurance Holdings, Inc. of proxies to be voted at a special meeting of shareholders and at any postponement or adjournment of the special meeting. In this proxy statement, “Eastern,” “we,” “us,” and “our” refer to Eastern Insurance Holdings, Inc.

(i)

Annex A	Agreement and Plan of Merger

Annex B	Opinion of Keefe, Bruyette & Woods, Inc.

(ii)

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of Eastern. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page     .

Q:	Why am I receiving this proxy statement?

A:	Eastern Insurance Holdings, Inc., which we refer to as Eastern, us, our or we, has agreed to be acquired by ProAssurance Corporation, or ProAssurance, pursuant to the terms of the merger agreement described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. Eastern’s shareholders must vote to adopt the merger agreement before the transactions contemplated by the merger agreement can be completed, and Eastern is holding a special meeting of its shareholders so that its shareholders may vote with respect to the adoption of the merger agreement.

You are receiving this proxy statement because you own shares of our common stock. This proxy statement contains important information about the proposed transaction and the special meeting, and you should read it carefully. The enclosed proxy card allows you to vote your shares of Eastern common stock without attending the special meeting in person.

Your vote is extremely important, and we encourage you to vote as soon as possible. For more information on how to vote your shares of Eastern common stock, please see the section of this proxy statement entitled “The Special Meeting” beginning on page     .

Q:	What is the proposed transaction and what effects will it have on Eastern?

A:	The proposed transaction is the acquisition of Eastern by ProAssurance pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, including but not limited to the receipt of all requisite regulatory approvals, PA Merger Company, or Acquisition Corp., a wholly owned subsidiary of ProAssurance, will merge with and into Eastern, with Eastern continuing as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, Eastern will become a wholly owned subsidiary of ProAssurance and will no longer be a publicly held corporation. In addition, as a result of the merger, our common stock will be delisted from the NASDAQ Global Select Market, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of our common stock and you will no longer have any interest in the future earnings or growth of Eastern.

Q:	What will I receive if the merger is completed?

A:	Upon completion of the merger, you will be entitled to receive $24.50 in cash, without interest, which amount we refer to as the merger consideration, less any applicable withholding taxes, for each share of Eastern common stock that you own. For example, if you own 100 shares of Eastern common stock, you will be entitled to receive $2,450 in cash in exchange for your shares of common stock, less any applicable withholding taxes. Upon consummation of the merger, you will not own any shares of capital stock of the surviving corporation.

Q:	How does the merger consideration compare to the market price of Eastern’s common stock prior to the announcement of the merger?

A:	The merger consideration represents a premium of 16.2% to the closing price of Eastern’s common stock on September 20, 2013, the last trading day prior to approval of the merger agreement by the board of directors of Eastern and ProAssurance.

Q:	Will I still be paid dividends on my shares of Eastern common stock prior to the merger?

A:	Eastern has already paid its regular quarterly cash dividend for the quarter ended September 30, 2013. The merger agreement provides that if ProAssurance has not obtained all required regulatory approvals on or before December 31, 2013, then Eastern may pay its regular quarterly cash dividend of $0.11 per share on its common stock in January 2014 prior to the effective date of the merger.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed by January 2014, assuming satisfaction of all of the required closing conditions. If our shareholders vote to approve the proposal to adopt the merger agreement, the merger will close within five business days after the satisfaction or waiver in writing of the other conditions to the merger, unless Eastern and ProAssurance agree to a different date.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the shareholders of Eastern or if the merger is not completed for any other reason, the shareholders of Eastern will not receive any payment for their shares of Eastern common stock in connection with the merger. Instead, Eastern will remain a public company and the common stock will continue to be listed and traded on the NASDAQ Global Select Market. Under certain specified circumstances, Eastern may be required to reimburse ProAssurance for its out-of-pocket expenses and pay ProAssurance a fee with respect to the termination of the merger agreement. See “The Merger Agreement—Termination Fee” beginning on page .

Q:	Is the merger expected to be taxable to me?

A:	Generally, the exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, in which you will recognize a gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive pursuant to the merger in exchange for your shares of our common stock, and (ii) your adjusted tax basis in your shares of our common stock. You will be required to report such gain or loss for your taxable year in which the merger becomes effective. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page , which provides a discussion of the material U.S. federal income tax consequences of the merger.

YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS.

Q:	Do any of Eastern’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A:

Yes. In considering the recommendation of the board of directors to vote in favor of the adoption of the merger agreement, you should be aware that Eastern’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the shareholders of Eastern. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page .

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of Eastern will be held on November , 2013, at , local time, at our corporate offices located at 25 Race Avenue, Lancaster, Pennsylvania 17603.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on proposals to approve and adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What vote is required for Eastern’s shareholders to approve the proposal to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Eastern common stock voted at the special meeting, provided that a quorum exists. The affirmative vote of a majority of the shares of Eastern common stock represented at the special meeting and entitled to vote is required to adjourn the meeting. Each outstanding share of common stock on the record date entitles the holder to one vote on each matter presented at the special meeting.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Who can vote at the special meeting?

A.	Shareholders of record as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each record holder of shares of our common stock as of the record date is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owns as of the record date.

Q.	What constitutes a quorum for purposes of the special meeting?

A.	The holders of a majority of the outstanding shares of our common stock on the record date will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.

The record date for shareholders entitled to vote at the special meeting is prior to both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock before the record date, you will not be entitled to vote at the special meeting and will not be entitled to receive the merger consideration. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. The person to whom you transfer your shares of Eastern common stock after the record date will not have a right to vote those shares at the special meeting.

Q.	Am I entitled to exercise dissenters’ rights under the Pennsylvania Business Corporation Law instead of receiving the merger consideration for my shares of Eastern common stock?

A.	No. Under Pennsylvania law, you will not be entitled to exercise dissenters’ rights in connection with the transactions contemplated by the merger agreement.

Q:	What do I need to do now?

A:	After carefully reading this proxy statement, including its annexes, we urge you to respond by voting your shares through one of the following means:

•	by mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided;

•	via telephone, using the toll-free number listed on each proxy card (if you are a registered shareholder, meaning that you hold your stock in your name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee, and your bank, broker or nominee makes telephone voting available); or

•	via the Internet, at the email address provided on each proxy card (if you are a registered shareholder) or voting instruction card (if your shares are held in “street name” and your bank, broker or nominee makes Internet voting available).

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should instruct your broker how to vote your shares in accordance with the instructions provided by your broker. Please note that if your shares are held in “street name” and you wish to vote in person at the special meeting, you must have a legal proxy from your bank, broker or other nominee.

Q.	If a shareholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What if I do not vote?

A:

If you fail to vote, it will have no effect except for determining whether a quorum is present at the meeting. If you submit your proxy but fail to indicate how you want to vote on the merger, your proxy will be counted as a vote in favor of the merger. If you submit your proxy and indicate that you are abstaining from voting, your proxy will have no effect except that your shares will be deemed present for purposes of determining whether a quorum is present.

Q:	If I am a participant in the Eastern Insurance Holdings, Inc. Employee Stock Ownership Plan, which we refer to as the ESOP, will I be permitted to vote the shares allocated to my account?

A:	Yes. You are permitted to direct the ESOP’s trustee in the voting of the shares allocated to your ESOP account. The trustee will provide instructions on how to vote those shares. If you do not vote the shares allocated to your ESOP account, the ESOP’s trustee will vote those shares in its sole discretion.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy by mail, telephone or the Internet, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person; simply attending the special meeting will not cause your proxy to be revoked).

If you hold your shares in “street name” and you have instructed a broker, bank or nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you become entitled as a result of completion of the merger. If your shares of common stock are held in “street name,” you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your shares of Eastern common stock in exchange for the merger consideration. Please do not send any stock certificates with your proxy.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, by phone at (855) 533-3444 or by email at kshook@eains.com. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger; Consideration to be Received by Eastern Shareholders (Page     )

Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the closing of the merger, Acquisition Corp., a wholly owned subsidiary of ProAssurance, will merge with and into Eastern. Eastern will be the surviving corporation and continue to do business following the merger as a wholly owned subsidiary of ProAssurance. As a result of the merger, Eastern will cease to be a publicly traded company. We have attached the merger agreement as Annex A to this proxy statement. We encourage you to carefully read the merger agreement in its entirety.

If the merger is completed, you will be entitled to receive $24.50 in cash, without interest and less any required withholding taxes, for each share of Eastern common stock that you own, and you will not own any shares of capital stock of the surviving corporation. See “The Merger Agreement—Conditions to the Merger”; and “—Termination” for a description of the circumstances under which the merger agreement can be terminated.

The Parties to the Merger (Page     )

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

(855) 533-3444

Eastern is an insurance holding company owning, directly and indirectly, all of the outstanding shares of our three insurance companies and our non-insurance subsidiaries. Eastern has been engaged in the sale of workers’ compensation insurance since 1997. Our insurance companies underwrite workers’ compensation insurance principally in Pennsylvania, Indiana, North Carolina, Virginia, Maryland, South Carolina, Delaware, New Jersey, Tennessee, Michigan, and Kentucy with recent expansion into the Gulf South states. At June 30, 2013, Eastern had $407.3 million in assets and total shareholders’ equity of $140.8 million. For the six months ended June 30, 2013, Eastern had total revenues of $91.5 million. Eastern’s common stock is traded on the NASDAQ Global Select Market under the symbol “EIHI.”

ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

(205) 877-4400

ProAssurance is a Delaware insurance holding company for property and casualty insurance companies focused on professional and product liability insurance. At June 30, 2013, ProAssurance had assets of $5.1 billion and total shareholders’ equity of $2.3 billion. For the six months ended June 30, 2013, ProAssurance had total revenues of $365.8 million.

For the six months ended June 30, 2013, ProAssurance’s professional liability insurance business accounted for approximately 96% of its net premiums earned. ProAssurance’s common stock is traded on the New York Stock Exchange under the symbol “PRA.”

PA Merger Company

c/o ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

(205) 877-4400

PA Merger Company, or Acquisition Corp., is a Pennsylvania corporation and a wholly owned subsidiary of ProAssurance. Acquisition Corp. was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Upon completion of the merger, Acquisition Corp. will be merged with and into Eastern and will cease to exist.

Background of the Merger (Page     )

A description of the actions that led to the execution of the merger agreement, including our discussions with ProAssurance, is included under the section entitled “The Merger—Background of the Merger,” which begins on page     .

Reasons for the Merger; Recommendation of Our Board of Directors (Page     )

For the factors considered by our board of directors in reaching its decision to approve the merger agreement, please refer to the section entitled “The Merger—Reasons for the Merger,” which begins on page     . After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Eastern and unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies for adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc. (Page      and Annex B)

Keefe, Bruyette & Woods, Inc., which we refer to as KBW, delivered its opinion to the Eastern board of directors that, as of the date of its opinion and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the merger consideration of $24.50 in cash per share to be received by our shareholders pursuant to the merger was fair, from a financial point of view, to those shareholders.

The opinion of KBW was directed to Eastern’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and does not constitute a recommendation to the shareholders of Eastern as to how to vote in connection with the proposed merger or any other matter. KBW’s opinion is not an expression of an opinion as to the prices, trading range or volume at which the securities of Eastern would trade after announcement of the proposed merger. The full text of the written opinion of KBW, dated September 23, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We recommend that you read the opinion carefully in its entirety.

Treatment of Stock Options and Restricted Shares Awards (Page     )

The merger agreement provides that all outstanding stock options issued under our stock option plan, whether or not vested and exercisable, will be cancelled in connection with the completion of the merger and converted into the right to receive the product of (i) the number of shares of Eastern common stock that would have been acquired upon the exercise of such stock options, multiplied by (ii) the excess, if any, of $24.50 per share over the exercise price of the option, subject to any applicable withholding taxes. As of September 30, 2013, Eastern had outstanding options to acquire 1,028,200 shares of Eastern common stock with a weighted average exercise price of $13.58 per share. Any restricted shares granted under restricted share awards will become fully vested immediately prior to the effective date of the option, and the holders of such shares will receive the same cash consideration for such shares as all other outstanding shares of Eastern.

Interests of Our Directors and Executive Officers in the Merger (Page     )

Eastern’s executive officers and directors may have economic interests in the merger that are different from, or in addition to, their interests as Eastern shareholders. These interests include the vesting of outstanding options and restricted shares, cashing out of options to purchase common stock held by officers and directors, termination of the Eastern Employee Stock Ownership Plan, which we refer to as the ESOP, and the distribution of ESOP account balances to participants, including the officers, the rights of executive officers under severance and retention agreements entered into with ProAssurance and rights of directors and officers to continued indemnification and insurance coverage by ProAssurance after the merger for acts or omissions occurring before the merger.

As a material inducement to ProAssurance to enter into the merger agreement, Michael L. Boguski, President and Chief Executive Officer, Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, Robert A. Gilpin, Senior Vice President of Field Operations and Marketing, Suzanne M. Emmet, Senior Vice President of Claims and Corporate Compliance, and Cynthia Sklar, Vice President of Underwriting and Risk Management entered into severance and retention agreements, which will become effective at the effective time of the merger, and will terminate their existing employment agreements at the effective time of the merger. Pursuant to these severance and retention agreements, Eastern will make annual retention payments to each such officer provided that they are still employees of Eastern or one of the other ProAssurance companies. Such executive officers will also receive annual payments in consideration of their agreeing not to compete with Eastern after termination of their employment with Eastern. The amount of such retention payments and payments for agreeing not to compete and the length of the period covered by the agreement not to compete vary with each such officer. Harry Talbot, Chief Information Officer, entered into a severance and retention agreement with ProAssurance with terms and conditions similar to the severance and retention agreements of such other officers. The amount and timing of such retention and noncompetition payments are described in “The Merger—Interests of Our Directors and Officers in the Merger.”

Finally, each director and executive officer will receive payment for all of his outstanding vested and unvested options, as described in “—Treatment of Stock Options” above. As of September 30, 2013, the directors and executive officers held, in the aggregate, 719,348 options.

The Eastern board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

Material United States Federal Income Tax Consequences (Page     )

Generally, the exchange of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, in which you will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash you receive pursuant to the merger in exchange for your shares of our common stock, and (ii) your adjusted tax basis in your shares of our common stock. You will be required to report such gain or loss for your taxable year in which the merger becomes effective. You should read

“The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” which provides a discussion of the material U.S. federal income tax consequences of the merger.

You should consult your tax advisor to determine the particular U.S. federal income tax consequences of the merger to you, as well as any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws.

Source of Funds; Capital (Page     )

ProAssurance’s obligation to complete the merger is not conditioned upon ProAssurance obtaining financing. We anticipate that approximately $205 million will be required to pay the aggregate merger consideration to our shareholders. ProAssurance has informed us that it expects to fund the cash requirements for the merger by using available cash and existing credit facilities.

Regulatory Approvals (Page     )

Completion of the transactions contemplated by the merger agreement is subject to receipt of all required regulatory approvals. This includes approval from the Pennsylvania Insurance Department. Eastern has been advised that ProAssurance has filed an application for approval with the Pennsylvania Insurance Department. Although Eastern does not know of any reason why the necessary regulatory approvals will not be obtained in a timely manner, there can be no assurance that these approvals will be obtained in a timely manner or at all. ProAssurance has the right to elect not to complete the merger if any regulatory approval that is required to consummate the merger imposes terms that are materially burdensome to ProAssurance, adversely affects the value of Eastern to ProAssurance or that, individually or in the aggregate, have a material adverse effect on Eastern or ProAssurance.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the Hart-Scott-Rodino Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of Eastern and ProAssurance file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act and the applicable waiting period has expired or been terminated. Eastern and ProAssurance have made their initial filings and submissions to these agencies as required under the Hart-Scott-Rodino Act. In addition, at any time before the merger is completed, the Antitrust Division of the Department of Justice or the FTC could delay approval by requesting additional information or take action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of ProAssurance or Eastern or their respective subsidiaries.

Procedure for Receiving Merger Consideration (Page     )

As promptly as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Eastern shareholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card or voting instruction card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal. If your shares are held in “street name,” you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your shares of Eastern common stock in exchange for the merger consideration.

No Solicitation of Transactions (Page     )

The merger agreement contains detailed provisions that restrict Eastern, its subsidiaries and their respective officers, directors, employees, and representatives from soliciting, initiating, encouraging, entertaining, engaging or participating in negotiations with any person or group other than ProAssurance concerning any acquisition proposal (as defined in the merger agreement). The merger agreement does not, however, prohibit our board of directors from responding to an unsolicited bona fide acquisition proposal received from a third party if our board determines in good faith that such action is appropriate in furtherance of the best interests of Eastern. In addition, in certain circumstances, we may terminate the merger agreement and enter into an agreement with respect to an acquisition proposal from another party, in which event we will be required to pay the termination fee and reimburse ProAssurance for its out-of-pocket expenses as summarized under “—Termination Fee” below.

Conditions to Closing (Page     )

The respective obligations of Eastern and ProAssurance to complete the merger are conditioned upon the satisfaction or waiver of certain conditions, including the following:

•	the approval and adoption of the merger agreement by our shareholders;

•	Eastern and ProAssurance shall have obtained such approvals which are required by all governmental requirements to consummate the merger, and the applicable waiting periods, if any, shall have terminated or expired as required by the corporate and insurance laws and regulations of all applicable jurisdictions (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act), and such approvals do not impose terms that (i) are materially burdensome on ProAssurance, (ii) materially impair the value of Eastern to ProAssurance, or (iii) would have a material adverse effect on ProAssurance or Eastern; and

•	the absence of any law, regulation, decree, ruling, order or injunction issued or enforced by any governmental authority that prohibits, restrains, or enjoins the completion of the merger.

The obligation of Eastern to complete the merger is subject to the satisfaction or waiver of following additional conditions:

•	ProAssurance shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing date; and

•	the representations and warranties of ProAssurance contained in the merger agreement must be true and correct in all material respects.

The obligation of ProAssurance to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Eastern shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing date;

•	the representations and warranties of Eastern contained in the merger agreement must be true and correct in all material respects as of the closing date, except where the failure of any representations and warranties individually or in the aggregate to be true and correct has not resulted and reasonably could not be expected to result in a material adverse effect on Eastern; and

•	No material adverse effect on Eastern has occurred and there has been no circumstance or occurrence, or combination thereof, including pending or threatened litigation, which is reasonably likely to result in a material adverse effect on Eastern before or within one year after the effective date of the merger.

Termination of the Merger Agreement (Page     )

Eastern and ProAssurance may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Eastern have voted to adopt the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in other specified circumstances, including:

by either ProAssurance or Eastern if:

•	the merger is not completed by January 31, 2014 (other than because of a breach by the party seeking termination);

•	any governmental body, agency, official or authority having jurisdiction over Eastern or ProAssurance denies approval of the merger or issues an order permanently enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such denial or order is final and nonappealable;

•	our shareholders fail to adopt the merger agreement at the special meeting; or

•	there has been a breach of a representation and warranty by the other party (provided that the terminating party is not in material breach of the agreement), subject to the right of the breaching party to cure the breach within 45 days after written notice of the breach is given to the breaching party unless such breach by its nature or timing cannot be cured prior to the closing date; except where the failure of any representations and warranties individually or in the aggregate to be true and correct has not resulted and reasonably could not be expected to result in a material adverse effect on such party;

by ProAssurance if:

•	our board of directors has failed to recommend the merger to our shareholders or withdrawn, modified or changed in a manner adverse to ProAssurance a recommendation of the merger to our shareholders;

•	our board of directors has failed to publicly oppose any tender or exchange offer based on an acquisition proposal, or shall have entered into an agreement with any person other than ProAssurance with respect to an acquisition proposal;

•	Eastern shall have authorized, recommended, approved or proposed or entered into an agreement with any person other than ProAssurance to effect an acquisition proposal;

•	Any event or circumstance has occurred that has had or is likely to have a material adverse effect on Eastern; or

•	if the special meeting of our shareholders to vote on adopting the merger agreement has not occurred on or before January 31, 2014 for any reason other than a breach of the merger agreement by ProAssurance; or

by Eastern, in order to accept another acquisition proposal or if Eastern fails to recommend the merger to our shareholders or withdraws, modifies or changes in a manner adverse to ProAssurance the recommendation of the merger to our shareholders.

As used herein, “acquisition proposal” means (i) any proposal pursuant to which any person or group other than ProAssurance would acquire or participate in a merger or other business combination with Eastern or any of its subsidiaries, (ii) any proposal for a transaction or series of transactions that would result in any person or group other than ProAssurance having the right to vote 10% or more of the capital stock of Eastern or any of its subsidiaries, (iii) any proposal for a transaction or series of transactions that would result in any person acquiring 10% or more of the assets of Eastern or any of its subsidiaries, (iv) any proposal for a transaction or series of transactions that would result in any person being the beneficial owner of more than 10% of the outstanding capital stock of Eastern or any of its subsidiaries, or (v) any proposal for a transaction similar to any of the foregoing.

In the event that the merger agreement is terminated as described above, the merger agreement will (subject to certain exceptions) become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement, except for the parties’ obligations with respect to confidentiality, Eastern’s obligation in certain circumstances to pay to ProAssurance the termination fee described below under “The Merger Agreement—Termination Fee” and, in certain circumstances, Eastern’s obligation to reimburse ProAssurance’s out-of-pocket expenses as described below under “The Merger Agreement—Expenses,” and except that no party will be relieved from liability for any breach of the merger agreement prior to the date of such termination.

Termination Fee (Page     )

In connection with the termination of the merger agreement in certain circumstances that are not likely to occur absent a competing acquisition proposal for Eastern, we would be required to pay ProAssurance a termination fee equal to 4.0% of the merger consideration and reimburse ProAssurance for its out-of-pocket expenses incurred in connection with the transaction in amount up to $1,000,000.

Expenses (Page     )

Except for expenses due and payable in connection with a termination of the merger agreement as described in “The Merger Agreement—Expenses,” all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses. The filing fees under the Hart-Scott-Rodino Act will be split between ProAssurance and Eastern based on the relative book value of their assets at December 31, 2012.

The Special Meeting (Page     )

Time, Place and Date (Page     )

The special meeting will be held on November     , 2013, starting at                 , local time, at Eastern’s corporate offices, 25 Race Avenue, Lancaster, Pennsylvania.

Matters to be Considered (Page     )

You will be asked to consider and vote upon proposals for:

•	approval and adoption of the merger and the merger agreement; and

•	adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum (Page     )

You are entitled to vote at the special meeting if you owned shares of Eastern common stock at the close of business on October     , 2013, the record date for the special meeting. You will have one vote for each share of Eastern common stock that you owned on the record date. As of the record date, there were                  shares of our common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Eastern common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote (Page     )

For us to complete the merger, at least a majority of the votes cast at the meeting must be voted “FOR” the approval and adoption of the merger agreement, provided that a quorum exists.

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Eastern common stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of Eastern common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, broker or other nominee with instructions, as applicable, your shares of Eastern common stock will not be voted on the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the special meeting begins, or by attending the special meeting and voting in person.

Market Price of Common Stock (Page     )

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EIHI.” On September 20, 2013, which was the last trading day prior to approval of the merger agreement by the board of directors of Eastern and ProAssurance, the closing sale price for our common stock was $21.09 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

Dissenters’ Rights (Page     )

Under Pennsylvania law, shareholders whose stock is listed on a national securities exchange, like the NASDAQ Global Select Market, have no right to elect to receive the appraised value of their shares as an alternative to the merger consideration. Accordingly, you will have no dissenters’ rights in connection with the merger.

Risk Factors (Page     )

In evaluating the merger and the merger agreement, you should carefully read this proxy statement and consider the factors discussed in the section entitled “Risk Factors Relating to the Merger” beginning on page     .

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include financial projections and their underlying assumptions, other information concerning possible or assumed future results of operations of Eastern, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinion of Keefe, Bruyette & Woods, Inc.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect management’s current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Eastern. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the SEC, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•	difficulties in obtaining or failure to obtain, required shareholder and regulatory approvals of the merger;

•	interests of officers and directors in the merger that differ from the interests of shareholders;

•	litigation or other adversarial proceedings relating to the merger;

•	diversion of management time on merger-related issues;

•	increases in competitive pressure among insurance companies;

•	the failure of Eastern to maintain a rating from A.M. Best Company, Inc. in the Excellent category (and in this regard, we note that A.M. Best has confirmed our “A” rating subsequent to the announcement of the merger);

•	changes in the interest rate environment;

•	changes in accounting principles, policies or guidelines;

•	changes in regulatory positions, expectations, and requirements for insurance companies generally or for Eastern or ProAssurance specifically;

•	legislative or regulatory changes;

•	changes in general economic conditions or conditions in securities markets or the insurance industry;

•	the occurrence of certain events that have a material adverse effect on Eastern;

•	a materially adverse change in the financial condition of Eastern;

•	difficulties related to the completion of the merger;

•	the “risk factors’ and other factors referred to in Eastern’s reports filed with or furnished to the SEC; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting capital, operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document to which we refer you. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Eastern or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Eastern undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included in this proxy statement or referred to in this document, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this proxy statement.

The need for regulatory approval may delay the date of completion of the merger or may diminish the benefits of the merger.

ProAssurance is required to obtain approval of the merger from the Pennsylvania Insurance Department. Satisfying any requirements of the Pennsylvania Insurance Department may delay the date of completion of the merger. In addition, conditions to the approval of the merger imposed by the Pennsylvania Insurance Department may diminish the benefits of the merger to ProAssurance. A condition of ProAssurance’s obligation to close is that the permits, authorizations, consents, and approvals from these insurance regulators may be subject only to:

•	Conditions that are not materially burdensome to ProAssurance;

•	conditions that do not impose terms that would not individually or in the aggregate, have a material adverse effect with respect to Eastern or ProAssurance; and

•	conditions that would not materially impair the value of Eastern to ProAssurance.

See “The Merger Agreement—Conditions to the Merger.”

Directors and executive officers of Eastern have interests in the merger that are different from, or in addition to, the interests of Eastern shareholders.

Eastern’s executive officers and directors have economic interests in the merger that are different from, or in addition to, their interests as Eastern shareholders. These interests include rights of executive officers under the severance and retention agreements that they entered into with ProAssurance that become effective on the effective date of the merger, the termination of the ESOP and the distribution of account balances to the ESOP participants, including officers of Eastern, and rights of directors and officers to continued indemnification and insurance coverage by ProAssurance after the merger for acts or omissions occurring before the merger. Eastern’s directors and executive officers will also receive payment for all of their outstanding vested and unvested options and restricted stock awards. See “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The merger may distract management from their other responsibilities.

The merger could cause the management of Eastern to focus their time and energy on matters relating to the merger that would otherwise be directed to the business and operations of Eastern. Any such distraction on the part of Eastern’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Eastern if the merger is not consummated.

If the merger is not completed, Eastern will have incurred substantial expenses without its shareholders realizing the expected benefits.

Eastern has incurred substantial expenses in connection with the transactions described in this proxy statement. If the merger is not completed, Eastern expects to incur approximately $1,000,000 in merger-related expenses, exclusive of any termination fee. These expenses may have an adverse impact on the earnings of Eastern. No assurance can be given that the merger will be completed.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Eastern.

Until completion or termination of the merger, Eastern is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than ProAssurance. In addition, Eastern has agreed to pay ProAssurance a termination fee equal to 4.0% of the merger consideration and to reimburse ProAssurance for its out-of-pocket expenses under certain specified circumstances. See “Merger Agreement—Termination Fee.” These provisions could discourage other companies from trying to acquire Eastern even though those other companies might be willing to offer greater value to Eastern’s shareholders than ProAssurance has agreed to pay in the merger. Absent the successful completion of a business combination with another company, the payment of the termination fee would have a material adverse effect on the financial condition of Eastern.

A downgrade of our financial strength rating by A.M. Best Company, Inc. could permit ProAssurance to elect not to complete the merger.

On September 24, 2013, A.M. Best Company, Inc., or A.M. Best, commented that the financial strength rating of A (Excellent) for Eastern remained unchanged following the announcement of the merger agreement.

A downgrade of our rating may permit ProAssurance to elect not to close under the merger agreement, unless such downgrade directly resulted from the announcement of the merger. See “The Merger Agreement—Conditions to Closing.”

THE SPECIAL MEETING

Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on November     , 2013, starting at                  , local time, at Eastern’s corporate offices, 25 Race Avenue, Lancaster, Pennsylvania or at any postponement or adjournment of the special meeting. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about October     , 2013.

Matters to be Considered

At the special meeting, our shareholders will be asked to consider and vote upon the following proposals:

•	approval of the merger and adoption of the merger agreement; and

•	approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Eastern common stock as of the close of business on October     , 2013, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were                  shares of our common stock outstanding and entitled to vote.

The holders of a majority of the outstanding shares of our common stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of common stock held in treasury by Eastern or owned by any of our subsidiaries for their own account are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the Eastern common stock voted at the special meeting, provided that a quorum exists. The affirmative vote of a majority of the shares of Eastern common stock voted at the special meeting is required to adjourn or postpone the meeting. Each outstanding share of Eastern common stock on the record date entitles the holder to one vote on each proposal considered at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. New York Stock Exchange and NASDAQ member brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the merger agreement. Shares of Eastern common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, which are shares of Eastern common stock for which proxies have been returned by a broker indicating that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

We currently expect that all of our executive officers and directors will vote all of their shares of common stock “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies. As of October 1, 2013, directors and executive officers of Eastern owned a total of 1,384,218 shares, representing approximately 17.5% of the shares entitled to vote on the merger.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card or by such other method, your shares of Eastern common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any postponement or adjournment of the special meeting to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must do one of the following: advise our Corporate Secretary in writing prior to the voting of the proxy; submit, by telephone, the Internet or mail, a proxy dated after the date of the proxy you wish to revoke; or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraph above do not apply, and instead you must follow the directions provided by your broker, bank or other nominee to change those instructions.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603

Attention: Scott C. Penwell, Corporate Secretary

Eastern does not expect that any matter other than the adoption of the merger agreement and adjournment, if necessary, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their judgment.

Attending the Meeting

Eastern shareholders who plan to attend the special meeting and wish to vote in person will be given a ballot at the special meeting. If you hold your shares of Eastern common stock in street name and you want to vote those shares in person at the Eastern special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting via the Internet or by Telephone

Shareholders of record and many shareholders who hold their shares through a broker, bank or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in “street name.” If your shares are held in “street name,” you should check the voting instruction card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Eastern shareholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www. .com and following the instructions; or

•	by telephone by calling, toll-free, 1- on a touch-tone phone and following the recorded instructions.

Solicitation of Proxies

Eastern will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Eastern may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Eastern will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Additional Information

If you have more questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement or the enclosed proxy card, you should contact Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, by phone at (855) 533-3444 or by email at kshook@eains.com. If your broker holds your shares, you should also call your broker for additional information.

THE PARTIES TO THE MERGER

Eastern Insurance Holdings, Inc.

Eastern is an insurance holding company owning, directly and indirectly, all of the outstanding shares of three insurance companies and certain non-insurance subsidiaries. Our insurance companies, Eastern Alliance Insurance Company, Allied Eastern Indemnity Company, and Eastern Advantage Assurance Company are licensed collectively in 30 states, but are currently focused on underwriting property and casualty insurance in Pennsylvania, Indiana, North Carolina, Virginia, Maryland, South Carolina, Delaware, New Jersey, Tennessee, Michigan, and Kentucky with a recent expansion into the Gulf South states. At June 30, 2013, Eastern had $407.3 million in assets and total shareholders’ equity of $140.8 million. For the six months ended June 30, 2013, Eastern had total revenues of $91.5 million.

Collectively, Eastern’s insurance companies have been assigned a group rating of “A” (Excellent) by A.M. Best. Eastern’s insurance companies have been assigned that rating for the past 4 years. An “A” rating is the third highest rating of A.M. Best’s 16 possible rating categories. Upon the announcement of the merger, A.M. Best affirmed the “A” rating.

Eastern Alliance Insurance Company (“Eastern Alliance”), Allied Eastern Indemnity Company (“Allied Eastern”), and Eastern Advantage Assurance Company (“Eastern Advantage”) are Pennsylvania insurance companies. Employers Alliance, Inc. is a wholly owned subsidiary of Eastern that offers claims administration and risk management services to self-insured property/casualty customers. Eastern Re Ltd., SPC (“Eastern Re”) is a segregated portfolio cell reinsurance company domiciled in the Cayman Islands.

Eastern Alliance, Allied Eastern, and Eastern Advantage offer workers’ compensation insurance coverage to employers, generally with 1,000 employees or less, primarily in the Mid-Atlantic, Southeast, and Midwest regions of the continental United States. During 2012, Eastern expanded into the Gulf South region, with a primary focus in the states of Mississippi, Alabama, Arkansas and Louisiana. Eastern’s workers’ compensation products include guaranteed cost policies, policyholder dividend policies, retrospectively-rated policies, deductible policies, and alternative market programs. Through Eastern Re, its Cayman Islands subsidiary, Eastern offers alternative market workers’ compensation solutions to individual companies, groups, and associations through the creation of segregated portfolio cells. The segregated portfolio cells are segregated pools of assets and liabilities that function as insurance companies within an insurance company.

Eastern Insurance Holdings, Inc. is incorporated in the Commonwealth of Pennsylvania with its principal executive offices at 25 Race Avenue, Lancaster, Pennsylvania 17603, and its telephone number is (855) 533-3444.

For more information on Eastern, see “Where You Can Find Additional Information” on page     .

ProAssurance Corporation

ProAssurance is a Delaware insurance holding company for property and casualty insurance companies focused on professional and product liability insurance. At June 30, 2013, ProAssurance had assets of $5.1 billion and total shareholders’ equity of $2.3 billion. For the six months ended June 30, 2013, ProAssurance had total revenues of $365.8 million.

For the six months ended June 30, 2013, ProAssurance’s professional liability insurance business accounted for approximately 96% of its net premiums earned. ProAssurance’s common stock is traded on the New York Stock Exchange under the symbol “PRA.”

Its principal executive offices are located at 100 Brookwood Place, Birmingham, Alabama 35209, and its telephone number is (205) 877-4400.

PA Merger Company

PA Merger Company, or Acquisition Corp., is a Pennsylvania corporation and a wholly owned subsidiary of ProAssurance. Acquisition Corp.’s principal executive offices are located at c/o ProAssurance Corporation, 100 Brookwood Place, Birmingham, Alabama 35209, and its telephone number is (205) 877-4400. Acquisition Corp. was organized solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Acquisition Corp. will merge with and into Eastern. Eastern will survive the merger as a wholly owned subsidiary of ProAssurance, and Acquisition Corp. will cease to exist at the effective time of the merger.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully because it is the legal document that governs the terms and conditions of the merger.

Introduction

We are seeking approval of the merger agreement among ProAssurance, Acquisition Corp. and Eastern. If the merger is completed, Acquisition Corp. will be merged with and into Eastern and Eastern will continue as the surviving corporation and a wholly owned subsidiary of ProAssurance. In addition, if the merger is completed, Eastern will cease to be a publicly held company. In connection with the merger, each outstanding share of our common stock will be canceled and converted into the right to receive $24.50 in cash per share, without interest and less any required withholding taxes. You will not own any shares of capital stock of the surviving corporation.

Background of the Merger

Since Eastern became a public company in 2006, our board of directors and our senior management regularly reviewed and assessed opportunities to achieve our long-term strategic goals and to increase shareholder value. The strategy that evolved for Eastern consisted of:

•	expanding the workers’ compensation line of business through acquisition and geographic diversification, and

•	disposing of other lines of business in order to permit increased focus on the workers’ compensation segment where management has demonstrated expertise.

The board of directors also believed that transforming Eastern into a “pure play” workers’ compensation company made it more understandable to investors and more attractive to potential buyers of the Company.

Examples of this strategy include:

•	The 2008 acquisition of Employers Security Holding Company, an Indiana mono-line workers’ compensation company that operated primarily in Indiana until merged with Eastern Alliance Insurance Company on September 19, 2013;

•	The geographic expansion of Eastern’s workers’ compensation market from a three state market to the present 30 state market;

•	The 2010 disposition of Eastern Life and Health Insurance Company, which permitted Eastern to exit the ancillary benefits market; and

•	The 2008 cessation of its underground storage tank reinsurance line of business coupled with the 2010 loss portfolio transfer of all of this business that related to policies issued after 1999 to a new wholly owned subsidiary that was subsequently sold.

Once we had disposed of substantially all lines of business other than our workers’ compensation line, the level of interest in the Company from potential buyers increased as expected. The Company periodically evaluated inorganic opportunities, including the possible sale of the Company and bolt on acquisitions. Due to the deep recession that began in 2008 and the slow recovery from that recession, however, the board believed that a sale of the Company was not likely to occur until 2014 or later.

One company with whom management had informal discussions during 2012 was ProAssurance, which resulted in an initial meeting at the Philadelphia airport on July 13, 2012, between Michael Boguski,

President and Chief Executive Officer of Eastern, and Kevin Shook, Executive Vice President, Treasurer and Chief Financial Officer of Eastern, and Howard Friedman, Senior Vice President and Chief Underwriting Officer, Victor Adamo, Vice Chairman (now retired), and Jeffrey Bowlby, Senior Vice President and Chief Marketing Officer, of ProAssurance. At this initial meeting, the executives from both companies presented their company histories, their financial performance and strategic plans. There was mutual interest in further discussions as a result of this initial meeting, and a subsequent meeting was held on September 27, 2012, at ProAssurance’s headquarters in Birmingham, Alabama which included Messrs. Boguski and Shook from Eastern and from ProAssurance, Messrs. Friedman, Adamo and Bowlby, who attended the July 13, 2012 meeting, together with W. Stancil Starnes, Chairman and CEO, Edward L. Rand, Jr., Senior Vice President and Chief Financial Officer, Frank O’Neil, Senior Vice President, Corporate Communications and Investor Relations, and Jeffrey P. Lisenby, General Counsel.

During October and December of 2012, Messrs. Boguski and Shook had conference calls with Howard Friedman of ProAssurance and provided Mr. Friedman with additional information relating to Eastern and its business.

On April 3, 2013, the board received a presentation from Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm specializing in the financial services industry (“KBW”). The presentation provided a general update on the current market for mergers and acquisitions, an overview of ProAssurance and some preliminary valuation analysis of Eastern.

On April 17, 2013, Eastern and ProAssurance entered into a nondisclosure agreement. Upon execution of the nondisclosure agreement, Mr. Shook provided further information relating to Eastern to representatives of ProAssurance.

On May 22, 2013, representatives of Eastern met with representatives of ProAssurance at ProAssurance’s headquarters in Birmingham, Alabama to discuss the possible terms of an acquisition of Eastern by ProAssurance. ProAssurance indicated that it would prefer to make an offer consisting of part cash and part stock. Messrs. Boguski and Shook informed ProAssurance that Eastern’s board of directors had a strong preference for an all cash transaction.

The parties agreed during this time frame that the general counsel for ProAssurance and Eastern’s external counsel, Stevens & Lee, should have a preliminary discussion regarding various provisions of Pennsylvania corporate law regarding mergers and other matters. That discussion occurred in late May 2013.

In addition, as discussions progressed, Mr. Shook continued to provide ProAssurance with additional information relating to Eastern and its business.

On May 29, 2013, Eastern’s board participated in a teleconference during which Messrs. Boguski and Shook briefed the board on the status of the discussions with ProAssurance. The board directed Messrs. Boguski and Shook to continue discussions with ProAssurance.

Further discussions between Mr. Shook and Mr. Friedman continued during June 2013. On June 12, 2013, Eastern’s board participated in a teleconference during which Messrs. Boguski and Shook briefed the board on the status of the discussions with ProAssurance. Mr. Boguski reported that ProAssurance had offered to acquire Eastern in an all cash transaction for a price of $23.50 per share and had requested a 5% breakup fee in the event Eastern accepted a competing offer after the execution of a definitive merger agreement. In addition, other terms of the ProAssurance offer included that Eastern will maintain its corporate office in Lancaster, Pennsylvania and its existing regional and satellite offices, existing Eastern agency relationships would be maintained, there would be no planned reduction in jobs, and Eastern will operate autonomously under the Eastern Alliance Insurance Group brand. The board instructed Mr. Boguski and Mr. Shook to advise

ProAssurance that $23.50 per share was not reflective of the Company’s value and that a higher price would be required for negotiations to continue. The board also requested that the breakup fee be reduced.

Discussions among Eastern’s management and ProAssurance’s management continued during the remaining weeks of June, and on July 1, 2013, Eastern’s board participated in a teleconference during which Mr. Boguski reported that ProAssurance had increased its offer to $24.50 per share and reduced its breakup fee to 4% plus reimbursement of any out-of-pocket expenses up to $1.0 million in the event Eastern accepted another offer after entering into a definitive agreement with ProAssurance. The board determined that the ProAssurance offer was acceptable and instructed management to engage KBW as its financial advisor to contact other potential parties with regard to an acquisition of Eastern and to provide an opinion as to the fairness of the ProAssurance offer from a financial point of view, provided that management could negotiate an acceptable fee with KBW.

On July 10, 2013, ProAssurance provided Eastern with a draft of a letter of intent setting forth the financial terms of an all-cash merger between Eastern and ProAssurance. On July 12, 2013, Eastern’s board participated in teleconference to discuss the proposed letter of intent submitted by ProAssurance. At the board’s direction, Mr. Shook, with the assistance of Eastern’s counsel, provided ProAssurance with proposed revisions to the letter of intent. ProAssurance provided Eastern with a revised letter of intent on July 12, 2013. At the board’s direction, on July 12, 2013, Eastern executed the revised letter of intent with ProAssurance.

The letter of intent provided that Eastern could terminate the letter of intent for any reason prior to 5:00 p.m. Eastern Time on August 1, 2013. In consideration of ProAssurance continuing to expend resources toward completion of the transaction, Eastern agreed that if Eastern received a proposal from any person other than ProAssurance prior to August 1, 2013 relating to an acquisition of Eastern that Eastern elected to pursue, Eastern would reimburse ProAssurance for its expenses in the fixed amount of $400,000. In addition, the letter of intent provided that if Eastern did not terminate the letter of intent prior to 5:00 p.m. Eastern Time on August 1, 2013, then for 90 days thereafter Eastern would not solicit or enter into any discussion with any person other than ProAssurance relating to any acquisition proposal or furnish to any person other than ProAssurance any information relating to an acquisition proposal.

Also at the July 12, 2013 teleconference meeting, the Eastern board approved the engagement of KBW and directed it to identify other insurance companies that would be able to enter into an all-cash merger with Eastern and to solicit proposals from any interested insurance companies.

KBW identified 12 potential alternative merger candidates and began contacting the potential buyers on July 15, 2013, on a confidential basis. Eight potential alternative buyers entered into nondisclosure agreements and were provided with confidential information on Eastern, including financial projections, actuarial reports, rating agency presentations and board presentations. Each of the candidates was invited to submit written proposals by noon Eastern Time on July 30, 2013. Only two candidates submitted proposals. Each bid was expressed as a 1.4x multiple of tangible book value net of certain transaction expenses. Based upon the specifics of each bid, KBW determined that Party A’s bid was an implied value of $22.58 per share, and Party B’s bid was an implied value of $22.33 per share. Each of the proposals provided for an all-cash merger and indicated that obtaining financing would not be necessary in connection with the transaction, but that further due diligence would be necessary.

On July 31, 2013, Eastern’s board met to discuss the two alternative proposals submitted by the other bidders and the terms of the letter of intent with ProAssurance. Based on the superior terms of the ProAssurance offer, the board directed management to notify ProAssurance of Eastern’s intent to move forward with ProAssurance on an exclusive basis for 90 days from August 1, 2013 as provided in the letter of intent.

On July 24, 2013, Burr & Forman LLP, which we refer to as Burr & Forman, delivered a first draft of the merger agreement to Eastern and its counsel, Stevens & Lee, P.C. On August 7, 2013, Stevens & Lee

provided ProAssurance and Burr & Forman with a revised draft of the merger agreement reflecting Eastern’s comments based on discussions held among Eastern, Stevens & Lee and KBW. On August 14, 2014, Burr & Forman delivered a revised draft of the merger agreement in response to Eastern’s comments.

From the initial delivery of the merger agreement through September 20, 2013, Stevens & Lee and Burr & Forman exchanged multiple drafts of the merger agreement and the retention and severance agreements for six key members of Eastern management. Counsel for the parties conducted a comprehensive negotiation of the terms of the merger agreement, including the exchange of additional drafts of the merger agreement. The areas of focus included Eastern’s ability to pay dividends prior to the merger, the definition of “material adverse effect”, representations regarding Eastern’s loss reserves, the treatment of existing employment agreements entered into between Eastern and certain executive officers, and the circumstances in which the termination fee would be paid. Throughout the course of such negotiations, Stevens & Lee had several conversations with management regarding the developments and progress of the negotiations, and received input from management regarding the issues emerging from such negotiations.

In addition, after consultation with ProAssurance, Eastern elected to initiate the merger of its Indiana subsidiary, Employers Security Insurance Company, into its Pennsylvania subsidiary, Eastern Alliance Insurance Company. Eastern had long contemplated this merger for cost saving reasons. The advent of the transaction with ProAssurance provided additional impetus for this consolidation because completing this merger in advance of the execution of the merger agreement would eliminate the need for ProAssurance to obtain an additional regulatory approval from the state of Indiana. This merger was completed on September 19, 2013.

On September 23, 2013, the board of directors of ProAssurance approved the merger agreement and the board of directors of Eastern held a special meeting to review the final draft of the merger agreement. Stevens & Lee reviewed the provisions of the merger agreement in detail with the board of directors and advised the board of directors regarding its fiduciary duty. KBW reviewed its financial analysis of the merger consideration and delivered its opinion that, as of that date and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the $24.50 per share merger consideration to be received by the holders of Eastern’s common stock was fair, from a financial point of view, to such holders. The parties exchanged signature pages for the merger agreement after the market closed on September 23, 2013.

On September 24, 2013, before the opening of the markets, Eastern and ProAssurance issued a joint press release announcing the execution of the merger agreement. In addition, the six key executives of Eastern executed their respective retention and severance agreements.

Reasons for the Merger

In evaluating the merger agreement and the merger, the board of directors consulted with our senior management team, Stevens & Lee and KBW and considered a number of factors weighing in favor of the merger, including, among others, the material factors set forth below.

•	Eastern’s business and prospects. The board of directors believes that the merger is in the best interests of Eastern and is a more attractive option for Eastern and Eastern’s shareholders than any other reasonably available option, including continuing to operate Eastern on an independent, stand-alone basis. In making this determination, the board of directors considered, on a historical and prospective basis, Eastern’s business, financial condition, results of operations and book value, including, among other things, trends in the workers’ compensation insurance industry, underwriting performance and return on equity. The board of directors also considered the market price and volatility of, and trading information with respect to, Eastern’s common stock.

•	Eastern’s challenges as a smaller independent company. The board of directors also considered the risks and benefits associated with Eastern’s efforts and plans to conduct its business as an independent, stand-alone company as compared to the risks and benefits associated with the merger. The board considered that operating as a relatively small, stand-alone public company, Eastern faces continuing, and sometimes conflicting, pressures from customers, agents, competitors, regulatory agencies, financial analysts and independent rating agencies.

•	The opinion of our financial advisor. The board of directors considered the opinion of KBW, dated September 23, 2013, to Eastern’s board of directors as to the fairness, from a financial point of view, of the$24.50 per share merger consideration to be received by holders of Eastern’s common stock pursuant to the merger, as more fully described below in the section entitled “—Opinion of Keefe, Bruyette & Woods, Inc.” beginning on page .

•	The compelling nature of the merger consideration. The board of directors considered that the merger consideration represented a premium of 16.2% to the closing price of Eastern’s common stock on September 20, 2013, the last trading day prior to the approval of the merger agreement, a 19.4% premium to the 30-day weighted average closing price of Eastern’s common stock for the period ended on September 20, 2013, and 152% of Eastern’s tangible book value of $15.81 per share as of June 30, 2013. The board of directors also considered the fact that the merger consideration will be paid entirely in cash, which will provide liquidity and certainty of value to Eastern’s shareholders and will not require the approval of ProAssurance’s shareholders.

•	The low likelihood that a third party would propose an acquisition at a higher price. The board of directors discussed third parties most likely to be interested in acquiring Eastern, including parties that had made non-binding acquisition proposals in the past and those companies that had been provided an opportunity to make a proposal during the market check process and concluded that the likelihood that any of such parties would make an all-cash offer on better terms than those offered by ProAssurance was low.

•	The ability of the board of directors to change its recommendation and terminate the merger agreement and that the termination fee and other deal protection measures were not preclusive. The board of directors considered the fact that the merger agreement allows Eastern to respond to unsolicited takeover proposals, to change or withdraw its recommendation to Eastern’s shareholders with respect to the adoption of the merger agreement, and to terminate the merger agreement to enter into an alternative agreement relating to a superior proposal, subject, in certain situations, to the payment to ProAssurance of a termination fee equal to 4% of the transaction value plus up to $1 million in expenses incurred by ProAssurance. The board of directors considered the provisions in the merger agreement, and determined in its reasonable judgment that such provisions would not preclude other interested third parties from submitting a competing offer for Eastern. In particular, the board of directors considered the size of the termination fee and determined that, at approximately 4.0% of the equity value of the transaction, it was reasonable in light of the benefits of the merger and would not, in the board of directors’ reasonable judgment, preclude other interested third parties from making a competing offer for Eastern.

•	The high likelihood that the transaction with ProAssurance will be completed. The board of directors considered ProAssurance’s financial condition and the relatively limited conditions to the closing of the merger, including the fact that the merger agreement does not contain any financing contingency, and determined that, in its judgment and assuming adoption of the merger agreement by Eastern’s shareholders, there is a high likelihood that the proposed transaction with ProAssurance will be completed.

•	Shareholder approval. The board of directors considered the fact that the merger is subject to the approval of Eastern’s shareholders, who therefore have the option to reject the merger by voting against the proposal to adopt the merger agreement as described in this proxy statement.

•	The reputation and business practices of ProAssurance. The board of directors recognized that relative to other potential purchasers of Eastern, ProAssurance has a corporate culture and business practices similar to those of Eastern, which will make a successful merger and business transition more likely.

•	ProAssurance’s intention to retain existing Eastern management and offer them severance and retention agreements. The board of directors considered it a very important fact that Eastern’s senior management would continue to operate Eastern as an autonomous subsidiary of ProAssurance under the severance and retention agreements offered by ProAssurance, and Eastern’s management and would be empowered to further execute its existing strategy.

•	ProAssurance’s intention to maintain Eastern’s current headquarters in Lancaster, Pennsylvania. The board noted that our headquarters would remain in Lancaster, Pennsylvania and we will be permitted to maintain our commitment to the Central Pennsylvania business community.

•	ProAssurance’s intentions for the employees of Eastern and its subsidiaries. Prior to approving the merger agreement, ProAssurance communicated its intention to keep Eastern’s business locations operational and preserve the jobs of Eastern’s employees following the merger, subject to Eastern’s usual practices with respect to hiring and firing employees. The board of directors believed potential continued employment will reduce disruption among our employees and our agents who have developed relationships with our employees.

•	The terms of the merger agreement. Stevens & Lee reviewed the merger agreement with the board in detail, and the board of directors considered all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the structure of the termination rights to be fair and reasonable.

•	Illiquid market for Eastern stock. The board considered the lack of liquidity for Eastern’s stock and the effect of such lack of liquidity on the ability of large Eastern shareholders to sell their shares without negatively affecting the price for such shares.

•	Ability to maintain operating margins in the future. Although Eastern has consistently achieved a relatively low combined ratio, the board of directors also considered the uncertainty of the Company’s ability to continue to achieve such results in the future and the effect of any increase in the Company’s combined ratio on possible future earnings and stock price.

•	Uncertain regulatory environment. Eastern operates in a highly regulated business, and the board of directors considered the risk that changes in the laws and regulations applicable to the Company, including regulatory capital requirements, could negatively affect Eastern’s operating results and return on equity.

The board of directors also considered, among others, the following potentially negative factors in determining whether to approve the merger agreement.

•	The interests of certain individuals in the merger. The board of directors considered that Eastern’s officers and directors have interests in the merger that are different from, or in addition to, the interests of Eastern’s shareholders, including the vesting and/or cash-out of all restricted stock and options to purchase common stock held by Eastern’s directors and officers, the termination of the ESOP and the distribution of account balances to participants in the ESOP, including Eastern’s officers, the severance and retention agreements to be entered into by Eastern’s executive officers, and the interests of Eastern’s directors and officers in being entitled to continued indemnification and insurance coverage from ProAssurance under the merger agreement.

•

No solicitation, termination fee and expense reimbursement provisions. The board of directors considered the restrictions contained in the merger agreement on Eastern’s ability to solicit competing proposals from third parties, the absence of a “go shop” provision in the merger agreement that would have permitted Eastern to solicit takeover proposals from third parties for a period of time after the execution of the merger agreement and the possibility that the 4.0% termination fee and requirement to reimburse ProAssurance’s expenses may discourage an interested third party from submitting a competing, higher proposal to acquire Eastern.

•	The risk that the merger will be delayed or will not be completed. The board of directors considered the risk that the merger will be delayed or will not be completed, including the risk that the affirmative vote of Eastern’s shareholders or the required regulatory approvals may not be obtained, as well as the potential loss of value to Eastern’s shareholders and the potential negative impact on the operations and prospects of Eastern if the merger were delayed or were not completed for any reason.

•	The significant costs involved. The board of directors considered the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to Eastern’s day-to-day operations during the pendency of the merger. If the merger is not consummated, Eastern may be required to bear such costs and expenses.

•	The potential impact of the announcement of the merger agreement. The board of directors considered the risk that the pendency of the merger could adversely affect the relationship of Eastern and its subsidiaries with their respective employees, agents, policyholders, rating agencies and others with whom they have business dealings.

•	The interests of Eastern’s shareholders in the future of Eastern. The board of directors considered the fact that, following the merger, Eastern’s shareholders will cease to participate in any possible future earnings growth of Eastern or benefit from any future increase in Eastern’s value.

The above discussion of the information and factors considered by the board of directors includes the principal information and factors, both positive and negative, considered by the board of directors in its evaluation of the merger agreement and the merger. The above discussion is not intended to be exhaustive and may not include all of the information and factors considered by the board of directors. After considering the above factors, the board of directors concluded that, in the aggregate, the positive factors relating to the merger agreement and merger significantly outweighed the potential negative factors, and therefore was in the best interests of Eastern and fair to its shareholders.

In view of the variety of factors considered in connection with its evaluation, and the complexity of these matters, the board of directors did not quantify or assign relative or specific weights to the factors considered in reaching its conclusion, nor did it consider it practical to do so. Rather, the board of directors made its recommendation based on the totality of the information presented to and considered by it and the investigations it conducted, with no particular factor being determinative. In addition, individual directors may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page      of this proxy statement.

Recommendation of Our Board of Directors

After careful consideration, our board of directors:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Eastern;

•	has determined that the merger consideration to be paid to Eastern’s shareholders is fair, from a financial point of view, to its shareholders;

•	has approved the merger agreement; and

•	unanimously recommends that Eastern’s shareholders vote “FOR” the adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc.

Pursuant to an engagement letter dated July 12, 2013, Eastern retained Keefe, Bruyette & Woods, Inc. (“KBW”) to act as Eastern’s financial advisor in connection with a potential sale of the Company. KBW is a nationally recognized investment banking firm which is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions. Eastern hired KBW on the basis of KBW’s qualifications, experience in transactions similar to the merger and its reputation in the investment community.

At a meeting of Eastern’s board of directors held on September 23, 2013, KBW reviewed the financial aspects of the proposed merger and rendered an oral opinion (subsequently confirmed in writing on the same date) to Eastern’s board of directors that, as of such date, and based upon and subject to factors, qualifications, limitations and assumptions set forth therein, the merger consideration payable to the holders of Eastern’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of KBW’s written opinion, dated September 23, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified by reference to the full text of the opinion. Eastern’s stockholders are urged to read KBW’s opinion carefully in its entirety.

The KBW opinion is subject to the assumptions and conditions contained in its opinion and is necessarily based on economic, market and other conditions as in effect on, and the information made available to KBW as of, the date of its opinion. KBW’s opinion speaks only as of the date thereof. Subsequent developments may affect KBW’s opinion, and KBW does not have any obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of KBW’s opinion.

The opinion was directed to Eastern’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger and does not constitute a recommendation to the shareholders of Eastern as to how to vote in connection with the proposed merger or any other matter. KBW’s opinion is not an expression of an opinion as to the prices, trading range or volume at which the securities of Eastern would trade after announcement of the proposed merger. The opinion addresses only the fairness, from a financial point of view, of the transaction consideration to be paid to the holders of Eastern’s common stock pursuant to the merger agreement. It does not address the underlying business decision of Eastern to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that have been or may be available to Eastern. KBW’s opinion does not express any opinion about the fairness of the amount or nature of the compensation to any of Eastern’s officers, directors or employees, or any class of persons, relative to the consideration paid in respect of the merger or otherwise. KBW’s opinion does not express any opinion as to the treatment of, the effect of the merger on, or the fairness of the consideration to be received by, holders of any class of securities of Eastern other than the Eastern common stock, or any class of securities of any other party to any transaction contemplated by the merger agreement. In addition, the opinion did not address any legal, regulatory, accounting, tax or similar matters relating to Eastern, ProAssurance, their respective shareholders, or relating to or arising out of or as a consequence of the merger.

In connection with rendering its opinion, KBW:

•	reviewed a draft, dated September 23, 2013, of the merger agreement (the latest draft made available to KBW);

•	reviewed the Annual Reports on Form 10-K for the three years ended December 31, 2012 of Eastern;

•	reviewed certain interim reports to shareholders and quarterly reports of Eastern, including the Quarterly Reports on Form 10-Q of Eastern for the three months ended March 31, 2013 and June 30, 2013;

•	reviewed the historical and current financial position and results of operations of Eastern;

•	reviewed the assets and liabilities of Eastern;

•	reviewed the nature and terms of certain other merger transactions and business combinations in the insurance industry;

•	compared certain financial and stock market information for Eastern with similar information for certain other companies the securities of which are publicly traded;

•	reviewed financial and operating forecasts and projections prepared by and provided to KBW by management of Eastern and approved for KBW’s use by Eastern;

•	held discussions with Eastern’s management regarding certain aspects of the merger, past and current business operations of Eastern, regulatory relations, the financial condition and future prospects of Eastern and certain other matters KBW deemed relevant in determining its opinion; and

•	performed such other studies and analyses as KBW deemed appropriate for the purposes of determining its opinion.

KBW also took into account its assessment of general economic, market and financial conditions, its experience in other transactions, as well as its experience in securities valuation and knowledge of the insurance industry generally.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification, accuracy or completeness. With respect to the financial and operating forecasts provided to KBW, KBW was advised by Eastern, and assumed, that they were reasonably prepared and reflected the best currently available estimates and judgments of Eastern’s management as to the expected future financial performance of Eastern. KBW relied on projected information without independent verification or analysis. KBW is not an expert in the valuation of reserves for loss and loss adjustment expenses, and did not make an independent valuation or analysis of the adequacy of the loss reserves of Eastern. Accordingly, KBW expressed no opinion as to the adequacy of the reserves for loss and loss adjustment expenses of Eastern. KBW assumed, with Eastern’s consent, that the aggregate reserves for loss and loss adjustment expenses of Eastern were adequate, as of the date of KBW’s opinion, to cover such losses and loss adjustment expenses. KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Eastern, the collateral securing any of such assets or liabilities, or the collectability of such assets. KBW did not evaluate the solvency or fair value of Eastern under any state or federal laws, including those relating to bankruptcy, insolvency or other matters.

In rendering its opinion, KBW also assumed, in all material respects:

•	that the merger will be consummated substantially in accordance with the terms of the draft merger agreement provided to KBW with no additional payments or adjustments to the consideration set forth therein;

•	that in the course of obtaining the necessary regulatory, contractual or other consents or approvals for the merger, no restrictions, termination or other payments or amendments or modifications will be imposed that would have a material adverse effect on the future results of operations and financial condition of the combined entity or the contemplated benefits of the merger;

•	that the final terms of the merger agreement did not vary materially from those set forth in the latest draft reviewed by KBW, dated September 23, 2013;

•	that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	that each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval;

•	that all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•	that Eastern has relied upon the advice of its counsel, independent accountants and other advisors as to all legal, financial reporting, tax, accounting and regulatory matters.

As discussed above, KBW’s opinion does not address the relative merits of the merger as compared to any alternative transaction that might exist for Eastern or the effect of any other transaction in which Eastern might engage. The type and amount of consideration payable in the merger were determined through negotiations between Eastern and ProAssurance and were approved by the Eastern board of directors. KBW did not recommend to Eastern or the Eastern board of directors that any specific amount of consideration be received by the stockholders of Eastern in connection with the merger. The decision to enter into the merger agreement was solely that of Eastern’s board of directors.

KBW performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In addition, KBW’s opinion was among several factors taken into consideration by Eastern’s board of directors in making its determination to adopt and approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of Eastern’s board of directors with respect to the fairness of the merger consideration.

Summary of Financial Analyses Performed by KBW

The following is a summary of the material financial analyses presented by KBW to Eastern’s board of directors on September 23, 2013 in connection with rendering its fairness opinion. The following summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying KBW’s opinion and of the overall conclusion reached by KBW. In arriving at its opinion, KBW considered the results of its entire analysis and KBW did not attribute any particular weight to any analysis or factor that it considered. Rather, KBW made its determination as to fairness on the basis of its experience and professional judgment after considering the results of the entire analysis. The financial analyses summarized below include information presented in tabular format. KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

The tables alone do not constitute a complete description of the financial analyses. Where the text refers to “per share” in relation to Eastern, it should be read to mean per share of common stock of Eastern.

Summary of Proposal

KBW reviewed the financial terms of the proposed merger. Based on merger consideration of $24.50 per Eastern common share in cash and 9,007,015 diluted shares of Eastern common stock outstanding as of June 30, 2013, KBW calculated an aggregate equity transaction value of $220.7 million. Diluted shares outstanding of Eastern included the dilutive impact of stock options to purchase 1,096,188 shares of common stock of Eastern, which had a weighted average exercise price of $13.61.

Based on this transaction value, KBW calculated a number of ratios, including ratios of the closing stock price of Eastern as of September 20, 2013 (the last full trading day before Eastern delivered its opinion) and the merger consideration of $24.50 per common share of Eastern to (i) operating net earnings per Eastern share (on a fully diluted basis) for the twelve months ended June 30, 2013, which shows net earnings before realized gains and losses, (ii) estimated net earnings per Eastern share (on a fully diluted basis) for calendar years 2013 and 2014 based on consensus earnings published by a nationally recognized earnings consolidator as well as estimated net earnings per share (on a fully diluted basis) based on projections provided by Eastern, (iii) the book value per Eastern share as of June 30, 2013, calculated in accordance with U.S. generally accepted accounting principles, or GAAP, calculated both on a basic and diluted share outstanding basis, (iv) the book value per Eastern share as of June 30, 2013, calculated in accordance with GAAP but excluding accumulated other comprehensive income, or AOCI, in order to exclude unrealized gains and losses from the calculation of book value, with such book value calculated both on a basic and diluted share outstanding basis and (v) tangible book value per Eastern share as of June 30, 2013, calculated as GAAP shareholders’ equity less goodwill and less intangible assets tax effected at a tax rate of 35% as directed by Eastern to reflect the fact that Eastern’s intangible assets are tax deductible, with such book value calculated both on a basic and diluted share outstanding basis. KBW did not tax effect intangible assets in its calculation of tangible book value per share for the selected other companies included in the Selected Publicly Traded Companies Analysis and the Selected Precedent M&A Transactions Analysis below as it did not have sufficient information to evaluate whether the intangible assets for these companies were tax deductible for the companies in that analysis and, if so, at what tax rate.

This analysis resulted in the following ratios:

	Eastern Factor	Ratio based on 9/20/2013 Closing Price per Share	Ratio Based on Proposed Merger Consideration per Share

Price Per Common Share		$21.09	$24.50

Last Twelve Months Operating Earnings per Share as of June 30, 2013	$1.32	16.0x	18.5x

2013 Estimated Earnings per Share-Consensus Estimates	$1.50	14.1x	16.3x

2014 Estimated Earnings per Share-Consensus Estimates	$1.75	12.1x	14.0x

2013 Estimated Earnings per Share-Eastern Estimates	$1.83	11.5x	13.4x

2014 Estimated Earnings per Share-Eastern Estimates	$2.47	8.5x	9.9x

6/30/2013 GAAP Book Value per Share (Basic Shares Outstanding)	$17.80	1.18x	1.38x

6/30/2013 GAAP Book Value per Share (Diluted Shares Outstanding)	$17.29	1.22x	1.42x

6/30/2013 GAAP Book Value per Share (ex. AOCI) (Basic Shares Outstanding)	$17.60	1.20x	1.39x

6/30/2013 GAAP Book Value per Share (ex. AOCI) (Diluted Shares Outstanding)	$17.12	1.23x	1.43x

6/30/2013 GAAP Tangible Book Value per Share (Basic Shares Outstanding)	$16.11	1.31x	1.52x

6/30/2013 GAAP Tangible Book Value per Share (Diluted Shares Outstanding)	$15.81	1.33x	1.55x

Select Publicly Traded Companies Analysis

KBW used publicly available information to perform a comparison of selected financial and market trading information for Eastern with a selected group of insurance companies with market capitalizations between $100 million and $1 billion that underwrite specialty-market commercial lines of property-casualty risks that KBW deemed similar to those underwritten by Eastern’s subsidiaries. None of the selected publicly traded companies is identical or directly comparable to Eastern. The selected companies consisted of the following publicly-traded insurance companies or holding companies thereof:

•	AMERISAFE, Inc.

•	Baldwin & Lyons, Inc.

•	Employers Holdings, Inc.

•	Global Indemnity plc

•	Hallmark Financial Services, Inc.

•	Meadowbrook Insurance Group, Inc.

•	National Interstate Corporation

•	Navigators Group, Inc.

•	Tower Group International, Ltd.

In the analysis, based on publicly available information, KBW calculated for the group of companies ratios of closing stock prices as of September 20, 2013 to (i) book value per share as of June 30, 2013 (other than with respect to Tower Group International, Ltd. whose results were as of March 31, 2013 since the company had not, as of the date of KBW’s analysis, publicly filed its financial statements as of June 30, 2013), calculated in accordance with GAAP, with such book value calculated on a basic share outstanding basis, (ii) book value per share as of June 30, 2013 (other than with respect to Tower Group International, Ltd. whose results were as of March 31, 2013), calculated in accordance with GAAP but excluding AOCI, with such book value calculated on a basic share outstanding basis, (iii) tangible book value per share as of June 30, 2013 (other than with respect to Tower Group International, Ltd. whose results were as of March 31, 2013), calculated as GAAP shareholders’ equity less goodwill and less intangible assets, with such book value calculated on a basic share outstanding basis, and (iv) estimated net earnings per share (on a fully diluted basis) for calendar year 2013 and 2014 based on financial information taken from a nationally recognized earnings estimate consolidator for the selected companies.

KBW then compared these results to the ratios derived for Eastern for such metrics both based on the September 20, 2013 closing stock price of Eastern and the merger consideration of $24.50 per share of Eastern common stock. The results of this analysis are set forth in the following table:

Price per Share /
	6/30/2013 GAAP Book Value per Share (1)	6/30/2013 GAAP Book Value per Share (ex. AOCI) (1)	6/30/2013 GAAP Tangible Book Value per Share (1)	2013 Estimated Earnings per Share	2014 Estimated Earnings per Share

Eastern-Consensus Estimates (2)	1.18x	1.20x	1.31x	14.1x	12.1x
Eastern-Eastern Estimates (2)	1.18x	1.20x	1.31x	11.5x	8.5x
Merger Consideration-Consensus Estimates (3)	1.38x	1.39x	1.52x	16.3x	14.0x
Merger Consideration-Eastern Estimates (3)	1.38x	1.39x	1.52x	13.4x	9.9x

Selected Companies

Minimum	0.44x	0.47x	0.64x	8.9x	10.7x

Mean	1.00x	1.08x	1.11x	17.1x	17.9x

Median	0.95x	0.99x	1.02x	18.4x	17.3x

Maximum	1.67x	1.74x	1.68x	22.8x	23.5x

(1)	Calculations with respect to Tower Group International, Ltd. were as of March 31, 2013 since the company had not, as of the date of KBW’s analysis, publicly filed its financial statements as of June 30, 2013.
(2)	Based on the closing stock price on September 20, 2013.
(3)	Based on the merger consideration of $24.50 per Eastern Share.

Selected Precedent M&A Transactions Analysis

KBW reviewed publicly available information related to selected merger transactions announced from January 1, 2008 through September 20, 2013 with equity transaction values between $100 million and $1 billion involving target companies domiciled in the US or Bermuda that KBW deemed to have certain characteristics similar to those of Eastern. Each of the target companies in the selected transactions underwrote specialty-market commercial property-casualty risks KBW deemed similar to those underwritten by Eastern. However, neither the selected merger transactions nor the selected companies included in the selected transactions are directly comparable to the proposed merger or Eastern, respectively. The ten (10) merger transactions selected were:

Acquiror	Target

Fairfax Financial Holdings Limited	American Safety Insurance Holdings, Ltd.

Enstar Group Limited	SeaBright Holdings, Inc.

ACE Limited	Penn Millers Holding Corporation

The Doctors Company, An Interinsurance Exchange	FPIC Insurance Group, Inc.

United Fire Group, Inc.	Mercer Insurance Group, Inc.

Fairfax Financial Holdings Limited	First Mercury Financial Corporation

ProAssurance Corporation	American Physicians Service Group, Inc.

ProSight Specialty Insurance Holdings, Inc.	NYMAGIC, Inc.

The Doctors Company, An Interinsurance Exchange	American Physicians Capital Inc.

Old Republic International Corporation	PMA Capital Corporation

For each of the selected transactions, KBW derived the implied ratio, to the extent publicly disclosed, of the equity purchase price per share paid for the target company to the target company’s (i) book value per share as of the most recent quarter end prior to the transaction announcement, calculated in accordance with GAAP, with such book value calculated on a basic share outstanding basis, (ii) tangible book value per share as of the most recent quarter end prior to the transaction announcement, calculated as GAAP shareholders’ equity less goodwill and less intangible assets, with such book value calculated on a basic share outstanding basis and (iii) operating net income per share (on a fully diluted basis) for the 12 month period ending on the most recent quarter-end prior to the transaction announcement. KBW then compared these ratios to the ratio of the $24.50 per common Eastern share merger consideration to (i) the book value per Eastern share as of June 30, 2013, calculated in accordance with GAAP, with such book value calculated on a basic share outstanding basis, (ii) tangible book value per Eastern share as of June 30, 2013, calculated as GAAP shareholders’ equity less goodwill and less intangible assets tax effected at a tax rate of 35% as directed by Eastern, with such book value calculated on a basic share outstanding basis, and (iii) operating net income per Eastern share (on a fully diluted basis) for the 12 month period ending on June 30, 2013. The results of the analysis are set forth in the following table:

Equity Purchase Price per Share /
	Most Recent Quarter GAAP Book Value per Share	Most Recent Quarter GAAP Tangible Book Value per Share	Last Twelve Month Operating Net Income per Share

Merger Consideration	1.38x	1.52x	18.5x

Selected Transactions

Minimum	0.55x	0.59x	7.8x

Mean	1.06x	1.11x	11.0x

Median	1.00x	1.07x	10.9x

Maximum	1.70x	1.70x	14.1x

Discounted Cash Flow Analysis

KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Eastern could provide to equity holders through December 31, 2017 on a stand-alone basis. In performing this analysis, KBW used projected earnings estimates provided by Eastern for such period. The range of values was determined by adding (i) the present value of projected cash dividends per Eastern share from September 20, 2013 to December 31, 2017 and (ii) the present value of the terminal value per share of Eastern. The projected cash dividends per Eastern share were as follows:

3Q 2013	4Q 2013	2014	2015	2016	2017
$0.11	$0.11	$0.60	$0.70	$0.80	$0.90

In calculating the terminal value per share of Eastern, KBW applied (i) multiples ranging from 1.20 to 1.60 to Eastern’s estimated tangible book value per share as of December 31, 2017 on a diluted share outstanding basis and (ii) multiples ranging from 8.0 to 12.0 to Eastern’s estimated operating net earnings per Eastern share (on a fully diluted basis) for the twelve months ending December 31, 2017. KBW selected these ranges of multiples based on the professional judgment and experience, including considering the comparable multiples paid in the transactions identified above under the caption “Selected Precedent M&A Transactions Analysis.”

The dividend stream and the terminal value were discounted back to present value using discount rate ranges from 11.0% to 15.0%, which was determined using the capital asset pricing model. The range of discount rates was selected based on KBW’s analysis of the cost of equity for Eastern based upon current U.S. Treasury rates, Eastern’s capital structure and size, as well as beta and capital structure information for the companies identified above under the caption “Selected Publicly Traded Companies Analysis.” Eastern’s financial forecasts were prepared by, and are solely the responsibility of, Eastern’s management.

As set forth below, based on these assumptions, KBW derived an implied equity value per share reference range for Eastern’s common stock of $19.72 to $35.98, as compared to the per Eastern share merger consideration of $24.50:

Implied per Share Equity Value(1)		Per Share Merger Consideration
12/31/2017 Estimated Tangible GAAP Book Value per Share Terminal Multiple	$19.72 - $29.55	$24.50

Estimated 12 Months Ended 12/31/2017 Operating Net Income per Share Terminal Multiple	$21.47 - $35.98

(1)	Results are discounted back to September 20, 2013.

Historical Stock Price Analysis

KBW compared, for information purposes, the $24.50 per Eastern share merger consideration to the closing price of a share of Eastern common stock on September 20, 2013, the 52-week high and low closing prices for a share of Eastern common stock and volume-weighted average closing prices per share of Eastern common stock for the 30-day and 90-day period prior to the public announcement of the merger. The following table displays a summary of the analysis:

	Applicable Eastern Price	Implied Premium at $24.50 per Share Merger Consideration

Previous Closing Price (9/20/2013)	$21.09	16.2%

30 Day Volume Weighted Average Price	$20.52	19.4%

90 Day Volume Weighted Average Price	$20.48	19.6%

52 Week High (8/5/2013)	$21.96	11.6%

52 Week Low (11/15/2012)	$16.61	47.5%

Historical Premiums Paid Analysis

KBW reviewed historical premiums paid in whole company insurance merger and acquisition transactions with an equity purchase price between $100 million and $1 billion between January 1, 2008 through September 20, 2013, involving target companies domiciled in the US or Bermuda that KBW deemed to have certain characteristics similar to those of Eastern. Each of the target companies in the selected transactions underwrote specialty-market commercial property-casualty risks KBW deemed similar to those underwritten by Eastern. The list of such transactions is set forth in “—Selected Precedent M&A Transactions Analysis”. For each of the transactions, KBW compared the premiums paid based on the closing price per share of the target company’s common stock one day and thirty days prior to the announcement of the transaction, to implied premiums calculated in an identical manner for the proposed merger. The following table displays a summary of the analysis:

	Market Premium
	1 Day		30 Day

Proposed Merger	16.2	%(1)	13.0	%(1)

Selected Transactions (2)

Minimum	14.6%		0.3%

Median	26.5%		26.1%

Mean	30.2%		30.6%

Maximum	50.9%		67.3%

(1)	As of September 20, 2013.
(2)	Percentages include Fairfax Financial Holdings Limited’s initial purchase price per share of $29.25 for American Safety Insurance Holdings, Ltd. announced on June 2, 2013 but excludes a subsequent price increase to $30.25.

Miscellaneous

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of Eastern. Any estimates contained in KBW’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Eastern retained KBW as an independent contractor to act as a financial advisor to Eastern in connection with a potential sale of Eastern. As part of its investment banking business, KBW is continually engaged in the valuation of insurance businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of insurance companies, KBW has experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW may, from time to time purchase securities from, and sell securities to Eastern and ProAssurance, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Eastern or ProAssurance for KBW’s own account and for the accounts of KBW’s customers.

Pursuant to its engagement with KBW, KBW is entitled to receive a fee of $1,900,000 (plus reimbursement of out-of-pocket expenses), of which $100,000 became payable upon execution of its engagement letter and $400,000 became payable upon delivery of the KBW fairness opinion and the balance of which is contingent upon consummation of the merger. In addition, Eastern has agreed to reimburse KBW for all reasonable out-of-pocket expenses incurred in connection with KBW’s engagement and to indemnify and hold harmless KBW and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling KBW or any of its affiliates against certain losses, claims, damages and liabilities, relating to or arising out of KBW’s engagement.

Other than in connection with the fairness opinion described above, during the last two years, KBW has not had any other material relationships with Eastern or ProAssurance for which KBW received or intended to receive any compensation. KBW may in the future provide investment banking and financial advisory services to Eastern or ProAssurance and receive compensation for such services.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Current Eastern Employment Agreements. Michael L. Boguski, Kevin M. Shook, Robert A. Gilpin, Suzanne M. Emmet, and Cynthia Sklar are each parties to an employment agreement with Eastern. These employment agreements are substantially identical except as to term of employment, titles and responsibilities, and compensation. Each employment agreement provides for an initial term with an evergreen provision that automatically extends the remaining term of the agreement for an additional day each day until the day when the remaining term of the agreement would end on such person’s 65th birthday. The initial terms of the employment agreements of Messrs. Boguski and Shook are three and two years, respectively. The initial terms of the employment agreements of Mr. Gilpin, Ms. Emmet and Ms. Sklar are each one year with a similar evergreen provision. This results in the remaining term at any given time being three years for Mr. Boguski, two years for Mr. Shook, and one year for each of Mr. Gilpin, Ms. Emmet, and Ms. Sklar.

The employment agreements, as in effect prior to the effective date of the merger provide for minimum annual base salaries, as follows: Mr. Boguski—$430,850; Mr. Shook—$334,400; Mr. Gilpin—$229,620; Ms. Emmet—$213,100, and Ms. Sklar—$168,513. In addition, each executive officer is entitled to participate in any incentive compensation and employee benefit plans that are maintained by Eastern.

Under each of the employment agreements, in the event that the executive officer’s employment is terminated by Eastern without “cause” or by the executive officer for “good reason,” the executive officer is entitled to receive certain benefits for the remaining term of his or her employment agreement. Any material adverse change in his or her responsibilities or authority or material reduction in salary constitutes a “good reason” under such employment agreements and would entitle each executive officer to receive the following benefits:

In the case of Mr. Boguski:

•	to be paid in 36 equal monthly installments, an amount totaling three times the sum of (a) his highest base salary under the agreement, and (b) the average of his annual bonuses with respect to the three calendar years immediately preceding the year in which he is terminated; and

•	the lesser of (a) 67.5% of his highest annual base salary under the agreement, or (b) 36 months of tax-effected employee benefits substantially similar to those he enjoyed over the twelve month period immediately preceding his termination.

The employment agreements for Mr. Shook, Mr. Gilpin, Ms. Emmet, and Ms. Sklar contain similar provisions, but provide for smaller benefits based on the lengths of their respective agreements.

In the event that the executive officer is required to pay an excise tax as a result of any compensation and benefits received under his or her employment agreement in connection with a change in control, Eastern is obligated under the employment agreement to pay the executive officer an additional amount, such that the net amount retained by him or her, after the payment of such excise taxes (and any additional income tax resulting from such payment), equals the amount he or she would have received but for the imposition of such excise tax.

As a material inducement to ProAssurance to enter into the merger agreement, Mr. Boguski, Mr. Shook, Mr. Gilpin, Ms. Emmet, Ms. Sklar and Harry Talbert entered into severance and retention agreements with ProAssurance, which will become effective at the effective time of the merger, and agreed to terminate their existing employment agreements at the effective time of the merger. Pursuant to these agreements, ProAssurance will cause the executives to be paid salary and annual incentive compensation at levels consistent with their compensation levels at Eastern and will make annual retention payments to each of such officers provided that they are still employed by Eastern on the dates such annual retention payments vest and become payable and will make annual payments in consideration for the covenants not to compete with ProAssurance after termination of employment as set forth in the following table.

Employee	Retention Payments(6)		Noncompetition Payments(5)
Michael L. Boguski	$300,000	(1)	$600,000
	$300,000	(2)
	$300,000	(3)
	$300,000	(4)
Kevin M. Shook	$100,000	(1)	$300,000
	$100,000	(2)
	$200,000	(3)
	$200,000	(4)
Robert A. Gilpin	$25,000	(1)	$100,000
	$25,000	(2)
	$50,000	(3)
	$100,000	(4)
Suzanne M. Emmet	$25,000	(1)	$100,000
	$25,000	(2)
	$50,000	(3)
	$100,000	(4)
Cynthia Sklar	$25,000	(2)	$75,000
	$50,000	(3)
	$50,000	(4)
Harry Talbert	$25,000	(2)	-0-
	$50,000	(3)
	$50,000	(4)

(1)	Except with Mr. Boguski and Mr. Shook, such payment becomes vested and payable on the effective date of the merger. This payment to Mr. Boguski and Mr. Shook will be payable on the sixth month anniversary of the effective date of the merger.
(2)	Becomes vested and payable on the first anniversary of the effective date of the merger.
(3)	Becomes vested and payable on the second anniversary of the effective date of the merger.
(4)	Becomes vested and payable on the third anniversary of the effective date of the merger.
(5)	The noncompetition payment is made in 36 equal monthly installments commencing three years after the effective date of the merger.
(6)	The retention payments are paid approximately 50% in common stock of ProAssurance and 50% in cash.

Assuming the employment agreements remained in effect, no cash severance payments or continuation of welfare benefits would have been due pursuant to the existing employment agreements solely on account of the merger. The table below shows the amounts that have would been paid out to each of the officers pursuant to their existing employment agreements assuming that their employment agreements continued after the merger and they terminated their agreements for “good reason” after the effective date of the merger and that the merger occurs on December 1, 2013.

Golden Parachute Payments
Michael L. Boguski	Cash Severance (1)	$1,766,045
	Welfare benefits continuation (1)(2)	$73,444
	Value of accelerated stock options (3)	$618,720
	Value of accelerated restricted stock (3)	$245,000
	Potential excise tax gross-up	$714,007

	Total	$3,417,215

Kevin M. Shook	Cash Severance (1)	$870,156
	Welfare benefits continuation (1)(2)	$49,046
	Value of accelerated stock options (3)	$488,160
	Value of accelerated restricted stock (3)	$225,400
	Potential excise tax gross-up	$0

	Total	$1,632,762

Robert A. Gilpin	Cash Severance (1)	$280,472
	Welfare benefits continuation (1)(2)	$24,565
	Value of accelerated stock options (3)	$254,700
	Value of accelerated restricted stock (3)	$333,200
	Potential excise tax gross-up	$0

	Total	$892,937

Suzanne M. Emmet	Cash Severance (1)	$259,633
	Welfare benefits continuation (1)(2)	$18,924
	Value of accelerated stock options (3)	$230,580
	Value of accelerated restricted stock (3)	$294,000
	Potential excise tax gross-up	$0

	Total	$803,137

Cynthia Sklar	Cash Severance (1)	$196,243
	Welfare benefits continuation (1)(2)	$24,565
	Value of accelerated stock options (3)	$177,840
	Value of accelerated restricted stock (3)	$196,000
	Potential excise tax gross-up	$0

	Total	$594,648

Harry Talbert	Value of accelerated stock options (3)	$177,280
	Value of accelerated restricted stock (3)	$196,000

	Total	$373,280

(1)	Assumes a closing date for the merger of December 1, 2013.
(2)	This value assumes no increase in the cost of benefits.
(3)	All unvested stock options and restricted shares vest immediately prior to the effective date of the merger.

Stock Options. Each option to purchase shares of Eastern common stock issued and outstanding immediately prior to the effective time of the merger, whether or not vested and exercisable, will be cancelled and converted into the right to receive the product of (i) the number of shares of Eastern common stock that would have been acquired upon the exercise of such stock option, multiplied by (ii) the excess, if any, of the per share cash consideration of $24.50 over the exercise price of such stock option.

As of September 30, 2013, the directors and executive officers of Eastern held a total of 719,348 of the 1,028,200 outstanding Eastern options. Each of the options of the directors and executive officers will vest immediately prior to the effective date of the merger. The table below shows the number of options each director and executive officer held as of September 30, 2013, the weighted average exercise price of such options, the number of restricted shares and the consideration each of our directors and executive officers will receive for such options and restricted shares if the merger is approved and consummated as provided in the merger agreement.

Name	Common Shares²	Options	Weighted Average Exercise Price	Restricted Shares	Merger Consideration³
Directors
Robert M. McAlaine	92,000	40,016	$14.37	17,507	$3,088,334
Paul R. Burke ¹	658,305	27,804	$14.37	12,722	$16,721,722
Ronald M. King	17,000	27,804	$14.37	12,722	$1,009,750
Scott C. Penwell	42,489	27,804	$14.37	12,722	$1,634,230
W. Lloyd Snyder III	90,000	27,804	$14.37	12,722	$2,798,250
Charles H. Vetterlein, Jr.	10,000	27,804	$14.37	12,722	$838,250
Michael L. Boguski	80,762	182,412	$12.54	58,744	$5,600,179

Executive Officers
Kevin M. Shook	33,510	136,866	$12.54	42,616	$3,502,077
Robert A. Gilpin	37,028	71,319	$13.50	29,558	$2,415,545
Suzanne M. Emmet	22,153	60,471	$13.35	24,419	$1,815,395
Cynthia Sklar	18,768	44,622	$13.45	17,849	$1,390,130
Harry Talbert	10,051	44,622	$13.45	17,849	$1,176,563

¹	Includes shares held by Northhaven Management, Inc. and its affiliates.
²	Includes shares held by Eastern’s ESOP and allocated to the accounts of Messrs. Boguski, Shook, Gilpin and Talbert, Ms. Emmet, and Ms. Sklar. It is not possible at this time to determine the number of any unallocated shares held by the ESOP that may be allocated in the future to the individual accounts of such officers.
³	Includes cash merger consideration paid for options calculated by multiplying the number of shares subject to the options by $24.50 minus the exercise price.

Unallocated ESOP Shares. Under the terms of the merger agreement, all of the participants in Eastern’s ESOP will be eligible at closing to receive merger consideration in exchange for shares allocated to them under the ESOP. In addition, when the ESOP is terminated at closing, the ESOP will repay its outstanding loan to Eastern. Any merger proceeds remaining in the unallocated ESOP account after the loan is repaid will be allocated to all eligible ESOP participants in accordance with the terms of the ESOP. Each of Eastern’s executive officers will be eligible to receive an allocation of such merger proceeds. At this time, the amount of such proceeds to be allocated to the ESOP accounts of the executive officers cannot be ascertained.

Indemnification and Insurance. ProAssurance has agreed to indemnify and hold harmless all present and former officers, directors, and employees of Eastern for a period of six years after the closing date, for all losses, claims, damages, expenses, or liabilities arising from actions or omissions or alleged actions or omissions occurring at or prior to the closing date of the merger, to the same extent such persons would be entitled to such indemnification under Eastern’s articles of incorporation and bylaws, which currently provide such persons the fullest coverage available under applicable law.

The merger agreement provides that ProAssurance will maintain Eastern’s current directors’ and officers’ insurance policy or obtain and fully pay premiums, up to an amount of 400% of Eastern’s current directors’ and officers’ insurance policies premiums, for “tail” coverage with a claims period of six years after completion of the merger covering claims arising from facts or events occurring before the completion of the merger. The tail coverage must be no less favorable than the terms of Eastern’s current directors’ and officers’ insurance coverage, or if such terms are not available, the best available insurance at a premium equal to 400% of Eastern’s current directors’ and officers’ insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes the material U.S. federal income tax consequences of the merger to holders of our common stock. This discussion is not a complete analysis of all the potential U.S. federal income tax consequences of the merger to holders of our common stock, nor does it address any tax consequences arising under any state, local, or foreign tax laws or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling from the IRS has been or will be sought with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders of our common stock who hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation: U.S. expatriates; partnerships and other pass-through entities; “controlled foreign corporations;” “passive foreign investment companies;” corporations that accumulate earnings to avoid U.S. federal income tax; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax qualified retirement plans; participants in the ESOP; persons subject to the alternative minimum tax; persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a constructive sale or conversion transaction or other integrated investment; real estate investment trusts or companies; regulated investment companies; grantor trusts; persons that received our common stock through the exercise of employee stock options or other compensation arrangements or as compensation for performance of services; persons that have a functional currency other than the U.S. dollar; and certain former citizens or residents of the U.S. In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders.

For the purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock (other than an entity that is taxed as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder” for U.S. federal income tax purposes. A “U.S. holder” is any of the following:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxed as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences of the merger to them.

The determination of the actual tax consequences of the merger to you will depend on your specific situation. We urge you to consult your own tax advisors to determine the particular tax consequences of the receipt of cash in exchange for your shares of our common stock pursuant to the merger based on your particular circumstances, including the application and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in those laws.

U.S. Holders

Generally, the exchange by a U.S. holder of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize a gain or loss in an amount equal to the difference, if any, between:

•	the amount of cash such U.S. holder receives pursuant to the merger in exchange for such holder’s shares of our common stock; and

•	such U.S. holder’s adjusted tax basis in such holder’s shares of our common stock.

Generally, capital gains recognized by U.S. holders are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for such holder’s shares of our common stock as of the effective time of the merger exceeds one year. Generally, U.S. holders that hold separate blocks of our common stock (i.e., shares of our common stock acquired by such holder at the same cost in a single transaction) must determine their adjusted tax basis, gain or loss and holding period separately for each such block of our common stock. The deductibility of capital losses is subject to various limitations under the Code. In addition to income taxes, any individual shareholder with adjusted gross income (including certain foreign income that is exempt from U.S. taxes) in excess of $250,000 for a married couple filing a joint return (in excess of $200,000 for individuals filing as single) will be subject to the 3.8% Medicare tax on all or part of the income recognized by such individual as a result of the merger. You will be required to report such gain or loss for your taxable year in which the merger becomes effective.

Generally, a U.S. holder’s share of the proceeds of the merger will be subject to information reporting to the IRS and may be subject to U.S. backup withholding at a current rate of 28%. Information reporting will not apply to a U.S. holder that is a corporation or other exempt recipient. Backup withholding will not apply to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Generally, the exchange by a non-U.S. holder of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. However, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized as a result of the merger unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger.

Unless an applicable tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses.

We believe we are not and have not been, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Generally, a non-U.S. holder’s share of the proceeds of the merger will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies under penalty of perjury that it is a non-U.S. holder, by providing a valid IRS Form W-8BEN or W-8ECI, or otherwise establishes an exemption from information reporting and backup withholding. Notwithstanding the foregoing, information reporting and backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO YOU, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR ANY OTHER U.S. FEDERAL TAX LAWS.

Payment of Merger Consideration and Surrender of Stock Certificates

If the merger is completed, each share of Eastern common stock you own will be cancelled and retired and you will cease to have any rights with respect to such share of Eastern common stock except the right to receive $24.50 in cash, without interest and less any required withholding taxes, for each share of Eastern common stock that you own.

As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal and instructions to you and the other Eastern shareholders. The letter of transmittal and instructions will tell you how to surrender your shares in exchange for the merger consideration.

You should not return Eastern stock certificates with the enclosed proxy card, and you should not forward Eastern stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver your stock certificate or certificates to the exchange agent along with a duly completed and executed letter of transmittal.

Source of Funds; Capital

ProAssurance’s obligation to complete the merger is not conditioned upon ProAssurance obtaining financing. We anticipate that approximately $205 million will be required to pay the aggregate merger consideration to our shareholders. ProAssurance has informed us that it expects to fund the cash requirements for the merger by using available cash and existing credit facilities.

Regulatory Approvals

ProAssurance and Eastern have agreed to use commercially reasonable efforts to obtain the regulatory approvals required to complete the merger.

Insurance Regulators. Under the insurance laws and regulations in force in each state in which Eastern’s insurance subsidiaries are domiciled, the merger will result in a change in control of Eastern’s insurance subsidiaries. Therefore, the merger is subject to the approval of the primary state insurance regulators for Eastern’s insurance subsidiaries and will require the filing of an application with the Pennsylvania Insurance Department.

In Pennsylvania, the insurance regulator may fail to approve the application if it finds that:

•	after the merger was consummated, the applicable domestic insurance subsidiary would not satisfy the requirements for the issuance of an insurance license for the lines of insurance for which it presently is licensed;

•	the effect of the merger would substantially lessen the competition for insurance in the state or would tend to create a monopoly within the state (as may be determined on a product line basis);

•	the financial condition of ProAssurance would jeopardize the financial stability of the insurance subsidiary or prejudice the interest of its policyholders;

•	the plans and proposals to merge Eastern and ProAssurance are unfair and unreasonable and fail to confer benefit on policyholders and are not in the public interest; or

•	the competence, experience and integrity of the persons who would control the operations of the applicable Eastern insurance subsidiary would not be in the interest of policyholders of the insurance subsidiary or the public at large.

The Pennsylvania Insurance Department may fail to approve the merger if the merger is likely to be hazardous or prejudicial to the insurance buying public, or if the merger is not in compliance with the laws of the Commonwealth of Pennsylvania.

ProAssurance has filed an application and related notices seeking regulatory approval with the Pennsylvania Insurance Department. ProAssurance and Eastern cannot be certain that approval will be granted by the Pennsylvania Insurance Department and, if granted, of the date of the approval or what conditions, if any, may be imposed in connection with the grant of the approval. A condition of ProAssurance’s obligation to close the merger is that no conditions to the approval are imposed that are materially burdensome to ProAssurance, that would have a material adverse effect on Eastern or ProAssurance, or that would materially affect the value of Eastern to ProAssurance.

Because Eastern Re Ltd., SPC, a subsidiary of Eastern, is domiciled in the Cayman Islands, the transaction must be approved by the Cayman Islands Monetary Authority. ProAssurance intends to file an application and any other required documents with the Cayman Islands Monetary Authority in connection with obtaining any necessary approvals.

Antitrust Laws. Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of Eastern and ProAssurance file a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Act, and the applicable waiting period has expired or been terminated. At any time before the merger is completed, the Antitrust Division of the Department of Justice or the FTC could take action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of assets of ProAssurance or Eastern or their respective subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon a review of available information relating to the businesses in which the companies are engaged, ProAssurance and Eastern believe that the completion of the merger will not violate U.S. antitrust laws and will not require divestiture of any assets. However, ProAssurance and Eastern can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that ProAssurance and Eastern will prevail.

Except as noted above and the filing of articles of merger in Pennsylvania at or before the effective date of the merger, we are not aware of any other significant governmental approvals that are required for completion of the merger. If any other approval or action is required, it is presently contemplated that ProAssurance and Eastern would seek to obtain such approval. There can be no assurance that any other approvals, if required, will be obtained.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which do not include review of the merger from the standpoint of the adequacy of the consideration to be received by Eastern shareholders. Further, regulatory approvals do not constitute an endorsement or recommendation of the merger.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement contains representations and warranties made by and to the parties to the merger agreement. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be qualified by certain additional disclosure in disclosure schedules, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise. ProAssurance and Eastern have agreed to update the schedules to the merger agreement through the closing date to reflect any matter arising after the date of the merger agreement to correct any information in the schedules that would otherwise be materially inaccurate.

Structure; Directors and Officers

Subject to the terms and conditions of the merger agreement, and in accordance with Pennsylvania law, at the completion of the merger, Acquisition Corp., a Pennsylvania corporation that is a direct and wholly owned subsidiary of ProAssurance, will merge with and into Eastern. Eastern will be the surviving company in the merger and will continue to exist after the merger as a wholly owned subsidiary of ProAssurance. All of the property, rights, powers, duties and obligations of Eastern and Acquisition Corp. will become those of Eastern, as the surviving corporation.

The board of directors of Eastern will, from and after the effective date of the merger, consist of W. Stancil Starnes, Chairman and CEO of ProAssurance, Edward L. Rand, Jr., Senior Vice President and Chief Financial Officer of ProAssurance, Howard H. Friedman, Senior Vice President and Chief Underwriting Officer of ProAssurance, Michael L. Boguski, and Kevin M. Shook. The officers of Eastern after the effective date of the merger will be W. Stancil Starnes, Chairman, Michael L. Boguski, President, Kevin M. Shook, Chief Financial Officer and Treasurer, Edward L. Rand, Jr., Assistant Treasurer, and Kathryn A. Neville, Secretary.

Effective Time and Closing

The closing of the merger will occur no later than five business days after the satisfaction or waiver in writing of all of the conditions to the closing of the merger, other than the conditions that by their terms are to be satisfied at the closing of the merger (subject to the satisfaction or waiver of those conditions), or on such other date as Eastern and ProAssurance shall agree. See “—Conditions to the Merger” below.

The effective time of the merger will occur when Eastern and Acquisition Corp. file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania (or at such later time as the parties may agree and specify in the articles of merger). The merger is expected to be effective by January 2014. Each of Eastern and ProAssurance has the right to terminate the merger agreement if closing of the merger has not occurred prior to January 31, 2014. See “—Termination” below.

Treatment of Stock and Options

Common Stock

At the effective time of the merger, each share of Eastern common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Eastern common stock held by Eastern in treasury or shares held by any of their respective subsidiaries), including any allocated and unallocated shares held by Eastern’s ESOP and shares of restricted stock, will be automatically cancelled and converted into the right to receive $24.50 in cash.

After the effective time of the merger, each of our outstanding stock certificates representing shares of common stock converted in the merger will represent only the right to receive the merger consideration, without any interest and less any required withholding taxes, and each holder of our outstanding stock certificates shall cease to have any rights with respect to the shares of Eastern common stock represented by such certificates, except the right to receive the per share cash consideration of $24.50.

Each share of Acquisition Corp. common stock issued and outstanding immediately prior to the effective time of the merger will become one share of common stock of Eastern as the surviving entity in the Merger.

Stock Options and Restricted Stock

Each option to purchase shares of Eastern common stock issued and outstanding immediately prior to the effective time of the merger, whether or not vested and exercisable, will be cancelled and converted into the right to receive the product of (i) the number of shares of Eastern common stock that would have been acquired upon the exercise of such stock option, multiplied by (ii) the excess, if any, of the per share cash consideration of $24.50 over the exercise price of such stock option. As of September 30, 2013, Eastern had outstanding options to acquire 1,028,200 shares of Eastern Common Stock with a weighted average exercise price of $13.58 per share.

Immediately prior to the effective time of the merger, each share of restricted stock granted under the Eastern Stock Incentive Plan shall become a right to receive $24.50 per share in cash.

Exchange and Payment Procedures

At the effective time of the merger, ProAssurance will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of Eastern common stock with an exchange agent reasonably acceptable to Eastern. ProAssurance will also deliver to the exchange agent an amount of cash sufficient to pay the merger consideration payable to holders of options to purchase Eastern common stock and to holders of restricted shares of Eastern common stock. As promptly as practical after the effective time, but in no event later than ten days after the effective date of the merger, the exchange agent will mail a letter of transmittal and instructions to each Eastern shareholder of record. The letter of transmittal and instructions will tell you how to surrender Eastern common stock certificates in exchange for the merger consideration.

Holders of Eastern stock options and restricted shares in book entry form will receive such merger consideration no later than ten days following the closing date. With respect to restricted shares represented by stock certificates, the holder of such restricted shares must follow the procedures described below to surrender such stock certificates and receive the merger consideration payable with respect to such restricted shares.

You should not return Eastern stock certificates with the enclosed proxy card, and you should not forward Eastern stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you return a duly completed and signed letter of transmittal to the exchange agent, and if your shares are represented by stock certificates, you surrender your Eastern stock certificate or certificates to the exchange agent. The merger consideration may be paid to a person other than the person in whose name the shares are registered if the letter of transmittal and/or stock certificates are in the proper form for transfer. In addition, the person who surrenders the shares must either pay any transfer or other applicable taxes or establish to the satisfaction of ProAssurance that those taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the shares. ProAssurance or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by ProAssurance or the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

At any time after six months following the effective time of the merger, ProAssurance may choose to have any portion of the merger consideration deposited with the exchange agent that has not been disbursed to Eastern shareholders be delivered to ProAssurance. Holders of shares who have not surrendered their shares prior to the delivery of those funds to ProAssurance may thereafter only look to ProAssurance with respect to merger consideration that may be payable to them. Any portion of the merger consideration that remains unclaimed may escheat to or become property of a governmental authority. None of the exchange agent, Eastern or ProAssurance will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements, including, if required by ProAssurance, the posting of a bond in a customary amount sufficient to protect ProAssurance, Acquisition Corp. or the exchange agent against any claim that may be made against it with respect to that certificate.

Representations and Warranties

You should be aware that the representations and warranties described below, which were made by Eastern and ProAssurance in the merger agreement, may be subject to important limitations and qualifications agreed to by the parties, may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information” on page     .

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our capitalization;

•	our corporate power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the financial statements of Eastern and its insurance subsidiaries;

•	the absence of material undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since December 31, 2012;

•	the filing of required insurance regulatory reports and other documentation and the payment of required fees and assessments;

•	the absence of government examinations or investigations since December 31, 2009;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	legal proceedings and governmental orders;

•	tax matters;

•	the real and personal property owned or leased by us or our subsidiaries;

•	our permits and compliance with applicable legal requirements;

•	matters relating to the provision of insurance by our subsidiaries;

•	our reinsurance treaties;

•	the loss and loss adjustment expense reserves for our insurance subsidiaries;

•	our investments;

•	the status of any disputes with our insurance producers;

•	the absence of undisclosed broker’s fees;

•	employee benefit plans;

•	labor and employment matters;

•	our intellectual property;

•	material contracts;

•	environmental matters;

•	matters related to the maintenance of insurance coverage;

•	our SEC filings;

•	the accuracy of certain information included in this proxy statement;

•	the A.M. Best insurer financial strength rating of our insurance subsidiaries;

•	the receipt of the fairness opinion from KBW;

•	the inapplicability of anti-takeover statutes to the merger;

•	the required approval of the merger agreement by our shareholders; and

•	the absence of dissenters’ rights.

Certain of the representations and warranties made by Eastern are qualified as to “materiality” or “material adverse effect.”

For purposes of the merger agreement, “material adverse effect” means, with respect to Eastern, any event, circumstance, development, change, occurrence or effect that has a material adverse effect upon the business, assets, properties, operations, or condition (financial or otherwise), of Eastern and its subsidiaries, taken as a whole; provided that any adverse change or event arising out of, resulting from or attributable to any of the following will be excluded in determining whether there has been a material adverse effect:

•	any circumstance, change or effect (including international events such as acts of terrorism or war) generally affecting generally companies operating in the workers’ compensation or professional liability insurance business;

•	any circumstance, change or effect affecting generally the United States or world economy or capital markets generally, including changes in interest or exchange rates;

•	changes or prospective changes in laws, rules or regulations or accounting or actuarial principles or practices;

•	the execution or announcement of or the consummation of the transactions contemplated by the merger agreement or the merger (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation),

•	actions taken or omitted by Eastern at the direction of, or with the prior written consent of, ProAssurance,

•	the effect of any action taken by ProAssurance or its affiliates with respect to the transactions contemplated by this Agreement;

•	any failure of Eastern to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after September 23, 2013 and prior to closing; or

•	a decline in the price of Eastern common stock on the NASDAQ Global Select Market (but not any change, event or circumstance that may underlie such decline to the extent such change, event or circumstance would otherwise constitute a material adverse effect).

A material adverse effect on Eastern shall be presumed if Eastern’s shareholders’ equity as of any month end prior to closing is equal to 90% or less of Eastern’s shareholders’ equity as of June 30, 2013, excluding any change in other comprehensive income.

The merger agreement also contains various representations and warranties made by ProAssurance and Acquisition Corp. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with ProAssurance’s governing documents or applicable law as a result of entering into the merger agreement and completing the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	ProAssurance not needing to obtain approval of its shareholders in connection with the merger; and

•	ProAssurance having sufficient available cash to complete the merger.

The representations and warranties of each of the parties to the merger agreement will expire on the closing date of the merger.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed, subject to certain exceptions or unless ProAssurance otherwise consents in writing, from the date of the merger agreement until the effective time of the merger, that we and our subsidiaries will conduct our respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with applicable law and will use commercially reasonable efforts to preserve intact our current business organization, management, goodwill and relationships with third parties (including relationships with policyholders, insureds, producers, underwriters, insurance regulators, service providers and suppliers) and will keep available the services of current key officers and employees and maintain our and our subsidiaries’ current rights and franchises.

We have also agreed that during the same time period, and subject to certain exceptions or unless ProAssurance gives its prior written consent, neither Eastern nor any of its subsidiaries will:

•	amend its organizational documents;

•	make, declare or pay any dividend on or make any other distribution on any of its shares of capital stock, except for dividends paid by any subsidiary to Eastern or any other Eastern subsidiary; provided, that if ProAssurance has not received all required governmental approvals with respect to the merger on or before December 31, 2013, then Eastern may pay its regular quarterly dividend of $0.11 per share in January 2014;

•	split, combine or reclassify any of its capital stock, grant any stock options or stock awards or stock appreciation rights, or issue any additional shares of capital stock except pursuant to stock options outstanding on the date of the merger agreement;

•	purchase, redeem or otherwise acquire any shares of capital stock of Eastern or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

•	with certain exceptions, incur any indebtedness for borrowed money;

•	with certain exceptions, make any material nonportfolio investment in any person;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any person other than an Eastern subsidiary, or cancel, release or assign any indebtedness of any person or any claims against any person except in the ordinary course of business consistent with past practice or pursuant to agreements in force at the date of the merger agreement;

•	enter into, change or terminate any material agreement, other than renewals of contracts, leases and agreements without material adverse changes of terms;

•	promote any employee to a higher level or otherwise increase in any manner the compensation of employees, or pay any bonus or incentive compensation, provided that Eastern may promote employees in the ordinary course of business and make annual increases in salaries and wages in the ordinary course of business and consistent with past practice so long as the aggregate amount of the increase on an annualized basis does not exceed 3% of the aggregate amount of compensation paid to the affected employees in the 12 months preceding the effective date of such increase and provided that Eastern may pay any bonus compensation payable in the ordinary course in accordance with established bonus and incentive plans previously provided to ProAssurance;

•	with certain exceptions, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend, or commit itself to any pension, retirement, profit sharing or welfare benefit plan or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock based compensation;

•

settle any claim (other than claims made with respect to insurance policies issued by one of Eastern insurance company subsidiaries), action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; provided that prior to settling any lawsuit or claim against Eastern or any of its subsidiaries involving a payment in excess of $500,000 or the settlement of any excess of coverage, excess of policy limits, or bad faith claim involving any insurance policy of any Eastern insurance company subsidiary involving a payment in excess of $500,000, Eastern will consult with ProAssurance regarding the terms of the proposed settlement;

•	make, declare or pay any dividend or make any other distribution on or with respect to any insurance policy issued by any Eastern insurance company subsidiary, except for policyholder dividends in amount and frequency consistent with past practice;

•	other than in accordance with Eastern’s current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

•	offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance that Eastern offers and sells on the date of the merger agreement and only in those jurisdictions where it offers and sells such lines of insurance and reinsurance on the date of the merger agreement;

•	take any actions or omit to take any actions that would cause any of its representations and warranties under the merger agreement to become untrue in any material respect or any of the conditions to closing not being satisfied, except as may be required by law; or

•	agree or commit to do any of the foregoing.

Shareholders’ Meeting and Duty to Recommend

We have agreed to call a meeting of our shareholders as soon as reasonably practicable for the purpose of considering the approval and adoption of the merger agreement. Subject to its fiduciary duties, our board of directors has agreed to recommend to our shareholders the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

No Solicitation of Transactions

We have agreed that we will not authorize or knowingly permit any officer, director or employee of, or any representatives of, Eastern or any of its subsidiaries to, directly or indirectly, initiate, entertain, solicit, encourage, engage in or participate in negotiations with any person or group other than ProAssurance concerning any acquisition proposal.

An “acquisition proposal” is any proposal:

•	pursuant to which any person or group other than ProAssurance would acquire or participate in any merger or other business combination involving Eastern or any of its subsidiaries;

•	for a transaction or series of transactions that would result in any person or group other than ProAssurance having the right to vote, or direct the vote of, 10% or more of the capital stock of Eastern or any of its subsidiaries entitled to vote for the election of directors;

•	for a transaction or series of transactions that would result in any person or group other than ProAssurance acquiring 10% or more of the assets of Eastern or any of its subsidiaries other than in the ordinary course of business;

•	for a transaction or series of transactions that would result in any person beneficially owning more than 10% of the outstanding capital stock of Eastern or any of its subsidiaries; or

•	for a transaction similar to any of the foregoing.

Notwithstanding the foregoing, nothing in the merger agreement prohibits our board of directors from furnishing information to, or entering into discussions or negotiations with any person or group regarding any acquisition proposal, or approving and recommending to our shareholders an acquisition proposal, if our board of directors determines in good faith that such action is appropriate in furtherance of the best interests of Eastern. We are required to disclose to ProAssurance that we are furnishing information to, or entering into discussions or negotiations with, such person or group. In addition, prior to furnishing non-public information to such third party, we are required to enter into a written agreement providing for (a) the furnishing to Eastern of information regarding such person or group that is relevant to its ability to finance and perform its obligations under its acquisition proposal, (b) the confidentiality of all nonpublic information provided to such person or group by Eastern, and (c) procedures reasonably satisfactory to Eastern designed to restrict or limit the provision of information regarding Eastern that could be used to the competitive disadvantage of Eastern or in a manner detrimental to the interests of our shareholders. We are not permitted to provide to such person or group any nonpublic information regarding ProAssurance or the merger, and we are required to keep ProAssurance informed of the status of any such discussions or negotiations.

Filings; Cooperation; Notification; Access

We and ProAssurance have made the initial filings and submissions required under the Hart-Scott-Rodino Act relating to antitrust law compliance. The Department of Justice or the FTC can request the submission of additional information at any time prior to the expiration or early termination of the applicable waiting period.

In addition, ProAssurance has filed an application with the Pennsylvania Insurance Department seeking approval for the change of control of Eastern’s subsidiaries, in each case, in accordance with applicable state insurance laws and regulations. In addition, ProAssurance has agreed to make any other filings required by insurance regulators in any other relevant jurisdiction. Each party has agreed to promptly supply any additional information and documentary material that may be requested with respect to any of the filings or notifications made with any governmental entity. The parties also agreed that each party will bear its own costs and expenses in connection with the insurance regulatory filings, the Hart-Scott-Rodino Act filings and any other similar filings required in any other jurisdictions.

ProAssurance and Eastern have agreed to give each other prompt notice of any of the following:

•	the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in the merger agreement to be untrue or inaccurate in any material respect; or

•	any failure on the part of such company or its subsidiaries or the officers, directors, employees, representatives or agents of such company or its subsidiaries to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under the merger agreement.

Subject to certain limitations, we have agreed to afford ProAssurance and its officers, employees and other authorized representatives reasonable access to our books, records, contracts, properties, plants and personnel and to furnish promptly to ProAssurance all information as it may reasonably request.

Indemnification; Directors’ and Officers’ Insurance

ProAssurance has agreed to indemnify present and former directors, officers and employees of Eastern and each of its subsidiaries, for all losses, claims, damages, expenses or liabilities arising out of acts or omissions and alleged acts or omissions occurring prior to the closing date of the merger, including entering into the merger agreement, to the same extent that such individuals were indemnified by Eastern or its subsidiaries as of the date of the merger agreement for a period of not less than six years from the closing date of the merger. ProAssurance also has agreed, for a period of at least six years after the closing date, to continue in effect the current directors’ and officers’ liability insurance policy maintained by Eastern with respect to claims arising from facts or events occurring prior to the closing date.

Employee Matters

ProAssurance and Eastern have agreed with respect to the employees of Eastern and its subsidiaries as follows:

•	After the closing date of the merger, with respect to Eastern’s benefit and compensation plans ProAssurance may, subject to applicable law, maintain, consolidate, merge, freeze or terminate such plans. Employees of Eastern or any of its subsidiaries who become participants in ProAssurance benefit plans shall, for purposes of determining eligibility to participate in such plans and vesting under such plans, be given credit for service as an employee of Eastern or any Eastern subsidiary prior to the effective time of the merger.

•	Except for the ESOP, ProAssurance will continue all existing Eastern employee benefit plans in effect during 2014, including Eastern’s management annual incentive plan, and then will transition Eastern’s employees to ProAssurance’s plans effective January 1, 2015.

•	The ESOP will terminate, according to its terms, as a result of the merger. In anticipation of the termination, an application for determination upon termination will be filed with the Internal Revenue Service prior to the closing date of the merger. All allocated and unallocated shares in Eastern’s ESOP will be converted into cash on the closing date of the merger. As soon as practicable after the receipt of a favorable determination letter on the termination of the ESOP from the Internal Revenue Service, the unallocated portion of the account balance in Eastern’s ESOP, including any surplus in the suspense account, will be allocated to the participant accounts of Eastern’s employees, after full payment by the ESOP of its loan from Eastern and all administrative expenses of the ESOP.

•	For a period of eighteen months following the closing date, any employee of Eastern or any of its subsidiaries whose employment is involuntarily terminated other than for cause shall be entitled to severance benefits equal to six months’ pay at the employee’s then current level.

Agreement to Use Commercially Reasonable Efforts

ProAssurance, Acquisition Corp. and Eastern have agreed to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals from any governmental entity and any other third party consents and to effect all necessary registrations and filings. If, after the closing date, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and/or directors of ProAssurance, Acquisition Corp. and Eastern shall, subject to any applicable limitations, take all such necessary action.

Conditions to the Merger

The obligations of ProAssurance and Eastern to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the approval and adoption of the merger agreement by our shareholders;

•

Eastern and ProAssurance shall have obtained such approvals which are required by all governmental requirements to consummate the merger, and the applicable waiting periods, if any, shall have terminated or expired as required by the corporate and insurance laws and regulations of all applicable jurisdictions (including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act), and such approvals in the reasonable judgment of ProAssurance do not impose conditions that (i) are materially burdensome on ProAssurance, (ii) materially impair the value of Eastern to ProAssurance, or (iii) would have a material adverse effect on ProAssurance or Eastern; and

•	the absence of any law, regulation, decree, ruling, order or injunction issued or enforced by any governmental authority that prohibits, restrains, or enjoins the completion of the merger.

The obligation of Eastern to complete the merger is also subject to the satisfaction or waiver of following additional conditions:

•	ProAssurance shall have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the closing date; and

•	the representations and warranties of ProAssurance contained in the merger agreement must be true and correct in all material respects as of the closing date, except where limited to a particular date or period.

The obligation of ProAssurance to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	Eastern shall have performed in all material respects all material obligations of Eastern under the merger agreement required to be performed by it at or prior to the closing date;

•	the representations and warranties of Eastern contained in the merger agreement must be true and correct in all material respects as of the closing date, except where the failure of any representations and warranties individually or in the aggregate to be true and correct has not resulted and reasonably could not be expected to result in a material adverse effect on Eastern and its subsidiaries taken as a whole; and

•	No material adverse effect on Eastern has occurred and there has been no circumstance or occurrence, or combination thereof, including pending or threatened litigation, which is reasonably likely to result in a material adverse effect on Eastern before or within one year after the effective date of the merger.

Termination

Eastern and ProAssurance may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Eastern have voted to adopt the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in other specified circumstances, including:

by either ProAssurance or Eastern if:

•	any governmental body, agency, official or authority having jurisdiction over Eastern or ProAssurance denies approval of the merger or issues an order permanently enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such denial or order is final and nonappealable;

•	there has been a breach of a representation and warranty by the other party (provided that the terminating party is not in material breach of the agreement), subject to the right of the breaching party to cure the breach within 45 days after written notice of the breach is given to the breaching party unless such breach by its nature or timing cannot be cured prior to the closing date; except where the failure of any representations and warranties individually or in the aggregate to be true and correct has not resulted and reasonably could not be expected to result in a material adverse effect on such party;

•	our shareholders fail to adopt the merger agreement at the special meeting; or

•	the merger is not completed by January 31, 2014 (other than because of a breach by the party seeking termination);

by ProAssurance if:

•	our board of directors does not, or indicates in writing to ProAssurance that the board is unable or unwilling to, recommend approval of the merger to our shareholders or has withdrawn, modified or changed in a manner adverse to ProAssurance a recommendation of the merger to our shareholders;

•	Eastern shall have authorized, recommended, approved or proposed or entered into an agreement with any person other than ProAssurance to effect an acquisition proposal;

•	A material adverse effect on Eastern has occurred or any event or circumstance has occurred that is reasonably likely to have a material adverse effect on Eastern; or

•	the special meeting of Eastern shareholders to approve the merger is not held on or before January 31, 2014 for any reason other than a breach of the merger agreement by ProAssurance;

by Eastern, in order to accept another acquisition proposal or if Eastern fails to recommend the merger to our shareholders or withdraws, modifies or changes in a manner adverse to ProAssurance the recommendation of the merger to our shareholders.

As used herein, “acquisition proposal” means (i) any proposal pursuant to which any person or group other than ProAssurance would acquire or participate in a merger or other business combination with Eastern or any of its subsidiaries, (ii) any proposal for a transaction or series of transactions that would result in any person or group other than ProAssurance having the right to vote 10% or more of the capital stock of Eastern or any of its subsidiaries, (iii) any proposal for a transaction or series of transactions that would result in any person acquiring 10% or more of the assets of Eastern or any of its subsidiaries, (iv) any proposal for a transaction or series of transactions that would result in any person being the beneficial owner of more than 10% of the outstanding capital stock of Eastern or any of its subsidiaries, or (v) any proposal for a transaction similar to any of the foregoing.

Effect of Termination

In the event the merger agreement is terminated as described above, the transactions contemplated by the parties under the merger agreement will be abandoned, without further action by the parties, except that certain provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information, and, if applicable, the termination fee described below, will survive the termination.

Termination Fee

The merger agreement provides that we will be required to pay a termination fee equal to 4.0% of the merger consideration to ProAssurance if:

•	we authorize, recommend, approve or enter into an agreement with respect to an acquisition proposal with any person other than ProAssurance or fail to publicly oppose a tender offer or exchange offer by another person based on an acquisition proposal; or

•	ProAssurance terminates the merger agreement as a result of any of the following:

•	we have failed to hold a meeting of our shareholders to adopt the merger agreement on or before January 31, 2014, other than as a result of a breach of the merger agreement by ProAssurance;

•	our board of directors has failed to recommend the merger to our shareholders or withdrawn, modified or changed in a manner adverse to ProAssurance such recommendation, and we enter into an agreement with respect to an acquisition proposal within twelve months after termination of the merger agreement;

•	our board of directors has approved, recommended or proposed or approved or entered into any agreement to effect an acquisition proposal.

If ProAssurance receives the termination fee set forth above and is reimbursed for its expenses as set forth in the following section, such payment will constitute liquidated damages and be the sole and exclusive remedy of ProAssurance.

Expenses

Except in the event of the termination of the merger agreement under the circumstances where Eastern is obligated to pay the termination fee to ProAssurance, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger shall be paid by the party incurring such expenses, provided that the filing fees under the Hart-Scott-Rodino Act will be split between Eastern and ProAssurance based on their relative total assets at December 31, 2012. In the event Eastern is required to pay the termination fee to ProAssurance, Eastern is required to reimburse ProAssurance for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of ProAssurance in connection with the merger agreement and the transactions contemplated by the merger, including all fees and expenses of counsel, investment banking firms, accountants and consultants in an amount not to exceed $1,000,000 in the aggregate.

Amendment, Waiver and Extension of the Merger Agreement

ProAssurance, Acquisition Corp. and Eastern may not amend the merger agreement except by an instrument in writing signed on behalf of each of the parties. After the adoption of the merger agreement by our shareholders, no amendment may be made that requires the approval of our shareholders unless the required approval is obtained.

At any time prior to the closing date of the merger, ProAssurance and Eastern may:

•	extend the time for performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement or any of the documents delivered pursuant to the merger agreement; and

•	waive the other party’s compliance with any of the agreements or conditions contained in the merger agreement.

ADDITIONAL AGREEMENTS

Severance and Retention Agreements

As a material inducement to ProAssurance to enter into the merger agreement, Michael L. Boguski, President and Chief Executive Officer, Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, Robert A. Gilpin, Senior Vice President Field Operations and Marketing, Suzanne M. Emmet, Senior Vice President Claims and Corporate Compliance, Cynthia Sklar, Vice President Underwriting and Risk Management, and Harry Talbert, Chief Information Officer, entered into severance and retention agreements with ProAssurance. Pursuant to these agreements, each executive officer terminates his or her current employment agreement. Under the severance and retention agreements, such executive officers will be entitled to receive retention payments if they are still employed by ProAssurance or one of its subsidiaries, including Eastern, at certain anniversaries of the effective date of the merger and certain payments in consideration of their agreement not to compete with ProAssurance for the periods provided in such employment agreements. See the table on page      under “The Merger—Interests of Our Directors and Executive Officers in the Merger” for more information regarding the amounts of these retention and noncompetition payments.

The above description is not complete, and you should read the severance and retention agreements for a more complete understanding of their terms. The complete text of the severance and retention agreements are filed as exhibits to the Quarterly Report on Form 10-Q filed with the SEC by Eastern on November     , 2013.

DISSENTERS’ RIGHTS

Under Pennsylvania law, shareholders whose stock is listed on a national securities exchange, like the NASDAQ Global Select Market, have no right to dissent from, and to obtain payment of the fair value of their shares in the event of, a merger as an alternative to the merger consideration. Therefore, you will not be entitled to exercise dissenters’ rights or appraisal rights in connection with the transactions contemplated by the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NASDAQ Global Select Market under the symbol “EIHI.” The table below sets forth the high and low reported per share closing sale prices for our common stock and the dividends per share declared for the periods indicated.

The merger agreement does not permit Eastern to pay additional dividends on its common stock without the prior written consent of ProAssurance, provided that if ProAssurance has not obtained all required regulatory approvals on or before December 31, 2013, then Eastern may pay its regular quarterly cash dividend of $0.11 per share in January 2014 prior to the effective date of the merger.

Market Information

	Price Range of Common Stock
	High	Low	Dividends Declared
Fiscal Year Ended December 31, 2011
1st Quarter	$13.40	$11.45	$0.07
2nd Quarter	13.82	12.90	0.07
3rd Quarter	13.50	12.34	0.07
4th Quarter	14.15	12.91	0.07

Fiscal Year Ended December 31, 2012
1st Quarter	$14.75	$13.63	$0.07
2nd Quarter	17.21	14.14	0.07
3rd Quarter	17.74	15.51	0.07
4th Quarter	17.70	16.03	0.07

Fiscal Year Ending December 31, 2013
1st Quarter	$19.00	$16.83	$0.11
2nd Quarter	19.16	16.50	0.11
3rd Quarter	24.65	18.57	0.11
4th Quarter (through October , 2013)

The closing sale price for our common stock on September 20, 2013, the last trading day prior to approval of the merger agreement by the board of directors of each of Eastern and ProAssurance, was $21.09 per share. On October     , 2013, the last trading day before the date of this proxy statement, the closing sale price for our common stock was $[        ]. You are encouraged to obtain current market quotations for Eastern common stock in connection with voting your shares.

As of October     , 2013, the last trading day before the date of this proxy statement, there were [            ] record holders of Eastern common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the common stock beneficially owned as of October 1, 2013, by (i) each of our directors, (ii) each of our named executive officers, and (iii) all of the directors and named executive officers as a group. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

The following table sets forth certain information, including information regarding beneficial ownership of shares of our common stock outstanding as of the record date, for (i) our directors, (ii) each of our named executive officers identified in the Summary Compensation Table, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each director and each named executive officer holds sole voting and investment power over the shares listed as beneficially owned. Unless otherwise indicated in a footnote, shares are not pledged as security. In addition, footnotes indicate shares included in the table that are subject to options outstanding and vested under our stock option plans that may be exercised as of, or within 60 days after, the record date.

	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Directors
Ronald L. King (1)	52,226	*
Robert M. McAlaine (2)	143,523	1.7%
W. Lloyd Snyder III (1)(3)	125,326	1.5%
Charles H. Vetterlein, Jr. (1)	45,326	*
Paul R. Burke (1)(4)	693,631	8.3%
Scott C. Penwell (1)(5)	77,815	*
Michael L. Boguski (6)	273,918	3.3%

Named Executive Officers (12)
Kevin M. Shook (7)	174,592	2.1%
Robert A. Gilpin (8)	115,105	1.4%
Suzanne M. Emmet (19)	86,643	1.0
Harry Talbert (10)	66,594	*

All directors and executive officers as a group (11 persons) (11)	1,854,699	22.1%

*	Less than 1%
(1)	Includes 21,304 shares issuable pursuant to a vested option granted on January 3, 2007 and 1,300 shares issuable pursuant to a vested option granted on February 24, 2012.
(2)	Includes 5,000 shares of common stock held in trusts for Mr. McAlaine’s daughter (3,000 shares) and son (2,000 shares), for which Mr. McAlaine and his wife are co-trustees. Includes 32,516 shares issuable pursuant to a vested option granted on January 3, 2007 and 1,500 shares issuable pursuant to a vested option granted February 24, 2012.
(3)	Includes 4,450 shares of common stock which Mr. Snyder gifted to his 2 daughters (1,550 each) and his son (1,350 shares) over which Mr. Snyder retained investment control.
(4)	Includes shares owned or controlled by Northaven Management, Inc. and its affiliates.
(5)	Includes 150 shares of common stock held by Mr. Penwell’s spouse.
(6)	Includes 82,412 shares issuable pursuant to a vested option granted to Mr. Boguski on January 3, 2007, 48,000 shares issuable pursuant to a vested option granted to Mr. Boguski on August 24, 2010, and 4,000 shares issuable pursuant to a vested option granted on February 24, 2012. Also includes 100 shares held by Mr. Boguski’s spouse, and 1,000 shares held by his sons (500 each). Also includes 14,986 shares held by Eastern’s ESOP and allocated to Mr. Boguski’s account.

(7)	Includes 58,866 shares issuable pursuant to a vested option granted to Mr. Shook on January 3, 2007, 36,000 shares issuable pursuant to a vested option granted to Mr. Shook on August 24, 2010, and 3,600 shares issuable pursuant to a vested option granted on February 24, 2012. Also includes 1,000 shares held by Mr. Shook’s spouse. Also includes 14,986 shares held by Eastern’s ESOP and allocated to Mr. Shook’s account.
(8)	Includes 35,319 shares issuable pursuant to a vested option granted to Mr. Gilpin on January 3, 2007, 9,000 shares issuable pursuant to a vested option granted to Mr. Gilpin on August 24, 2010, and 4,200 shares issuable pursuant to a vested option granted on February 24, 2012. Also includes 13,964 shares held by Eastern’s ESOP and allocated to Mr. Gilpin’s account.
(9)	Includes 27,471 shares issuable pursuant to a vested option granted to Ms. Emmet on January 3, 2007, 9,000 shares issuable pursuant to a vested option granted to Ms. Emmett on August 24, 2010, and 3,600 shares issuable pursuant to a vested option granted on February 24, 2012. Also includes 12,756 shares held by Eastern’s ESOP and allocated to Ms. Emmet’s account.
(10)	Includes 19,622 shares issuable pursuant to a vested option granted to Mr. Talbert on January 3, 2007, 76000 shares issuable pursuant to a vested option granted to Mr. Talbert on August 24, 2010, and 3,000 shares issuable pursuant to a vested option granted February 24, 2012. Also includes 9,948 shares held by Eastern’s ESOP and allocated to Mr. Talbert’s account.
(11)	Includes 593,111 shares issuable pursuant to vested options.
(12)	It is not possible at this time to determine the number of any unallocated shares held by the ESOP that may be allocated in the future to the individual accounts of such officers.

The following table sets forth information regarding persons or entities known to our management to own of record or beneficially, as of the record date, 5% or more of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock

Northaven Management, Inc. and its affiliates, Paul R. Burke (1) Richard Brown 275 Madison Avenue, 6th Floor New York, New York 10016	693,631	8.8%

Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company, as trustee of the Eastern Insurance Holdings, Inc. Employee Stock Ownership Plan 1013 Centre Road Wilmington, Delaware 19805	692,030	8.7%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	477,175	6.0%

(1)	Mr. Burke is a principal of Northaven Management, Inc. and its affiliates and a director of EIHI. Affiliates of Northaven Management, Inc. include Northaven Partners, L. P., Northaven Partners II, L. P., Northaven Partners III, L.P., Northaven Offshore, Ltd. and Northaven Associates, LLC. Amount also includes 21,304 shares issuable pursuant to a vested option granted to Mr. Burke, as a director of EIHI, on January 3, 2007 and 1,300 shares issuable pursuant to a vested option granted to Mr. Burke as a director of EIHI, on February 24, 2012.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, Eastern’s common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Eastern has received contrary instructions from one or more of the shareholders. Eastern will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, Eastern Insurance Holdings, Inc., 25 Race Avenue, Lancaster, Pennsylvania 17603, telephone (855) 533-3444 or email at kshook@eains.com. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Eastern at the address and phone number set forth in the prior sentence.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Eastern files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our SEC filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Kevin M. Shook, Executive Vice President, Treasurer and Chief Financial Officer, Eastern Insurance Holdings, Inc., 25 Race Avenue, Lancaster, Pennsylvania 17603, or by email or telephone at kshook@eains.com or (855) 533-3444, respectively. If you would like to request documents, please do so by November     , 2013, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October     , 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of September 23, 2013, by and among PROASSURANCE CORPORATION, a Delaware corporation (“ProAssurance”), PA MERGER COMPANY, a Pennsylvania corporation and a wholly-owned subsidiary of ProAssurance (“NEWCO”), and EASTERN INSURANCE HOLDINGS, INC., a Pennsylvania corporation (“Eastern”).

WITNESSETH:

WHEREAS, ProAssurance is an insurance holding company which provides, through its insurance subsidiaries, medical professional liability and other property and casualty insurance;

WHEREAS, Eastern is an insurance holding company which provides, through its subsidiaries, workers’ compensation insurance and workers’ compensation reinsurance for alternative market programs (the “Business”); and

WHEREAS, the Boards of Directors of ProAssurance, NEWCO and Eastern have determined that it is in the interests of their respective companies for ProAssurance to acquire Eastern through the consummation of the business combination transaction provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), at the Effective Time (as defined in Section 1.2 of this Agreement), NEWCO shall merge with and into Eastern (the “Merger”). Eastern shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of NEWCO shall terminate.

1.2 Effective Time. Subject to the provisions of this Agreement, and in connection with the Closing, articles of merger (the “Articles of Merger”) will be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department of State”) pursuant to Section 1926 and 1927 of the PBCL. The parties will make all other filings or recordings as may be required under the PBCL, and the Merger will become effective when the Articles of Merger are filed in the office of the Pennsylvania Department of State, or at such later date or time as NEWCO and Eastern agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effects of Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and the PBCL, including but not limited to Section 1929 of the PBCL. At the Effective Time, (i) all rights, franchises, licenses and interests of NEWCO in and to every type of property, real, personal and mixed, and all choses in action of NEWCO shall continue unaffected and uninterrupted by the

Merger and shall accrue to Eastern; (ii) all rights, franchises, licenses and interests of Eastern in and to every type of property, real, personal and mixed, and all choses in action of Eastern shall continue unaffected and uninterrupted by the Merger and shall continue to accrue to Eastern; (iii) all obligations and liabilities of Eastern then outstanding shall remain obligations of Eastern; (iv) all obligations and liabilities of NEWCO then outstanding shall become and be obligations of Eastern; and (v) no action or proceeding then pending and to which Eastern or NEWCO is a party shall be abated or discontinued but may be prosecuted to final judgment by Eastern.

1.4 Conversion of NEWCO Shares. At the Effective Time, as a result of the Merger without any action on part of the holder of any capital stock of ProAssurance, NEWCO or Eastern, each of the shares of NEWCO common stock, no par value (“NEWCO Common Stock”), issued and outstanding prior to the Effective Time shall convert into one share of common stock of Eastern, no par value (the “Eastern Common Stock”). It is the intention of the parties that, immediately after the Effective Time, ProAssurance shall own all of the issued and outstanding shares of Eastern Common Stock as the surviving corporation of the Merger.

1.5 Conversion of Eastern Capital Stock. Subject to the terms and conditions of this Agreement, the following exchange shall occur at the Effective Time:

(a) Without any action on the part of any holder of record of the shares of common stock, each share of Eastern Common Stock (including the Eastern Restricted Stock as provided in the Eastern Stock Plans (as defined in Section 1.6(a)) or pursuant to Section 1.6(d) below) shall be converted into the right to receive payment of cash to each holder of Eastern Common Stock in an amount equal to $24.50 per share of Eastern Common Stock without interest (the “Stock Consideration”).

(b) Each holder of Eastern Common Stock shall cease to have any rights as shareholders of Eastern at and after the Effective Time.

(c) Each share of Eastern Common Stock that is owned by Eastern or any Eastern Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no Stock Consideration shall be delivered in exchange therefore.

1.6 Stock Options and Restricted Stock.

(a) Section 1.6 of the Eastern Disclosure Schedule (as defined in Article 3 of this Agreement) lists (i) any unexpired and unexercised options or similar rights to purchase Eastern Common Stock issued by Eastern (the “Eastern Stock Options”) pursuant to Eastern’s 2006 Stock Incentive Plan or any other plan, agreement or arrangement (the “Eastern Stock Plans”), (ii) any restricted shares of Eastern that have been or may be issued pursuant to the Eastern Stock Plans (the “Eastern Restricted Stock”), and (iii) any other stock-based amounts awarded or that are otherwise outstanding on the date of this Agreement (collectively with the Eastern Stock Options and the Eastern Restricted Stock, the “Eastern Stock Awards”). Section 1.6 of the Eastern Disclosure Schedule also sets forth: (i) with respect to each Eastern Stock Option, as applicable, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either an incentive or a nonqualified stock option as those terms are used in the Code, (ii) with respect to each award of Eastern Restricted Stock, as applicable, the date of the award and the vesting schedule for such award, and (iii) any other information relating to the liabilities or amount owed under the Eastern Stock Plans.

(b) Prior to the Effective Time, the Board of Directors of Eastern (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, in accordance with the terms of the applicable Eastern Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Eastern Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Eastern Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Eastern Stock Option shall be converted into the right to receive an amount in cash equal to the amount by which $24.50 exceeds the exercise price per share of the Eastern Stock Option multiplied by number of shares of Eastern Common Stock previously subject to such Eastern Stock Option without interest (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any Eastern Stock Option converted pursuant to this Section 1.6 shall be cancelled and no longer exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

(d) The restrictions on each share of Eastern Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Eastern Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Eastern Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions hereunder as, each share of Eastern Common Stock, including the cash conversion discussed in Section 1.5 above.

(e) To the extent then in effect, after the Effective Time, all Eastern Stock Plans shall be terminated and no further Eastern Stock Options, shares of Eastern Restricted Stock, or other awards shall be granted under the Eastern Stock Plans.

1.7 Articles of Incorporation of Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation of Eastern then in effect shall be, and shall continue in effect as, the Articles of Incorporation of Eastern, as the surviving corporation in the Merger, until amended in accordance with applicable law.

1.8 Bylaws of Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of Eastern then in effect shall be, and shall continue in effect as, the Bylaws of Eastern, as the surviving corporation in the Merger, until amended in accordance with applicable law.

1.9 Management and Officers of Surviving Corporation. At the Effective Time, the Board of Directors of Eastern and the officers of Eastern, as the surviving corporation in the Merger, shall be the persons named on Schedule 1.9 to this Agreement, until their successors are elected and qualified.

1.10 ProAssurance Common Stock. At and after the Effective Time, each share of ProAssurance Common Stock issued and outstanding immediately prior thereto shall remain an issued and outstanding share of common stock of ProAssurance and shall not be affected by the Merger.

ARTICLE 2

EXCHANGE PROCEDURES

2.1 Exchange Agent. Prior to the Closing Date, ProAssurance shall appoint a bank or trust company to act as an exchange agent (the “Exchange Agent”), who shall be acceptable to Eastern. The Exchange Agent shall effect the plan of exchange as herein provided. ProAssurance shall pay the charges and expenses of the Exchange Agent.

2.2 Exchange Procedures.

(a) Prior to the Effective Time, ProAssurance shall deposit with the Exchange Agent (the “Exchange Fund”) cash in an amount equal to the sum of the Stock Consideration and Option Consideration (collectively the “Merger Consideration”) and promptly after the Effective Time, but no later than five (5) business days following the Effective Time, Eastern shall deposit with the Exchange Agent a list of the names and addresses of each Person (as defined in Section 9.16(a) of this Agreement) who was a record holder of Eastern Common Stock immediately prior to the Effective Time or who is otherwise entitled to receive the Merger Consideration (collectively the “Merger Consideration Recipients”) and the amount of the cash payment to which each of the Merger Consideration Recipients is entitled under the plan of exchange.

(b) Promptly after the Effective Time, but no later than ten (10) business days following the Effective Time, ProAssurance will send or cause to be sent to each person who was a record holder of Eastern Common Stock immediately before the Effective Time transmittal materials for exchanging the shares of Eastern Common Stock for the Merger Consideration. Upon delivery to the Exchange Agent of the duly executed transmittal materials, including any certificates representing shares of Eastern Common Stock (the “Old Certificates”), and such other documents as the Exchange Agent may reasonably require, the holder of such shares of Eastern Common Stock and book entry shares of Eastern Common Stock shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Eastern Common Stock or book entry shares of Eastern Common Stock surrendered pursuant to the provisions of this Section 2.2 (after taking into account all shares of Eastern Common Stock then held by such holder), and the Old Certificates and book entry shares so surrendered shall forthwith be canceled. Neither ProAssurance nor Eastern, as the surviving corporation, shall be obligated to deliver the Merger Consideration to which any former record holder of Eastern Common Stock is entitled as a result of the Merger until such record holder delivers to the Exchange Agent the executed transmittal materials and, if applicable, his or her certificate or certificates representing the shares of Eastern Common Stock for exchange as provided in this Section 2.2.

(c) Promptly after the Effective Time, but no later than ten (10) business days following the Effective Time, ProAssurance will send or cause to be sent to each person who was a holder of an outstanding Eastern Stock Option or Eastern Restricted Stock that was issued in book entry form only, the payment to which such person is entitled with respect to such Eastern Stock Option or Eastern Restricted Stock under the provisions of Section 1.5(a) and 1.6(c).

(d) Any other provision of this Agreement notwithstanding, none of Eastern, ProAssurance or the Exchange Agent shall be liable to any Merger Consideration Recipient for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(e) At the Effective Time, the stock transfer books of Eastern shall be closed as to holders of Eastern Common Stock immediately prior to the Effective Time, and no transfer of Eastern Common Stock by any such record holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of this Section 2.2, each certificate theretofore representing shares of Eastern Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor.

2.3 Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holder of Eastern Common Stock for six (6) months after the Effective Time shall be delivered to ProAssurance, upon demand, and any holder of Eastern Common Stock who has not theretofore complied with this Agreement shall thereafter look only to ProAssurance for payment of their claim for distributions with respect to the Merger Consideration.

2.4 Withholding. ProAssurance or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any Merger Consideration Recipient such amounts as ProAssurance (or any affiliate) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by ProAssurance or the Exchange Agent, such withheld amounts will be treated for all purposes of this

Agreement as having been paid to the Merger Consideration Recipient in respect of whom such deduction and withholding were made by ProAssurance or the Exchange Agent.

2.5 Lost or Stolen Certificates. If any holder of Eastern Common Stock is unable to deliver the Old Certificate which represents such shares of Eastern Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the Merger Consideration to which the holder of Eastern Common Stock is entitled for such shares upon presentation of the following: (i) a sworn affidavit or other evidence reasonably satisfactory to the Exchange Agent and ProAssurance that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by the Exchange Agent or ProAssurance to indemnify and hold ProAssurance and the Exchange Agent harmless, and (iii) evidence satisfactory to the Exchange Agent and ProAssurance that such person is the owner of the shares theretofore represented by each certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for exchange pursuant to this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF Eastern

Eastern represents and warrants to ProAssurance that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in any Eastern SEC Reports filed prior to the date of this Agreement (excluding the “Risk Factors” and “Forward Looking Statements” sections of such Eastern SEC Reports), (ii) as set forth in the disclosure schedule delivered by Eastern to ProAssurance on the date hereof and initialed by the parties (the “Eastern Disclosure Schedule”), (iii) for any changes to the Eastern Disclosure Schedule that are disclosed by Eastern to ProAssurance in accordance with Section 6.6(b) of this Agreement, or (iv) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period. Nothing in the Eastern Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Eastern Disclosure Schedule identifies the exception with reasonable particularity; provided, however, (i) if a specific cross-reference is made in the Eastern Disclosure Schedule to an article or section of this Agreement or to a particular section of the Eastern Disclosure Schedule, such information is deemed to have been disclosed with respect to such other article or section of this Agreement, and (ii) the mere inclusion of an exception in the Eastern Disclosure Schedule shall not be deemed an admission by Eastern that such exception represents a material fact, event or circumstance or would result in an Material Adverse Effect or material adverse change. The Eastern Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

3.1 Corporate Organization. Eastern is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania and is not delinquent in filing any reports required to be filed in order to maintain its existence or domiciliary, as the case may be. Eastern has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined in Section 9.16(a) of this Agreement) on Eastern.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Eastern Disclosure Schedule sets forth the name and state or jurisdiction (including any foreign jurisdictions) of incorporation or organization of each Subsidiary (as defined in Section 9.16(a) of this Agreement) of Eastern (separately a “Eastern Subsidiary” and collectively, the “Eastern

Subsidiaries”). Each Eastern Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Eastern, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(b) Section 3.2(b) of the Eastern Disclosure Schedule identifies each Eastern Subsidiary that offers insurance and the states or other jurisdictions in which they are authorized or licensed to conduct business, and the type of insurance products that they are authorized or licensed to offer in each such state (each a “Eastern Insurance Subsidiary” and collectively “Eastern Insurance Subsidiaries”). The Eastern Insurance Subsidiaries do not offer any insurance products in any jurisdiction where they are neither authorized nor licensed to offer such insurance products. The business of the Eastern Insurance Subsidiaries has been and is being conducted in compliance with all of its licenses in all material respects. All of such licenses are in full force and effect and there is no proceeding or investigation pending or, to the Knowledge of Eastern, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of such license.

(c) Except as set forth in Section 3.2(c) of the Eastern Disclosure Schedule, Eastern is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Eastern Subsidiaries. There are no irrevocable proxies granted by Eastern or any Eastern Subsidiary with respect to such shares. There are no equity securities of any of the Eastern Subsidiaries that are or may become required to be issued by reason of any option, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any of the Eastern Subsidiaries except shares of the Eastern Subsidiaries issued to other wholly owned Eastern Subsidiaries. There are no contracts, commitments, understandings or arrangements by which any of the Eastern Subsidiaries is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of the shares of the Eastern Subsidiaries described in the first sentence of this Section 3.2(c) are validly issued, fully paid and nonassessable and free of preemptive rights, and are owned by Eastern or a Eastern Subsidiary free and clear of any and all Liens (as defined in Section 9.16(a) of this Agreement) and free and clear of any claim, right or option to acquire any such shares.

(d) No Eastern Subsidiary is the record or beneficial owner of any shares of Eastern Common Stock.

3.3 Corporate Affairs.

(a) Eastern has made available to ProAssurance correct and complete copies of the Articles of Incorporation and Bylaws of Eastern and each of the Eastern Subsidiaries (as amended to date). Eastern has made available to ProAssurance all of the minute books containing the records of the meetings of the shareholders, the board of directors and any committee of the board of directors of Eastern and each of the Eastern Subsidiaries (except for confidential portions of such minutes relating to the Merger, but provided that the availability of such information is subject to Section 6.2 of this Agreement. The minute books of Eastern and the Eastern Subsidiaries reflect all of the material actions taken by each of their respective Boards of Directors (including each committee thereof) and shareholders ) that occurred on or after January 1, 2007. Eastern has made available to ProAssurance all of the stock ledgers of Eastern and the Eastern Subsidiaries.

(b) The books and records of Eastern and each of the Eastern Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with generally accepted accounting principles in the United States consistently applied (“GAAP”) and any other applicable legal and accounting requirements, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of Eastern and each of the Eastern Subsidiaries and all contracts and other transactions to which Eastern or any of the Eastern Subsidiaries is or was a party or by which Eastern or any of the Eastern Subsidiaries or any of their respective businesses or assets is or was affected.

(c) The minute books and stock ledgers of Eastern accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of Eastern. The minute books and stock ledgers of each Eastern Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of such Eastern Subsidiary.

(d) No provision in Eastern’s Articles of Incorporation, Bylaws or in any resolution by Eastern’s board of directors entitles or will entitle any shareholder of Eastern with any dissenter’s rights.

3.4 Capitalization. The authorized capital stock of Eastern consists of 25,000,000 shares, with said shares divided into two classes. One class of said shares consists of 5,000,000 shares of Series A Preferred Stock, no par value (“Eastern Preferred Stock”). The other class of said shares consists of 20,000,000 shares of Eastern Common Stock. As of August 1, 2013, 7,916,333 shares of Eastern Common Stock were issued and outstanding (including 747,500 shares held by the ESOP) and 4,017,105 shares of Eastern Common Stock were issued but not outstanding. No shares of Eastern Preferred Stock were issued and outstanding or issued but not outstanding. All of the issued and outstanding shares of Eastern Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, Eastern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Eastern Preferred Stock, Eastern Common Stock, or any other equity securities of Eastern or any securities representing the right to purchase or otherwise receive any shares of Eastern Preferred Stock, Eastern Common Stock, or any other equity securities of Eastern except for the Eastern Stock Options. As of August 1, 2013, no shares of Eastern Preferred Stock and Eastern Common Stock were reserved for issuance, except for 1,031,400 shares of Common Stock reserved for issuance upon the exercise of Eastern Stock Options outstanding under the Eastern Stock Plans. Since July 31, 2013, Eastern has not issued any shares of Eastern Common Stock or other equity securities of Eastern, or any securities convertible into or exercisable for any shares of Eastern Common Stock or other equity securities of Eastern, other than as contemplated by this Agreement or pursuant to the exercise of outstanding Eastern Stock Options granted prior to such date.

3.5 Authority; No Violation; Consents and Approvals.

(a) Eastern has full corporate power and authority to execute and deliver this Agreement and, subject to adoption and approval of this Agreement by the requisite vote of the Eastern shareholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Eastern. The Board of Directors of Eastern, at a meeting duly called and held at which all of the directors of Eastern were present, duly and unanimously adopted resolutions approving this Agreement, the Merger and the other transactions contemplated by this Agreement, proposing the Merger in accordance with Section 1922 of the PBCL by adopting a resolution approving this Agreement as a plan of merger for the purposes of Section 1922 of the PBCL, directing that this Agreement be submitted to a vote at a meeting of Eastern’s shareholders entitled to vote hereon and recommending that Eastern’s shareholders approve this Agreement (including approval of this Agreement by the shareholders entitled to vote thereon so the Agreement is adopted for the purposes of Section 1924 of the PBCL), which resolutions have not, except after the date of this Agreement as permitted by Section 6.8, been rescinded, modified or withdrawn in any way. Except for the adoption of this Agreement by the affirmative vote of a majority of the votes cast by the holders of Eastern Common Stock, no other corporate proceedings on the part of Eastern are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Eastern and (assuming due authorization, execution and delivery by NEWCO and ProAssurance and the receipt of all Requisite Regulatory Approvals (as defined in Section 7.1(b) of this Agreement)) constitutes a valid and binding obligation of Eastern, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. On or prior to the date of this Agreement, the Board of Directors of Eastern received the opinion of Keefe Bruyette & Woods, Inc. that the Merger Consideration is fair to the shareholders of Eastern from a financial point of view.

(b) Neither the execution and delivery of this Agreement by Eastern nor the consummation by Eastern of the transactions contemplated by this Agreement, nor compliance by Eastern with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of Eastern, each as amended or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 3.5(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Eastern or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Eastern under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Eastern is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) as set forth in Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, or for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on Eastern.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators (as defined in Section 9.16(a) of this Agreement) pursuant to the Insurance Laws (as defined in Section 9.16(a) of this Agreement), with respect to the transactions contemplated by this Agreement, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of shareholders of Eastern to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), (iii) the filing of the Articles of Merger with the Pennsylvania Department of State pursuant to the PBCL, (iv) the filing of a notification and report form (the “HSR Act Report”) with the Pre Merger Notification Office of the Federal Trade Commission and with the Antitrust Division of the Department of Justice (collectively, the “Pre-Merger Notification Agencies”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the rules and regulations thereunder (collectively, the “HSR Act”), (v) consents, authorizations, orders and approvals required under the HSR Act, and (vi) the approval of this Agreement by the requisite votes of the shareholders of Eastern and the shareholder of NEWCO, no consents or approvals of, or filings or registrations with any Governmental Authority (as defined in Section 9.16(a) of this Agreement), or with any other Person are necessary in connection with the execution and delivery by Eastern of this Agreement or the consummation by Eastern of the transactions contemplated by this Agreement.

(d) No shareholder of Eastern or any Eastern Subsidiary shall have any pre-emptive rights under applicable law with respect to, or as a result of, the transactions contemplated by this Agreement (including the Merger).

3.6 Insurance Reports.

(a) “Eastern SAP Statements” means (i) the annual statutory statements of the Eastern Insurance Subsidiaries (excluding Eastern Re Ltd., SPC) filed with the Insurance Regulator of its state of domicile for each of the years ended December 31, 2012, 2011 and 2010, (ii) the quarterly statutory statements of the Eastern Insurance Subsidiaries (excluding Eastern Re Ltd., SPC) filed with the Insurance Regulator of its state of domicile for each quarterly period in 2013 and for each quarterly period ending after the date of this Agreement, and (iii) all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection with such annual statutory statements and quarterly statutory statements.

(b) All such Eastern SAP Statements were and will be prepared (i) in conformity with statutory accounting practices prescribed or permitted by the Insurance Regulator of its state or jurisdiction of domicile consistently applied (“SAP”) and (ii) in accordance with the books and records of Eastern and the Eastern Insurance Subsidiaries. Eastern Re Ltd., SPC is required to file financial statements with the Cayman Islands Monetary Authority that are prepared in accordance with GAAP (the “Eastern Re Statements”). The Eastern SAP Statements, when read in conjunction with the notes thereto and any statutory audit reports relating thereto, present, and will present, fairly in all material respects the statutory financial condition and results of operations of the Eastern Insurance Subsidiaries for the dates and periods indicated and are consistent with the books and records of the Eastern Insurance Subsidiaries. The annual statutory balance sheets and income statements included in the Eastern SAP Statements and the Eastern Re Statements have been, and will be, where required by Insurance Laws, audited by an independent accounting firm of recognized national reputation. In accordance with Section 3.6(c) hereof, Eastern has made available to ProAssurance true and correct copies of all audit opinions on the Eastern SAP Statements and the Eastern Re Statements.

(c) Since December 31, 2009, Eastern and the Eastern Insurance Subsidiaries (i) have filed or submitted with all applicable Insurance Regulators, all registration statements, notices and reports, together with all exhibits and amendments thereto under the Insurance Laws applicable to insurance holding companies (the “Eastern Holding Company Act Reports”), (ii) have filed all Eastern SAP Statements with the Insurance Regulator for its state of domicile, (iii) have filed all Eastern Re Statements with the Insurance Regulator for its foreign domicile, (iv) have filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (v) have paid all fees and assessments due and payable by them under the Insurance Laws. Section 3.6(c) to the Eastern Disclosure Schedule sets forth a list of, and Eastern has made available to ProAssurance, accurate and complete copies of, all Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and all other reports and statements filed by Eastern or any of the Eastern Subsidiaries with any Insurance Regulator for periods ending and events occurring, after December 31, 2009, and prior to the Closing Date (as defined in Section 9.1 of this Agreement), and the latest requests for approval of a rate increase in each state or other jurisdiction in which the Eastern Insurance Subsidiaries write insurance. All such Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and other reports and statements complied in all material respects with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances in which such statements were made. No deficiencies have been asserted by any Governmental Authority with respect to such Eastern SAP Statements, Eastern Re Statements, Eastern Holding Company Act Reports and other reports and statements.

(d) Section 3.6(d) of the Eastern Disclosure Schedule lists all financial examinations that any Insurance Regulator has conducted with respect to Eastern or the Eastern Insurance Subsidiaries since December 31, 2009. Eastern has made available to ProAssurance correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. There are no regulatory examinations of Eastern or the Eastern Insurance Subsidiaries currently in process. There is no unresolved violation, criticism, or exception by any Insurance Regulator with respect to any examinations of Eastern or the Eastern Insurance Subsidiaries.

(e) Neither Eastern nor any of the Eastern Insurance Subsidiaries has received from any Person any Notice on Form A or such other form as may be prescribed under applicable law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of Eastern, if after the consummation thereof such Person would directly or indirectly be in control of Eastern or the Eastern Insurance Subsidiaries, nor is any of Eastern or the Eastern Insurance Subsidiaries aware of any person that is or may be required to make any such filing as a result of the acquisition of control of the Eastern Insurance Subsidiaries or the intent to acquire control of the Eastern Insurance Subsidiaries.

(f) Since January 1, 2010, Eastern and each of the Eastern Insurance Subsidiaries have complied with all reporting requirements of the National Council on Compensation Insurance, the Indiana Compensation Rating Bureau and the Pennsylvania Compensation Rating Bureau, as applicable.

3.7 SEC Reports and Financial Statements of Eastern.

(a) Eastern has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010. Eastern has delivered to ProAssurance (except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement) copies in the form filed with the SEC of (i) Eastern’s Annual Reports on Form 10-K for each fiscal year of Eastern commencing after December 31, 2009 (ii) Eastern’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Eastern commencing after December 31, 2009, (iii) all proxy statements relating to Eastern’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since December 31, 2009, (iv) all certifications and statements required by Rule 13a-14 or 15d-14 under the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the “Exchange Act”) or 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOX”)) with respect to any report referred to in clause (i) and (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to ProAssurance pursuant to this Section 3.7(a)) filed by Eastern with the SEC since January 1, 2010 (the forms, reports, registration statements and other documents referred to in clauses (i)-(v) of this sentence together with any and all amendments thereto are, collectively, the “Eastern SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “Eastern Filed SEC Reports”), and (vi) all comment letters received by Eastern from the Staff of the SEC since January 1, 2010 and all responses to such comment letters by or on behalf of Eastern.

(b) Except as set forth in Section 3.7(b) of the Eastern Disclosure Schedule, the Eastern SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended and the rules and regulations thereunder (the “Securities Act”) and the Exchange Act and the rules and regulations thereunder, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) Eastern has established and maintains disclosure controls and procedures (as such term is defined in Section 13(b)(2)(B) and Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to Eastern and its Subsidiaries is made known to Eastern’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which Eastern’s reports and filings under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (iii) are effective to perform the functions for which they were established. Neither the auditors of Eastern nor the Audit Committee of the Board of Directors of Eastern have been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Section 13(b)(2)(B) and Rule 13a-15(f) of the Exchange Act) of Eastern and its Subsidiaries which could adversely affect Eastern’s ability to record, process, summarize and report financial data, and (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Eastern and its Subsidiaries. Since the date of the most recent evaluation of such internal controls over financial reporting and procedures, there have been no significant changes in internal controls over financial reporting or in other factors that could significantly affect such internal controls over financial reporting, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d) The financial statements of Eastern and the Eastern Subsidiaries included in the Eastern SEC Reports (including the related notes) (the “Eastern GAAP Financial Statements”) (i) did or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), (ii) were or will be prepared in accordance with GAAP (except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), and (iii) did or will fairly present the consolidated financial condition of Eastern and the Eastern Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Eastern SEC Reports to be filed subsequent to the date hereof are not reasonably expected to be, material in amount or effect). Except (x) as reflected in Eastern’s audited balance sheet at December 31, 2012 (the “2012 Eastern Balance Sheet”), or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), or (y) for liabilities incurred in the ordinary course of business since December 31, 2012 consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, neither Eastern nor any Eastern Subsidiary has any material liabilities or obligations of any nature.

(e) Each Eastern SEC Report filed pursuant to Section 13(a) of the Exchange Act which included financial statements was accompanied by the certifications of Eastern’s chief executive officer and chief financial officer as required under Rule 13a-14 under the Exchange Act.

(f) Section 3.7(f) of the Eastern Disclosure Schedule lists, and Eastern has delivered to ProAssurance copies, of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Eastern or its Subsidiaries since December 31, 2009.

(g) To the Knowledge of Eastern, PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the Eastern GAAP Financial Statements, is and has been throughout the periods covered by its opinion (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX), (ii) “independent” with respect to Eastern within the meaning of Regulation S-X, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the Public Company Accounting Oversight Board. All non-audit services performed by Eastern’s independent auditor for Eastern and each Eastern Subsidiary for each year commencing after December 31, 2009, have been disclosed in the Eastern SEC Reports and were approved by the Audit Committee of the Board of Directors of Eastern in accordance with Section 10A(i) of the Exchange Act.

(h) Eastern and each Eastern Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting which provide assurance that (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Eastern and to maintain accountability for the consolidated assets of Eastern; (iii) access to assets is permitted only in accordance with management’s authorization; and (iv) the reporting of assets is compared with existing assets at regular intervals.

3.8 Accounts Receivable. All accounts receivable payable to Eastern and each Eastern Subsidiary arose and are collectible in the ordinary and usual course of the Business consistent with past practices, are reflected properly on their respective books and records, and will be collected in accordance with their terms at the recorded amounts subject to a reasonable reserve for uncollectible accounts.

3.9 Broker’s Fees. Except as set forth in Section 3.9 of the Eastern Disclosure Schedule (which sets forth amounts paid or to be paid and names of parties to which such amounts were or will be paid), none of Eastern, the Eastern Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

3.10 Absence of Certain Changes or Events.

(a) Except for (i) those liabilities and obligations that are fully reflected or reserved against on the 2012 Eastern Balance Sheet (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP), (ii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2012, (iii) coverage and other claims (other than bad faith claims) made with respect to insurance policies issued by any Eastern Insurance Subsidiary, or (iv) otherwise disclosed in Section 3.10(a) of the Eastern Disclosure Schedule, neither Eastern nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), that, either individually or in the aggregate, would have a Material Adverse Effect on Eastern, and, there is no existing condition, situation or set of circumstances that would be reasonably expected to result in such a liability or obligation. Except as disclosed in the Eastern SEC Reports filed prior to the date of this Agreement, since December 31, 2012, Eastern and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary and usual course theretofore conducted.

(b) Since December 31, 2012, and except as set forth in Section 3.10(b) of the Eastern Disclosure Schedule or actions after the date of this Agreement not prohibited under Section 5.2, neither Eastern nor any of the Eastern Subsidiaries has (except as required by applicable law): (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2012 except in the ordinary course of business consistent with past practice, (ii) granted any stock options or severance or termination pay, entered into any contract to make or grant any stock options or severance or termination pay, or paid any bonuses, (iii) suffered any strike, work stoppage, significant change in its number of employees, slowdown, or other labor disturbance, or (iv) suffered any resignations of key employees or change in its directors or executive management.

(c) Since December 31, 2012, and except as set forth in Section 3.10(c) of the Eastern Disclosure Schedule, there has not been: (i) any change in the financial condition, assets, or business (financial or otherwise) of Eastern or any Eastern Subsidiary, which, either individually or in the aggregate, has had or would have a Material Adverse Effect on Eastern; (ii) any material change in any method of accounting or accounting principles or practice by Eastern or any Eastern Subsidiary, except as required by GAAP or SAP and disclosed in the notes to the Eastern GAAP Financial Statements; (iii) any material change in the actuarial, investment, reserving, underwriting or claims administration policies, practices, procedures, methods, assumptions or principles of Eastern or the Eastern Insurance Subsidiaries, (iv) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of Eastern or any Eastern Subsidiary; (v) any declaration or payment of any dividends or distribution of any kind in respect of any of the capital stock of Eastern or any Eastern Subsidiary; (vi) any direct or indirect redemption, purchase or other acquisition by Eastern or any Eastern Subsidiary of any of the capital stock of Eastern or any Eastern Subsidiary; (vii) any discharge or cancellation, whether in part or in whole, of any indebtedness owed by Eastern or any Eastern Subsidiary to any Person, except reimbursement to employees of ordinary business expenses or other debts arising in the ordinary course of business; (viii) any sale or transfer or cancellation of any of the assets, properties, or claims of Eastern or any Eastern Subsidiary, except in the ordinary course of business; (ix) any sale, assignment or transfer of any trademarks, trade names, or other intangible assets of Eastern or any Eastern Subsidiary; (x) except as set forth in Section 3.10(c) of the Eastern Disclosure Schedule, any material amendment to or termination of any Eastern Contract or Eastern Personal Property Lease; (xi) any additional debt for borrowed money or contract for the extension or ability to borrow money (even if not yet incurred), or any other obligation or liability (fixed, contingent or otherwise) by Eastern or any Eastern Subsidiary, except in the ordinary and usual course of business; or (xii) any other event or condition of any character that would materially and adversely affect the Business.

(d) Since December 31, 2012, neither Eastern nor any Eastern Subsidiary has mortgaged, pledged or otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and other liens arising in the ordinary and usual course of business (including liens on securities held by Insurance Regulators for statutory reserves).

(e) Neither Eastern nor any Eastern Subsidiary has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 3.10.

3.11 Legal Proceedings and Judgments.

(a) Except as set forth in Section 3.11(a) of the Eastern Disclosure Schedule, neither Eastern nor any Eastern Subsidiary is a party to any, and there are no pending or, to the Knowledge of Eastern, threatened, legal, administrative, arbitral or other inquiries, proceedings, claims (whether asserted or unasserted), actions or governmental or regulatory or self-regulatory organization (“SRO”) investigations of any nature (including noncontractual claims and bad faith claims, but excluding coverage and other claims made with respect to insurance policies issued by any Eastern Insurance Subsidiary) against Eastern, any Eastern Subsidiary, any of their respective businesses or assets, or the transactions contemplated by this Agreement (“Litigation”). There is no Litigation pending, or to the Knowledge of Eastern, threatened as of the date of this Agreement, challenging the validity or propriety of the transactions contemplated by this Agreement, and, to the Knowledge of Eastern, there is no basis for any such proceedings, claims, actions or investigations.

(b) Except as set forth in Section 3.11(b) of the Eastern Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction (including noncontractual claims and bad faith claims) against Eastern or any Eastern Subsidiary, but excluding coverage and other claims made with respect to insurance policies issued by any Eastern Insurance Subsidiary imposed upon Eastern, any Eastern Subsidiary or the assets of Eastern or any Eastern Subsidiary.

(c) Except as set forth in Section 3.11(c) of the Eastern Disclosure Schedule, no breach of contract, breach of fiduciary duties under ERISA (as defined in Section 3.14(a) of this Agreement), bad faith, breach of warranty, tort, negligence, infringement, fraud, discrimination, wrongful discharge or other claim of any nature has been asserted or, to the Knowledge of Eastern, threatened against Eastern or any Eastern Subsidiary, nor, to the Knowledge of Eastern, is there any basis for any such claim.

(d) As to each matter (if any) described on Section 3.11(a) and Section 3.11(b) of the Eastern Disclosure Schedule, accurate and complete copies of all relevant pleadings, judgments, orders and correspondence have been made available to ProAssurance.

3.12 Insurance.

(a) Except as set forth in Section 3.12(a) of the Eastern Disclosure Schedule, Eastern and the Eastern Subsidiaries maintain policies of general liability, fire and casualty, automobile, directors and officers, errors and omissions, fiduciary, and other forms of insurance (the “Eastern Insurance Policies”) in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of Eastern and the Eastern Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

(b) No issuer of the Eastern Insurance Policies has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any of the Eastern Insurance Policies with respect to any open or unresolved claim, and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any of the Eastern Insurance Policies.

3.13 Taxes and Tax Returns.

(a) As used in this Agreement: “Tax” or “Taxes” means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, profits, franchise, license, ad valorem, profits, gains, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, stamp, occupation, premium, social security (or similar), unemployment, disability, real property, personal property, sales, use, registration, alternative or add on minimum, estimated, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon). “Tax Return” or “Tax Returns” means any and all returns, declarations, claims for refunds, reports, information returns and information statements (including, without limitation, Form 1099, Form W-2 and W-3, Form 5500, and Form 990) with respect to Taxes filed, or required to be filed, by any Person or any Subsidiary of such Person with the Internal Revenue Service (the “IRS”) or any other Governmental Authority or tax authority or agency, whether domestic or foreign (including consolidated, combined and unitary tax returns).

(b) Eastern and the Eastern Subsidiaries have duly filed all Tax Returns required to be filed by them on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of their properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made in the Eastern GAAP Financial Statements. Neither Eastern nor any Eastern Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Return or tax assessment or deficiency other than extensions that are automatically granted by the taxing authorities upon filing an application therefore. The unpaid Taxes of Eastern and the Eastern Subsidiaries do not exceed the reserve for tax liability set forth on the 2012 Eastern Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Eastern in filing its returns. No claim has been made since December 31, 2008 by an authority in a jurisdiction where Eastern or any Eastern Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Knowledge of Eastern, threatened against or with respect to Eastern or any Eastern Subsidiary in respect of any material Tax. Eastern and each Eastern Subsidiary in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party have complied with applicable tax withholding in all material respects. Eastern and each Eastern Subsidiary have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or other third party as required by applicable law.

(d) There are no Tax Liens upon any property or assets of Eastern or its Subsidiaries except Liens for current Taxes not yet due. Neither Eastern nor any Eastern Subsidiary has been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of a voluntary change in accounting method initiated by Eastern or any Eastern Subsidiary, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the Eastern GAAP Financial Statements, neither Eastern nor any Eastern Subsidiary has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither Eastern nor any Eastern Subsidiary is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement (other than such agreements as exist by and among themselves). Neither Eastern nor any Eastern Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code other than as a common parent corporation. Neither Eastern nor any Eastern Subsidiary is liable for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax law)

or by contract, as a successor or otherwise. During the five (5) year period ending on the date hereof, neither Eastern nor any Eastern Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. Neither Eastern nor any Eastern Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e) Except as set forth in Section 3.13(e) of the Eastern Disclosure Schedule, any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Eastern or any of its affiliates who is a “Disqualified Individual” (as such term is defined in proposed Treasury Regulation Section 1.280G(1) under any employment, severance or termination agreement, other compensation arrangement or Eastern Employee Plan (as defined in Section 3.14 of this Agreement) currently in effect will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) There has been no disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Eastern or any Eastern Subsidiary under any contract, plan, program, arrangement or understanding.

(g) There is no dispute or claim concerning any tax liability of Eastern or any Eastern Subsidiary except as disclosed in Section 3.13(g) of the Eastern Disclosure Schedule. Section 3.13(g) of the Eastern Disclosure Schedule identifies the last Tax Returns that have been audited by the taxing authority with whom they were filed, and indicates those Tax Returns that currently are the subject of an audit procedure or that Eastern or any Eastern Subsidiary has received notice will be subject to an audit procedure. Eastern has made available to ProAssurance correct and complete copies of all federal income tax returns (including amendments thereto) of, all examination reports of, and statements of deficiencies assessed against or agreed to by, Eastern or any Eastern Subsidiary for any tax year commencing after December 31, 2008.

(h) Except as set forth in Section 3.13(h) of the Eastern Disclosure Schedule, Eastern and/or any Eastern Subsidiary will not have any taxable income or gain as a result of prior inter-company transactions that will be taken into account as a result of the changes in ownership contemplated herein.

(i) Eastern Re Ltd., SPC is a noncontrolled foreign corporation under the Code and has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects) and has duly paid or made sufficient provisions for the payment of all Taxes shown thereon as owing on or prior to the date of this Agreement (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, premiums, franchises, licenses, sales and payrolls) other than Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined for which adequate reserves have been made in the Eastern GAAP Financial Statements.

3.14 Employee Plans; Labor Matters.

(a) Section 3.14(a) of the Eastern Disclosure Schedule sets forth a true and complete list of all of the Employee Plans (as defined in Section 9.16(a) of this Agreement) for employees of Eastern and any Eastern Subsidiary (“Eastern Employee Plans”). Those Eastern Employee Plans which cover only employees of Eastern or a Eastern Subsidiary are separately identified. Those Eastern Employee Plans which are non-qualified deferred compensation plans for purposes of Section 409A of the Code are separately identified and are in compliance with the requirements of Section 409A and the regulations promulgated thereunder. Except with respect to the Eastern Employee Plans, neither Eastern nor any Eastern Subsidiary sponsors, maintains or contributes to, or has any ongoing obligation or liability whatsoever with respect to: (i) any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) any other program, plan, trust agreement or arrangement for any bonus, severance, hospitalization, vacation, sick pay, incentive, deferred compensation, pension, profit sharing, post-employment, retirement, payroll savings, stock option, stock purchase, group insurance, self-insurance, death benefit, fringe benefit, welfare or any other employee benefit plan or fringe benefit arrangement of any nature whatsoever including those for the benefit of former employees. Neither Eastern nor any Eastern Subsidiary has any agreement, arrangement, commitment, or understanding, whether legally binding or not, to create any additional Eastern Employee Plan or to continue, modify, change, or terminate, in any material respect, any Eastern Employee Plan except as may be required by the Code or ERISA. ProAssurance may modify, amend and/or terminate any Eastern Employee Plan after the Effective Time, subject to applicable law and the terms of such Eastern Employee Plan.

(b) Eastern has heretofore delivered or made available to ProAssurance true and complete copies of each Eastern Employee Plan and certain related documents, including: (i) the plan document and the related trust agreement or annuity contract for such Eastern Employee Plan; (ii) the summary plan description and material employee communication document for such Eastern Employee Plan; (iii) the actuarial report for such Eastern Employee Plan (if applicable) for each of the last two years; (iv) all determination letters from the IRS (if applicable) for such Eastern Employee Plan; (v) all insurance policies relating thereto and any written materials used by Eastern to describe employee benefits to employees of Eastern and the Eastern Subsidiaries; (vi) the most recent annual return on Form 5500 (including all schedules thereto along with the accompanying auditor’s opinion, if applicable) and tax return (Form 990) for such Eastern Employee Plan; (vii) the most current actuarial, valuation, and trustee’s reports (as applicable) for such Eastern Employee Plan; and (viii) all material communications with any governmental entity or agency (including the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, and the Securities and Exchange Commission) with respect to such Eastern Employee Plan. Each such actuarial or valuation report correctly shows the value of the assets of such Eastern Employee Plan as of the date thereof, the total accrued and vested liabilities, all contributions by Eastern and the Eastern Subsidiaries, and the assumptions on which the calculations are based.

(c) Except as set forth in Section 3.14(c) of the Eastern Disclosure Schedule, each of the Eastern Employee Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code. To the Knowledge of Eastern, there has not been any material violation of the reporting and disclosure provisions of the Code and ERISA. There has not been any termination or partial termination (including any termination or partial termination attributable to the transactions contemplated by this Agreement) of such plans. Neither Eastern nor any Eastern Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, contributes to, or has within the past six years contributed to, any multiemployer plans, as defined in Section 3(37) of ERISA, or any multiple employer welfare arrangements, as defined in Section 3(40) of ERISA. Neither Eastern nor any Eastern Subsidiary nor any of their respective ERISA affiliates, nor any predecessor thereof, sponsors, participates in, or contributes to, or has at any time in the past sponsored, participated in, or contributed to (i) any plan which is subject to the funding standards or requirements described in Section 412 of the Code, or (ii) any plan which is subject to any of the requirements, obligations, and liabilities imposed by Title IV of ERISA.

(d) Each Eastern Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter or has pending or has time remaining in which to file, an application for such determination from the IRS, and Eastern is not aware of any reason why any such determination letter should be revoked or not be reissued, and any related trust is exempt from taxation under Section 501(a) of the Code. Except as set forth in Section 3.14(d) of the Eastern Disclosure Schedule, each Eastern Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable laws and regulations, including but not limited to ERISA and the Code. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA has occurred with respect to any Eastern Employee Plan or with respect to Eastern or any Eastern Subsidiary. No events have occurred with respect to any Eastern Employee Plan that could result in payment or assessment by or against Eastern or any Eastern Subsidiaries of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) There has been no amendment to, written interpretation or announcement (whether or not written) by Eastern or any Eastern Subsidiary or of their affiliates relating to, or change in employee participation or coverage under, any Eastern Employee Plan which would increase materially the expense of maintaining Eastern Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2012. To the Knowledge of Eastern, no event has occurred or circumstances exist that could result in a material increase in the premium costs of Eastern Employee Plans that are insured, or a material increase in benefit costs of the Eastern Employee Plans that are self-insured.

(f) Except as set forth in Section 3.14(f) of the Eastern Disclosure Schedule, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of Eastern, threatened against or involving any Eastern Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Eastern. Other than claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or legal proceeding involving, any Eastern Employee Plan is pending or threatened.

(g) Except as provided in Sections 1.6 and 6.4(a) of this Agreement and as described in Section 3.14(g) of the Eastern Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee of Eastern or any of its Subsidiaries from Eastern or any of its Subsidiaries under any Eastern Employee Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Eastern Employee Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent (in each case under clauses (i), (ii) or (iii) whether or not such payment or benefit would constitute a parachute payment within the meaning of Section 280G of the Code); (iv) constitute an acceleration of the payment or vesting of deferred compensation in violation of the requirements of Section 409A of the Code; or (v) constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, or breach of fiduciary duty under Title I of ERISA.

(h) Neither Eastern nor any Eastern Subsidiary has any direct or indirect material liability or obligation under any Eastern Employee Plan other than as described in the terms of such Eastern Employee Plans. There are no circumstances arising out of the sponsorship of any Eastern Employee Plan which will result in any direct or indirect material liability to Eastern or any Eastern Subsidiary, other than liability for contributions, benefit payments, administrative costs and liabilities incurred in accordance with the terms of the Eastern Employee Plans consistent with past practice.

(i) Eastern and each Eastern Subsidiary have made all employer contributions for employee benefits; including deferred compensation obligations, and all such benefits under any Eastern Employee Plan have been paid or provided for in accordance with plan documents, or other arrangements disclosed on Section 3.14(i) of the Eastern Disclosure Schedule. There are no funded benefit obligations under any Eastern Employee Plan for which contributions have not been made or properly accrued, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of Eastern and each Eastern Subsidiary.

(j) Each Eastern Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Except as set forth in Section 3.14(j) of the Eastern Disclosure Schedule, no assets of Eastern or any Eastern Subsidiary are allocated to or held in a “rabbi trust” or similar funding vehicle.

(k) Each Eastern Employee Plan that is a “group health plan” (as defined in Section 607(1) of ERISA or Section 5001(b)(1) of the Code) has been operated at all times in compliance with the provisions of

Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”), with the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and with the provisions of any applicable similar state law.

(l) Except as set forth in Section 3.14(l) of the Eastern Disclosure Schedule, no Eastern Employee Plan provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents).

(m) Neither Eastern nor any Eastern Subsidiary has the obligation to maintain, establish, sponsor, participate in, or contribute to any Employee Plan for the benefit of any employee, former employee, director or consultant of either Eastern or any Eastern Subsidiary or any ERISA Affiliate who performs services outside of the United States.

(n) Eastern has delivered to ProAssurance true and correct copies of (i) each of the qualified and nonqualified defined benefit pension plans sponsored by Eastern and the amendment to such plans which froze the benefits under each such plan, and (ii) the most recent actuarial report for such plans. The liability for unfunded benefits with respect to the qualified and nonqualified defined benefit plans as reflected in the Eastern GAAP Financial Statements is consistent with the indicated liability in said actuarial reports. With respect to Eastern’s qualified defined benefit plans, neither Eastern nor any Eastern Subsidiary (i) has failed to timely pay premiums to the Pension Benefit Guaranty Corporation, or (ii) has engaged in any transaction which give rise to liability under Section 4069 or 4212(c) of ERISA. No reportable event that would require notice (either advance or post event) under Section 4043 of ERISA has occurred.

(o) Each Eastern Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (i) been operated between January 1, 2005 and December 31, 2008, in good faith compliance with Section 409A of the Code and Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all respects, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable under any such Eastern Employee Benefit Plan has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

3.15 Employees.

(a) Eastern has made available to ProAssurance a true and correct list of the names of the employees of Eastern and the Eastern Subsidiaries, their birth dates, hire dates, compensation rates, name of employer and capacity in which employed, and accrued vacation and sick leave, if any, all as of June 30, 2013. Except for any employment agreements and severance agreements listed on Section 3.15(a) of the Eastern Disclosure Schedule, and except for any limitations of general application which may be imposed under applicable employment laws, Eastern and the Eastern Subsidiaries have the right to terminate the employment of any of their respective employees at will and without payment to such employees. Since December 31, 2012, no executive officer of Eastern or any Eastern Subsidiary has indicated to the chief executive officer of Eastern an intention to terminate his or her employment.

(b) Eastern and the Eastern Subsidiaries are in compliance, in all material respects, with all applicable ordinances or other laws, orders, and regulations regarding labor and employment and the compensation therefor, labor and employment matters, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health, and employment practices, whether state or federal (including, without limitation, wage and hour laws; workplace safety laws; workers’ compensation laws; equal employment opportunity laws; equal pay laws; civil rights laws; the Occupational Safety and Health Act of 1970, as amended; the Equal Employment Opportunity Act, as amended; the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., as amended; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 206d, as amended; the Portal-to-Portal Pay Act of 1947, 29 U.S.C. § 255 et seq., as amended; the Lilly Ledbetter Fair Pay Act of 2009; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, as amended and 42 U.S.C. § 1981, as amended; Rehabilitation Act of 1973, as amended; the Vietnam-Era Veterans’ Readjustment Assistance Act of 1974, as amended; the Immigration Reform and Control Act, 8 U.S.C. § 1324A et seq., as amended; the Employee Polygraph Protection Act of 1988, as amended; the Veterans Re-employment Act - Handicap Bias, 38 U.S.C. § 2027 et seq., as amended; the Civil Rights Act of 1991, as amended; the Family and Medical Leave Act of 1993, as amended; the Religious Freedom Restoration Act of 1993, as amended; and the Age Discrimination and Employment Act of 1967, as amended). No action or investigation has been instituted or, to the Knowledge of Eastern, is threatened to be conducted by any state or federal agency regarding any potential violation by Eastern or any Eastern Subsidiary of any laws, orders, ordinances and regulations regarding labor and employment or the compensation therefore (including, without limitation, any of the aforementioned statutes) during the past five (5) years.

(c) Neither Eastern nor any Eastern Subsidiary has ever been a party to or bound by any union or collective bargaining contract, including any union or collective bargaining contract that could be subject to Subchapter J of Chapter 25 of the PBCL, nor is any such contract currently in effect or being negotiated by Eastern or any Eastern Subsidiary. Eastern does not know of any activities or proceedings of any labor union to organize any employees of Eastern or any Eastern Subsidiary.

(d) Eastern and each Eastern Subsidiary have complied with all applicable notice provisions of and have no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There is no action, claim, cause of action, suit or proceeding pending or, to the Knowledge of Eastern, threatened, on the part of any employee, independent contractor or applicant for employment, including any such action, claim, cause of action, suit or proceeding based on allegations of wrongful termination or discrimination on the basis of age, race, religion, sex, sexual preference, or mental or physical handicap or disability. All sums due from Eastern or any Eastern Subsidiary for employee compensation (including, without limitation, wages, salaries, bonuses, relocation benefits, stock options and other incentives) have been paid, accrued or otherwise provided for. To the Knowledge of Eastern, no person treated as an independent contractor by Eastern or any Eastern Subsidiary is an employee as defined in Section 3401(c) of the Code, nor has any employee been otherwise improperly classified, as exempt, nonexempt or otherwise, for purposes of federal or state income tax withholding or overtime laws, rules, or regulations.

(e) Since December 31, 2012, neither Eastern nor any Eastern Subsidiary has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Eastern or any Eastern Subsidiary; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

3.16 Compliance with Applicable Law.

(a) Neither Eastern nor any Eastern Subsidiary is subject to any cease and desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or since that date, has adopted any board resolutions at the request of any Governmental Authority that: (i) limits the ability of Eastern or any Eastern Subsidiary to conduct any line of business, (ii) require any investments of Eastern or any Eastern Subsidiary to be treated as non-admitted assets, (iii) require divestiture of any investments of Eastern or any Eastern Subsidiary, (iv) in any manner imposes any requirements on Eastern or any Eastern Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (v) in any manner relate to the ability of Eastern or any Eastern Subsidiary to pay or declare dividends or distributions, or (vi) restricts in any material respect the conduct of the business, credit policies or management of Eastern or any Eastern Subsidiary (each, whether or not set forth in the Eastern Disclosure Schedule, a “Eastern Regulatory Agreement”), nor has Eastern or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting any such Eastern Regulatory Agreement. Neither Eastern nor any Eastern Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law the violation of which would be material to the conduct of the Business.

(b) Except (i) as set forth in Section 3.16(b) of the Eastern Disclosure Schedule, and (ii) consumer complaints in the ordinary course of business, there is no pending or, to the Knowledge of Eastern, threatened charge or basis for any such charge by any Governmental Authority that Eastern or any Eastern Subsidiary has violated any applicable laws, rules or regulations (including any Insurance Laws), nor any pending or, to the Knowledge of Eastern, threatened investigation by any Governmental Authority with respect to possible violations of any applicable laws, rules or regulations (including any Insurance Laws), in each case, the violation of which would be material to the conduct of the Business.

(c) Except as set forth on Eastern Disclosure Schedule 3.16(c), there are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between Eastern or any Eastern Subsidiary, on the one hand, and any of their respective officers, directors, or affiliates (as such term is defined in Rule 405 under the Securities Act), on the other hand. Eastern has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Eastern or any Eastern Subsidiary. Section 3.16(c) of the Eastern Disclosure Schedule identifies each loan or extension of credit maintained by Eastern or any Eastern Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

(d) Eastern is, or will timely be, in all material respects, in compliance with all current and proposed listing and corporate governance requirements of SOX and the Nasdaq Global Market.

(e) None of Eastern, the Eastern Subsidiaries, any of their respective current directors or officers, and, to the Knowledge of Eastern, none of their respective former officers or directors or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of Eastern or any Eastern Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes. To the Knowledge of Eastern: (x) no director or officer of Eastern or any Eastern Subsidiary has engaged in any “insider trading” in violation of applicable law with respect to any security issued by Eastern or any Eastern Subsidiary; and (y) no such director or officer has made any false certifications or statements under (i) Rule 13a-14 or 15d-14 under the Exchange Act or (ii) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any Eastern SEC Report.

3.17 Certain Contracts.

(a) Excluding insurance policies issued in the ordinary course of business, Section 3.17(a) of the Eastern Disclosure Schedule sets forth a complete list of, the following described contracts or agreements by which either Eastern or any Eastern Subsidiary is bound in any respect: (i) contracts from or to third parties for the furnishing of services to, or receipt of services by, Eastern or any Eastern Subsidiary (including without limitation, legal and accounting services, and risk management services but excluding the agency and distribution agreements described in Section 3.17(a) of the Eastern Disclosure Schedule pursuant to clause (x) below and claims and underwriting services for third parties described in Section 3.17(a) of the Eastern Disclosure Schedule pursuant to clause (xi) below) involving more than $100,000 or that has a non-cancelable term in excess of one year (as to the latter, which is still in effect); (ii) contracts or agreements relating to selling, servicing, administering or acting as the obligor with respect to insurance contracts (other than those entered into by the Eastern Insurance Subsidiaries in the ordinary course of its business); (iii) investment advisory contracts to which Eastern or any Eastern Subsidiary is a party; (iv) contracts between Eastern on the one hand, and any Eastern Subsidiary on the other hand; (v) except for the Eastern Real Property Leases disclosed in Section 3.20(a) of the Eastern Disclosure Schedule and the Eastern Personal Property Leases disclosed in Section 3.21(a) of the Eastern Disclosure Schedule, contracts or agreements for the acquisition by purchase, lease or otherwise, or for the disposition by sale, lease or otherwise, of real property, equipment, goods, materials, research and development, supplies, studies or capital assets, in any case involving more than $100,000, provided, however, that if there are multiple agreements or service orders with one party or any affiliate of such party exceeding $100,000 in the aggregate, such information shall be included in Section 3.17(a) of the Eastern Disclosure Schedule; (vi) contracts or agreements for the joint performance of work or services, and all other joint venture, partnership or other similar agreements; (vii) notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidences of indebtedness, other than endorsements for collection or deposit in the ordinary course of business; (viii) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement) other than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule; (ix) stock option, stock purchase, warrant, repurchase or other contract or agreement with any employee or officer of Eastern or a Eastern Subsidiary other (A) than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule, (B) the Eastern Stock Awards disclosed on Section 1.6 of the Eastern Disclosure Schedule, and (C) the accelerated benefits disclosed on Section 3.14(g) of the Eastern Disclosure Schedule; (x) agency agreements, managing general agent agreements, reinsurance intermediary agreements and other distribution agreements, and agreements relating to the sale or servicing of workers’ compensation insurance products offered by Eastern or the Eastern Insurance Subsidiaries (broken down by agent and Eastern has made available to ProAssurance each agent’s volume); (xi) contracts or agreements for the provision of claims or underwriting services by Eastern or an Eastern Subsidiary for the insurance policies issued by another insurer; (xii) contracts or agreements with a director or officer of Eastern or an Eastern Subsidiary or with any person or entity affiliated or associated with such director or officer, or with any affiliate of Eastern other than the Eastern Employee Plans disclosed on Section 3.14(a) of the Eastern Disclosure Schedule; (xiii) powers of attorney or similar authorizations to any third party (excluding consents to service of process); (xiv) excluding “off the shelf” and “shrink wrap” software licenses, any licenses, sublicenses, royalty agreements, confidentiality, non-disclosure, non-use or other similar contracts or agreements and any other contract or agreement relating to technical assistance or Intellectual Property; (xv) all letters of credit and other security devices held or maintained for the benefit of either Eastern or an Eastern Subsidiary; (xvi) contracts or agreements containing covenants limiting the freedom of either Eastern or a Eastern Subsidiary to compete in any line of business or with respect to any particular product or service or with any person; (xvii) any material contract or agreement, not of the type covered by or excluded from any of the other items of this Section, which by its terms is either (1) not to be completely performed by either Eastern or an Eastern Subsidiary within thirty (30) days of the date hereof or (2) is not to terminate, or is not terminable, without penalty to Eastern or an Eastern Subsidiary prior to thirty (30) days from the date hereof, and which in either case involves more than $100,000; (xviii) any other contract or agreement which by its terms, is (1) either not to be completely performed by Eastern or an Eastern Subsidiary within twelve (12) months of the date hereof or (2) is not to terminate, or is not terminable, without penalty to Eastern or an Eastern Subsidiary prior to twelve (12) months from the date hereof, and which in either case involves more than $100,000; and (xviii) any listing or similar agreement with a person having an ownership or other interest in real estate or a business operation with respect to the sale, lease or other disposition of such real estate or business operation and any agreement with a prospective purchaser, lessee or other transferee with respect to the purchase, lease or other transfer of an ownership or other interest in real estate or a business operation.

(b) Eastern has made available to ProAssurance written summaries of all oral contracts and agreements referred to in Section 3.17(a) of the Eastern Disclosure Schedule and has made available to ProAssurance true and correct copies of all such written contracts or agreements. As used in this Agreement, the terms “contract” and “agreement” each mean and include every binding contract, agreement, commitment, understanding, or promise, whether written or oral.

(c) Each contract or agreement (whether written or oral) of the type described in Sections 3.14(a), 3.14(g) and 3.17(a) of this Agreement, is referred to in this Agreement as an “Eastern Contract”, and to the Knowledge of Eastern, neither Eastern nor any Eastern Subsidiary is aware of, or has received written notice of, any violation of any Eastern Contract by any of the counterparties thereto that has not been resolved. To the Knowledge of Eastern, each Eastern Contract is in full force and effect (except for contracts that have expired pursuant to the terms thereof) and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under such Eastern Contract. Neither Eastern nor any Eastern Subsidiary has written received notice of any default, offset, counterclaim or defense under such Eastern Contract that has not been resolved. To the Knowledge of Eastern, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party under the terms of such Eastern Contract. All security deposits, reserve funds, and other sums and charges that have become due and payable under such Eastern Contract have been paid in full.

3.18 Investments and Interest Rate Risk Management Instruments.

(a) Except as set forth in Section 3.18(a) of the Eastern Disclosure Schedule, Eastern and each Eastern Subsidiary have good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity or any securities lending arrangement), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Eastern or any Eastern Subsidiary. Such securities are permissible investments under all applicable laws and are valued on the books of Eastern in accordance with GAAP and SAP. Eastern has provided to ProAssurance a copy of the investment policies of Eastern and the Eastern Subsidiaries as of December 31, 2012. There has been no material change in investment policy of Eastern and the Eastern Subsidiaries since December 31, 2012 and no changes in the composition of the investments of Eastern and the Eastern Subsidiaries have occurred since December 31, 2012, other than in the ordinary course of business.

(b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of Eastern or an Eastern Subsidiary were entered into in the ordinary course of business and, to the Knowledge of Eastern, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All of such interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements are legal, valid and binding obligations of Eastern or an Eastern Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Eastern and each Eastern Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of Eastern, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.19 Intellectual Property.

(a) Eastern or an Eastern Subsidiary owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property necessary for the operation of the businesses of Eastern and the

Eastern Subsidiaries as presently conducted and as presently proposed to be conducted. As used in this Agreement, “Intellectual Property” means all trademarks, service marks, logos, domains and domain names, trade names and corporate names and registrations and applications for registration thereof, copyrights and registrations and applications for registration thereof, computer software (including computer software used in insurance operations or for accounting operations), data and documentation, trade secrets and confidential business information (including financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), other proprietary rights, and copies and tangible embodiments thereof (in whatever form or medium). Section 3.19(a) of the Eastern Disclosure Schedule lists all trademarks, service marks, logos, domains and domain names, trade names and corporate names owned by Eastern and each Eastern Subsidiary.

(b) Neither Eastern nor any Eastern Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property of third parties. None of Eastern, the Eastern Subsidiaries, or any of the officers or employees with responsibility for Intellectual Property matters of Eastern or any Eastern Subsidiary has ever received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation or violation. To the Knowledge of Eastern, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Eastern or any Eastern Subsidiary.

(c) Section 3.19(c) of the Eastern Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Eastern or any Eastern Subsidiary uses, or intends to use, pursuant to license, sublicense, agreement, or permission other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses. Eastern has made correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date) available to ProAssurance. With respect to each such item of such Intellectual Property: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth in Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, the license, sublicense, agreement or permission will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms on and after the Merger and the Closing Date; (iii) to the Knowledge of Eastern, no party to the license, sublicense, agreement or permission is in breach or default, and no event of default has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) to the Knowledge of Eastern, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) to the Knowledge of Eastern, with respect to any sublicense, the representations and warranties set forth in (i) through (iv) above are true and correct with respect to the underlying license; and (vi) neither Eastern nor any Eastern Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

3.20 Real Property; Environmental Liability.

(a) Neither Eastern nor any Eastern Subsidiary owns any right, title or interest in any real property except as described on Section 3.20(a) of the Eastern Disclosure Schedule (collectively, the “Eastern Real Property”). Section 3.20(a) of the Eastern Disclosure Schedule sets forth a complete and accurate list and general description of all material leases for real property (“Eastern Real Property Leases”) to which Eastern or any Eastern Subsidiary is a party or by which any of them are bound. Eastern or an Eastern Subsidiary has a valid leasehold interest in each Eastern Real Property Leases, in each case free and clear of all Liens except for (i) rights of lessors, co-lessees, mortgagees, or sublessees that are reflected in each Eastern Real Property Lease; (ii) current taxes not yet due and payable; (iii) Liens of public record; and (iv) such nonmonetary imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of the subject property. To the Knowledge of Eastern, the activities of Eastern and the Eastern Subsidiaries with respect to all Eastern Real Property Leases used in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations.

(b) Eastern and the Eastern Subsidiaries enjoy peaceful and undisturbed possession under all Eastern Real Property Leases. Eastern has made available to ProAssurance complete and correct copies of all of the Eastern Real Property Leases. Each Eastern Real Property Lease is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no monetary defaults and no material nonmonetary defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under any Eastern Real Property Lease. Neither Eastern nor any Eastern Subsidiary has received notice of any default, offset, counterclaim or defense under any Eastern Real Property Lease. Except as set forth in Section 3.5(b)(ii)(y) of the Eastern Disclosure Schedule, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under the terms of any Eastern Real Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the Eastern Real Property Leases have been paid in full. To the Knowledge of Eastern, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Eastern Real Property Leases. Except as disclosed on Section 3.20(a) of the Eastern Disclosure Schedule, Eastern has never had any ownership interest in any real property that is currently subject to a Eastern Real Property Lease.

(c) Eastern and the Eastern Subsidiaries are and have been in compliance with all Environmental Laws (as defined in Section 9.16(a) of this Agreement) and all Environmental Permits (as defined in Section 9.16(a) of this Agreement) in all material respects. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose on Eastern or any Eastern Subsidiary, or to the Knowledge of Eastern, that could reasonably be expected to result in the imposition on Eastern or any Eastern Subsidiary of, any liability or obligation arising under any Environmental Law which would have a Material Adverse Effect on Eastern. To the Knowledge of Eastern, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation activity. Neither Eastern nor any Eastern Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or private Person imposing any liability or obligation under any Environmental Law that would have a Material Adverse Effect on Eastern.

(d) No Hazardous Materials (as defined in Section 9.16(a) of this Agreement) have been used, stored or otherwise handled in any manner by Eastern or any Eastern Subsidiary, under, in, from or affecting property subject to the Eastern Real Property Leases, other than in the ordinary course of business and in compliance with Environmental Laws. To the Knowledge of Eastern, no current or prior owner or occupant of any real property subject to the Eastern Real Property Leases has used Hazardous Materials on, under, in, from or affecting any real property subject to a Eastern Real Property Lease in violation of any Environmental Laws.

(e) Neither Eastern nor any Eastern Subsidiary has received any notice of any violations (nor do they know of any existing violations) of any applicable laws governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, under, in, from or affecting any property subject to the Eastern Real Property Leases and there are not any legal actions or proceedings commenced or, to the Knowledge of either Eastern or any Eastern Subsidiary, threatened by any person with respect to any such violations.

(f) All property subject to the Eastern Real Property Leases is currently being, and has in the past been, operated by Eastern or any Eastern Subsidiary in accordance with, and in compliance with all applicable Environmental Laws.

3.21 Personal Property.

(a) Except for statutory deposits required by law, none of the personal property owned by Eastern or any Eastern Subsidiary is subject to, or as of the Closing Date will be subject to, any Lien the existence of which would be material to the conduct of the Business.

(b) Section 3.21(b) of the Eastern Disclosure Schedule lists each personal property lease to which Eastern or any Eastern Subsidiary is a party that is not cancelable upon ninety (90) days’ notice without penalty and has monthly rent that exceeds $8,000 (collectively, the “Eastern Personal Property Leases”). Eastern has made available to ProAssurance complete and correct copies of all of the Eastern Personal Property Leases. To the Knowledge of Eastern, each Eastern Personal Property Lease is in full force and effect and is legally valid, binding and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no material defaults by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party, under any Eastern Personal Property Lease. Neither Eastern nor any Eastern Subsidiary has received written notice of any material default, offset, counterclaim or defense under any Eastern Personal Property Lease. To the Knowledge of Eastern, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a material default or breach by Eastern or any Eastern Subsidiary, or, to the Knowledge of Eastern, any other party under of the terms of any Eastern Personal Property Lease. All rent, security deposits, reserve funds, and other sums and charges that have become due and payable under the Eastern Personal Property Leases have been paid in full. To the Knowledge of Eastern, there are no purchase contracts, options or other agreements of any kind whereby any Person has acquired or will have any basis to assert any right, title or interest in, or right to the possession, use, enjoyment or proceeds of, any part or all of the interests in the real property subject to the Eastern Personal Property Leases.

3.22 State Takeover Laws. The Board of Directors of Eastern has approved the transactions contemplated by this Agreement, and if ProAssurance and its affiliates do not own, in the aggregate, 10% or more of the outstanding shares of Eastern Common Stock, the provisions of the PBCL and any other provisions of any state or local “takeover” law applicable to Eastern will not impede or restrict the consummation of any of the transactions contemplated by this Agreement. ProAssurance understands and acknowledges that the Insurance Laws applicable to Eastern regulate and apply to the change in the ownership of Eastern as contemplated by this Agreement.

3.23 Insurance Matters.

(a) Except as set forth in Section 3.23(a) of the Eastern Disclosure Schedule, all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, riders and ancillary agreements in connection therewith) issued by the Eastern Insurance Subsidiaries, and any and all marketing materials, to which Eastern or any Eastern Subsidiary is a party, are, to the extent required under applicable law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by the Eastern Insurance Subsidiaries which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws in all material respects. Section 3.23(a) of the Eastern Disclosure Schedule sets forth all increases in premium rates for workers’ compensation insurance submitted by the Eastern Insurance Subsidiaries which have been disapproved by any Insurance Regulators since December 31, 2012. Section 3.23(a) of the Eastern Disclosure Schedule lists all correspondence or communications from any Insurance Regulator received by Eastern or any of the Eastern Insurance Subsidiaries after December 31, 2012, that requests or suggests that its premium rates, if applicable, for workers’ compensation insurance should be reduced below the current approved premium levels.

(b) Except as set forth in Section 3.23(b) of the Eastern Disclosure Schedule, the Eastern Insurance Subsidiaries have not issued any participating policies or any retrospectively rated policies of insurance.

(c) All ceded reinsurance treaties or agreements, including retrocessional agreements, to which any Eastern Insurance Subsidiary is a party or under which an Eastern Insurance Subsidiary has any existing rights, obligations or liabilities are listed on Section 3.23(c) of the Disclosure Schedule (the “Eastern Ceded Reinsurance Treaties”). Eastern has provided ProAssurance with correct and complete copies of all of such Eastern Ceded Reinsurance Treaties and all such Eastern Ceded Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Eastern Ceded Reinsurance Treaties. The Eastern GAAP Financial Statements accurately reflect all ceded premiums and all amounts recoverable on the Eastern Ceded Reinsurance Treaties in accordance with GAAP as of December 31, 2012 and for the year then ended. To the Knowledge of Eastern there is no material adverse change in the financial condition of its reinsurers that might raise concern regarding their ability to honor their reinsurance commitments, except as set forth in Section 3.23(c) of the Eastern Disclosure Schedule. No party to any of the Eastern Ceded Reinsurance Treaties has given notice to Eastern or any Eastern Insurance Subsidiary that such party intends to terminate or cancel any of the Eastern Ceded Reinsurance Treaties as a result of or following consummation of the Merger. Since January 1, 2012, no Eastern Ceded Reinsurance Treaty has been terminated and there has not been any change in the retention level under any such Eastern Ceded Reinsurance Treaty that is material to the conduct of the Business.

(d) Section 3.23(d) of the Eastern Disclosure Schedule lists each insurance policy issued by a Eastern Insurance Subsidiary that has been reinsured by a reinsurance treaty issued by a segregated portfolio reinsurance cell (“Eastern Assumed Reinsurance Treaties”) and together with Eastern Ceded Reinsurance Treaties collectively referred to as “Eastern Reinsurance Treaties”) and identifies each such segregated portfolio reinsurance cell in which Eastern or an Eastern Subsidiary holds preferred stock or another equitable security or interest (“Eastern Participation Interest”). Eastern has provided ProAssurance true and correct copies of all such Eastern Assumed Reinsurance Treaties and such Eastern Participation Interests. Except as set forth on Schedule 3.23(d), none of the Eastern Insurance Subsidiaries is a party to a reinsurance agreement or treaty in which the Eastern Insurance Subsidiary has assumed the obligations of any insurance company other than a segregated portfolio reinsurance cell. All Eastern Assumed Reinsurance Treaties are in full force and effect and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Eastern Assumed Reinsurance Treaties. The Eastern Participation Interests have been duly and validly issued and are held by Eastern or a Eastern Subsidiary free and clear of all Liens and restrictions on transfer other than as described on Section 3.23(d) of the Eastern Disclosure Schedule.

(e) Each Eastern Reinsurance Treaty is valid and binding on each party thereto, and none of Eastern, and, to the Knowledge of Eastern, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No Eastern Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions.

(f) Each of the Eastern Insurance Subsidiaries have assets that qualify as admitted assets under the Insurance Laws in an amount at least equal to the sum of all its reserves and liability amounts and its minimum statutory capital and surplus as required by such Insurance Laws. The 2012 Eastern Balance Sheet sets forth all of the reserves for losses and loss reserve expenses, gross of reinsurance, as of the date thereof (the “Eastern Reserves”) in accordance with GAAP. The Eastern Reserves were determined in accordance with GAAP and generally accepted actuarial principles consistently applied, were computed on the basis of methodologies consistent with those used in prior periods, and were fairly stated in accordance with sound actuarial and GAAP accounting principles. The Eastern Reserves are adequate to cover the estimated present value of the ultimate net loss and loss adjustment expenses of the Eastern Insurance Subsidiaries (under generally accepted actuarial standards consistently applied and fairly stated in accordance with sound actuarial principles) under all insurance contracts under which the Eastern Insurance Subsidiaries have or are reasonably expected to have any liability on the date of the 2012 Eastern Balance Sheet. Eastern has provided or made available to ProAssurance copies of all work papers used as the basis for establishing the Eastern Reserves. Except for regular periodic assessments based on developments that are publicly known within the insurance industry no claim or assessment is pending or threatened against Eastern or any Eastern Insurance Subsidiary which is peculiar or unique to Eastern or such Eastern Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(g) Section 3.23(g) of the Eastern Disclosure Schedule lists each actuary, independent or otherwise, that has reviewed, on behalf of Eastern or any Eastern Subsidiary, the reserves for losses and loss adjustment expenses of Eastern or the Eastern Insurance Subsidiaries and their premium rates for liability insurance in each of the years commencing after December 31, 2009 (collectively the “Eastern Actuaries” and separately a “Eastern Actuary”). Section 3.23(g) of the Eastern Disclosure Schedule lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of Eastern or any Eastern Subsidiary by the Eastern Actuaries, or delivered by the Eastern Actuaries to Eastern or any Eastern Subsidiary, since December 31, 2009, in which an Eastern Actuary has (i) either expressed an opinion on the adequacy of such reserves for losses and loss adjustment expenses loss reserves or made recommendations as to either the amount of reserves for losses and loss adjustment expenses that should be maintained by Eastern or the Eastern Insurance Subsidiaries, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by Eastern or the Eastern Insurance Subsidiaries for liability insurance (collectively, the “Eastern Actuarial Analyses”). To the Knowledge of Eastern the information and data furnished by Eastern or any Eastern Subsidiary to the Eastern Actuaries in connection with the Eastern Actuarial Analyses were accurate in all material respects. Each Eastern Actuarial Analysis was based upon an accurate inventory of policies in force for Eastern and the Eastern Insurance Subsidiaries, as the case may be, at the relevant time of preparation and, to the Knowledge of Eastern, was prepared using generally accepted actuarial principles consistently applied. Eastern has made available to ProAssurance a true and correct copy of each of the Eastern Actuarial Analyses.

(h) Except as set forth in Section 3.23(h) of the Eastern Disclosure Schedule, to the Knowledge of Eastern, there are no facts or circumstances related to the Business that could reasonably be expected to result in Eastern, any Eastern Subsidiary, NEWCO or ProAssurance being liable for any bad faith claim or any market conduct claim with respect to their respective (i) claims-making procedures or (ii) marketing and sale of insurance products.

(i) All benefits claimed by any Person under any insurance contract written or assumed by the Eastern Insurance Subsidiaries have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the contracts under which they arose, such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for any such claim for benefits for which Eastern reasonably believes or believed that there is a reasonable basis to contest payment and is taking such action.

(j) Except as disclosed on Section 3.23(j) of the Eastern Disclosure Schedule, no outstanding insurance contract issued, reinsured, or underwritten by the Eastern Insurance Subsidiaries entitles the holder thereof or any other person to receive dividends, distributions, or to share in the income of Eastern or to receive any other benefits based on the revenues or earnings of Eastern or any other Person.

(k) To the extent required by the Insurance Laws of each state in which any Eastern Insurance Subsidiary issues insurance policies, such Eastern Insurance Subsidiary is participating in each risk sharing plan, pool, insurance joint underwriting association or similar arrangement maintained in such state and has paid all assessments and required contributions on or before the date such payments are due. Except for regular periods or special arrangements based on developments that are publicly known with the insurance industry generally or the worker’s compensation liability insurance industry, to the Knowledge of Eastern, no claim or assessment is pending or threatened against Eastern or any Eastern Insurance Subsidiary which is peculiar or unique to Eastern or such Eastern Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.

(l) Each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Eastern Insurance Subsidiaries, to the extent required by law, was duly appointed to act as agent and was, to the Knowledge of Eastern, duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business. The terms and provisions between an Eastern Insurance Subsidiary and any managing general agent or reinsurance intermediary comply in all material respects with the Insurance Laws.

3.24 Computer Hardware and Software.

(a) The computer hardware and software systems of Eastern and the Eastern Subsidiaries are functioning in all material respects in accordance with their respective functional specifications.

(b) Such computer hardware and software systems are sufficient to meet in all material respects all current management information, financial reporting, underwriting and claims processing needs.

(c) Eastern and the Eastern Subsidiaries have, either through ownership or through a valid lease or license, all material rights necessary to use such computer hardware and software systems in the manner and for the purposes they are currently used.

(d) Eastern and the Eastern Subsidiaries are currently obtaining maintenance services sufficient to keep such computer hardware and software systems in good operating condition.

(e) Eastern and the Eastern Subsidiaries, through daily back-ups, are currently storing all computerized data at off-site premises adequate for such purpose.

3.25 Adverse Communications. Except as set forth on Section 3.25 of the Eastern Disclosure Schedule, neither Eastern nor any of the Eastern Insurance Subsidiaries has received after December 31, 2011 or is aware of since such date:

(a) any written communication from A.M. Best inconsistent with the expectation that the Eastern Insurance Subsidiaries will retain an A.M. Best group rating consistent with their current ratings as disclosed on Section 3.25 of the Eastern Disclosure Schedule; or

(b) any communication from any agent or broker or purchasing group which generates for the Eastern Insurance Subsidiaries, either directly or indirectly, more than $200,000 in annual gross written premium, which communication cancelled, gave notice of cancellation or threatened cancellation of the relationship between it and the Eastern Insurance Subsidiaries or the relationship between it and any of their insureds.

3.26 Related Party Transactions.

(a) Section 3.26(a) of the Eastern Disclosure Schedule lists any transaction since January 1, 2012, or any currently proposed transaction, in which Eastern or any Eastern Subsidiary was or is to be a participant and the amount involved exceeds $25,000, and in which any related person has or will have a direct or indirect material interest. For the purposes of this Section 3.26, the term “related person” shall have the meaning set forth in General Instruction 1 of Item 404(a) of Regulation S-K promulgated by the SEC.

(b) Section 3.26(b) of the Eastern Disclosure Schedule lists all Eastern Ceded Reinsurance Treaties where an Eastern Insurance Subsidiary has assumed risk of another Eastern Insurance Subsidiary and includes detail on the amount of the assumed risk ceded to third parties or any such reinsurance risk assumed by an Eastern Insurance Subsidiary.

3.27 [intentionally omitted]

3.28 Accuracy of Information Supplied. The Proxy Statement used to solicit approval of the Merger by the shareholders of Eastern, and all other documents to be filed, if any, with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, and with respect to the Proxy Statement, from the time of mailing to the shareholders of Eastern through the date of the meeting of Eastern shareholders held to approve this Agreement, shall, as to all information provided by Eastern: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations in all material respects; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Eastern nor any Person on behalf of Eastern makes any express or implied representation or warranty with respect to Eastern or with respect to any other information provided to ProAssurance in connection with the transactions contemplated hereby. Neither Eastern nor any other Person will have or be subject to any liability or indemnification obligation to ProAssurance or any other Person resulting from the distribution to ProAssurance, or ProAssurance’s use of, any such information, including any information, documents, projections, forecasts or other material made available to ProAssurance in certain management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PROASSURANCE

ProAssurance represents and warrants to Eastern that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article), except (i) as set forth in any ProAssurance SEC Reports filed prior to the date of this Agreement (excluding “Risk Factors” and “Forward Looking Statements” sections of such ProAssurance SEC Reports); (ii) as set forth in the disclosure schedule delivered by ProAssurance to Eastern on the date hereof and initialed by the parties (the “ProAssurance Disclosure Schedule”), (iii) for any changes to the ProAssurance Disclosure Schedule that are disclosed by ProAssurance to Eastern in accordance with Section 6.6(b) of this Agreement, or (iv) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period. Nothing in the ProAssurance Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the ProAssurance Disclosure Schedule identifies the exception with reasonable particularity; provided, however, (i) if a specific cross-reference is made in the ProAssurance Disclosure Schedule to an article or section of this Agreement or to a particular section of the ProAssurance Disclosure Schedule, such information is deemed to have been disclosed with respect to such other article or section of the Agreement, and (ii) the mere inclusion of an exception in the ProAssurance Disclosure Schedule shall not be deemed an admission by ProAssurance that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect or material adverse change. The ProAssurance Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

4.1 Corporate Organization. ProAssurance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ProAssurance has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ProAssurance. NEWCO is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

4.2 Authority; No Violation; Consents and Approvals.

(a) ProAssurance has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of ProAssurance, and no other corporate proceedings on the part of ProAssurance are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by ProAssurance and (assuming due authorization, execution and delivery by NEWCO and Eastern and the receipt of all Requisite Regulatory Approvals) constitutes a valid and binding obligation of ProAssurance, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Neither the execution and delivery of this Agreement by ProAssurance nor the consummation by ProAssurance of the transactions contemplated by this Agreement, nor compliance by ProAssurance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Certificate of Incorporation or Bylaws of ProAssurance or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ProAssurance or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ProAssurance under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ProAssurance is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on ProAssurance.

(c) Except for (i) the filing of applications, notices and forms with, and the obtaining of approvals from, the Insurance Regulators pursuant to the Insurance Laws, with respect to the transactions contemplated by this Agreement, (ii) the filing with the SEC of the Proxy Statement, (iii) the filing of the Articles of Merger with the Pennsylvania Department of State, (iv) the filing of the HSR Act Report with the Pre-Merger Notification Agencies pursuant to the HSR Act, and (v) the approval of this Agreement by the requisite votes of the shareholders of NEWCO and the shareholders of Eastern, no consents or approvals of, or filings or registrations with any Governmental Authority or with any other Person are necessary in connection with the execution and delivery by ProAssurance of this Agreement or the consummation by ProAssurance or any ProAssurance Subsidiary of the transactions contemplated by this Agreement. NEWCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of NEWCO. The Board of Directors of NEWCO has directed that this Agreement and the transactions contemplated by this Agreement be submitted to the sole shareholder of NEWCO. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by ProAssurance, acting through its Board of Directors, as the sole shareholder of NEWCO, and no further corporate proceedings on the part of NEWCO are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NEWCO and (assuming due authorization, execution and delivery by ProAssurance and Eastern and the receipt of all Requisite Regulatory

Approvals) constitutes a valid and binding obligation of NEWCO, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(d) Neither the execution and delivery of this Agreement by NEWCO nor the consummation by NEWCO of the transactions contemplated by this Agreement, nor compliance by NEWCO with any of the terms or provisions of this Agreement, will (i) violate any provision of the Articles of Incorporation or Bylaws of NEWCO or (ii) assuming that all Requisite Regulatory Approvals and all of the consents and approvals referred to in Section 4.2(c) of this Agreement are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NEWCO or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NEWCO under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NEWCO is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on NEWCO.

4.3 SEC Reports; Financial Statements.

(a) ProAssurance has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2010. ProAssurance has delivered to Eastern (except to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement) copies in the form filed with the SEC of (i) ProAssurance’s Annual Reports on Form 10-K for each fiscal year of ProAssurance commencing after December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of ProAssurance commencing after December 31, 2009, (iii) all proxy statements relating to ProAssurance’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since December 31, 2009, (iv) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act or (y) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) or (ii) of this sentence, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Eastern pursuant to this Section 4.3(a)) filed by ProAssurance with the SEC since January 1, 2010 (the forms, reports, registration statements and other documents referred to in clauses (i)-(v) of this sentence together with any and all amendments thereto are, collectively, the “ProAssurance SEC Reports” and, to the extent available in full without redaction on the SEC’s web site through EDGAR two days prior to the date of this Agreement, are, collectively, the “ProAssurance Filed SEC Reports”), and (vi) all comment letters received by ProAssurance from the Staff of the SEC since January 1, 2010 and all responses to such comment letters by or on behalf of ProAssurance.

(b) The ProAssurance SEC Reports (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, in all material respects, and (ii) did not at the time they were filed with the SEC, or if thereafter amended, at the time of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of ProAssurance is or has been required to file any form, report, registration statement or other document with the SEC. As used in this Section 4.3, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied otherwise made available to the SEC.

(c) The financial statements of ProAssurance and its Subsidiaries included in the ProAssurance SEC Reports (including the related notes) complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were or will be prepared in accordance with GAAP during the periods and at the dates involved (except as may be indicated in the notes thereto and except, in the case of unaudited statements, to the extent permitted by Regulation S-X for Quarterly Reports on Form 10-Q), and fairly present the consolidated financial condition of ProAssurance and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

4.4 Broker’s Fees. Except as set forth in Section 4.4 of the ProAssurance Disclosure Schedule, none of ProAssurance, the ProAssurance Subsidiaries and their respective officers and directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, or investment banker fees or commissions, or finder’s fees in connection with the transactions contemplated by this Agreement.

4.5 Accuracy of Information Supplied. The Proxy Statement used to solicit approval of the Merger by the shareholders of Eastern, and all other documents to be filed with the SEC or any applicable state securities law regulatory authorities relating to this Agreement or the transactions contemplated by this Agreement (including the Merger), at the respective times such documents are filed or become effective, shall, as to all information provided by ProAssurance: (i) comply with the Securities Act, the Exchange Act and all other applicable laws and regulations in all material respects; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact and not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

4.6 Absence of Litigation. There is no claim, action, proceeding, or investigation pending or, to the Knowledge of ProAssurance, threatened against ProAssurance or any of its properties or assets at law or in equity, and there is no injunction, order, judgment, decree, or finding of any arbitrator or Governmental Authority, in each case, which seeks to or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to be material to the conduct of the business of ProAssurance.

4.7 Compliance with Laws. Since January 1, 2010, the business and operations of ProAssurance and its Subsidiaries have been conducted in compliance with all applicable laws (including Insurance Laws), except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or have a Material Adverse Effect on ProAssurance.

4.8 Financing. ProAssurance and NEWCO have and shall have available cash sufficient to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement as provided in Article 1 of this Agreement.

4.9 No Stockholder Approval. ProAssurance does not need to obtain the approval of its stockholders to consummate the transactions contemplated by this Agreement.

4.10 No Other Representations or Warranties; Disclaimers.

(a) Except for the representations and warranties contained in this Article 4, none of ProAssurance, NEWCO or any Person on behalf of ProAssurance or NEWCO makes any express or implied representation or warranty with respect to ProAssurance or NEWCO or with respect to any other information provided to Eastern in connection with the transactions contemplated hereby. None of ProAssurance, NEWCO or any other Person will have or be subject to any liability or indemnification obligation to Eastern or any other Person resulting from the distribution to Eastern, or Eastern’s use of, any such information, unless any such information is expressly included in a representation or warranty contained in this Article 4.

(b) Each of ProAssurance and NEWCO acknowledge and agree that it (i) has had the opportunity to meet with the management of Eastern and to discuss the business, assets and liabilities of Eastern and the Eastern Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of Eastern and the Eastern Subsidiaries which it and its representatives have desired or requested to review, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of Eastern, and (iv) has conducted its own independent investigation of Eastern and the Eastern Subsidiaries, their respective business, assets and liabilities; provided that no inspection of ProAssurance or NEWCO or other due diligence conducted by ProAssurance or NEWCO shall affect any obligations, representations or warranties of Eastern or any Eastern Subsidiary set forth in this Agreement or the right of ProAssurance or NEWCO to rely on the representations and warranties of Eastern and any Eastern Subsidiary set forth in Article 3 of this Agreement. Without limiting the generality of the foregoing, each of ProAssurance and NEWCO acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, or other information that may have been made available to ProAssurance or NEWCO.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses of Eastern Prior to the Effective Time.

(a) During the period between the date of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or as may be required by law, Eastern shall, and shall cause each Eastern Subsidiary to: (i) conduct its business in the usual, regular and ordinary course consistent with past practice and its current business plan, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, agents and advantageous business relationships and retain the services of its key employees and agents, and (iii) take no action which would adversely affect or delay the ability of any party to this Agreement to obtain any Requisite Regulatory Approval for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; provided, however, that no action or inaction by Eastern or any Eastern Subsidiary with respect to matters addressed by any provision of Section 5.2 shall be deemed a breach of this Section 5.1 unless such action or inaction would also constitute a breach of Section 5.2.

(b) During the period between the date of this Agreement and the Effective Time, Eastern shall permit ProAssurance’s accounting officers and representatives to meet with the chief financial officer of Eastern and officers of Eastern responsible for the financial statements, the internal controls, and disclosure controls and procedures of Eastern to discuss such matters as ProAssurance may deem reasonably necessary or appropriate for ProAssurance to satisfy its obligations under Sections 302, 404 and 906 of SOX and any rules and regulations relating thereto.

(c) Subject to applicable law, Eastern agrees to inform ProAssurance with respect to reserve policies and practices (including levels of reserves) with respect to (i) losses and loss adjustment expenses of the Eastern Insurance Subsidiaries, (ii) litigation against Eastern and the Eastern Subsidiaries, and (iii) complaints or notices from Governmental Authorities alleging failure to comply with the Insurance Laws. ProAssurance and Eastern shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

5.2 Eastern Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Eastern Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement or as required by law, Eastern shall not, and Eastern shall not permit any Eastern Subsidiary to, without the prior written consent of ProAssurance:

(a) incur any indebtedness for borrowed money (other than (i) short-term indebtedness incurred on commercially reasonable terms to refinance indebtedness of Eastern or any of the Eastern Subsidiaries, on the

one hand, to Eastern or any of the Eastern Subsidiaries, on the other hand; (ii) indebtedness for borrowed money incurred on the existing line of credit described in Section 5.2(a)(ii) of the Eastern Disclosure Schedule; (iii) indebtedness otherwise required in the ordinary course of business consistent with past practice, including without limitation, letters of credit provided on behalf of Eastern or any of the Eastern Insurance Subsidiaries to support Eastern’s participation interest in segregated portfolio cell reinsurance as described in Section 5.2(a)(iii) of the Eastern Disclosure Schedule; and (iv) letters of credit that may be obtained after the date hereof by Eastern or the Eastern Insurance Subsidiaries to support its participation interest in portfolio cell reinsurance in the ordinary course of business consistent with past practice), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include entering into repurchase agreements and reverse repurchase agreements);

(b) (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except (x) Eastern’s regular quarterly cash dividend in the amount of $0.11 per share approved by Eastern’s board of directors and announced prior to the date of this Agreement, (y) a quarterly cash dividend of $0.11 per share payable in January 2014 in the event that ProAssurance has not obtained on or before December 31, 2013, all approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement, and (z) dividends paid by any Eastern Subsidiary to Eastern or any other Eastern Subsidiary, respectively), (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except repurchases of shares of Eastern Common Stock by Eastern and its Subsidiaries on the open market in accordance with the rules and regulations of the SEC); (iv) grant any stock options or stock awards or stock appreciation rights or right, or (v) issue any additional shares of capital stock except pursuant to (A) the exercise of Eastern Stock Options outstanding as of the date of this Agreement, or (B) as permitted under clause (ii) or clause (iv) of this subsection;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a Subsidiary, or cancel, release or assign any indebtedness of any such Person or any claims held by any such Person, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement.

(d) make any material non-portfolio investment (by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any Person other than a Subsidiary other than the acquisition of preferred stock issued to evidence a Eastern Participation Interest acquired by Eastern or a Eastern Insurance Subsidiary with respect to segregated portfolio cell reinsurance;

(e) enter into, change or terminate any contract, agreement or commitment that would constitute a Eastern Contract, Eastern Real Estate Lease, or Eastern Personal Property Lease on the date hereof, other than renewals of contracts, leases and agreements without material adverse changes of terms;

(f) except for promotions in the ordinary course of business, promote any employee of Eastern or any Eastern Subsidiary to a higher level or otherwise increase in any manner the compensation of the employees of Eastern and the Eastern Subsidiaries, or pay any bonus or incentive compensation to such employees; provided that Eastern and the Eastern Subsidiaries may make annual increases in the salaries and wages of their employees in the ordinary course of business and consistent with past practice so long as the aggregate amount of the increase in compensation on an annualized basis does not exceed three percent (3%) of the aggregate amount of the compensation paid to the affected employees in the 12 months preceding the effective date of the increase in compensation; and provided further that Eastern and the Eastern Subsidiaries may pay to their respective employees any bonus compensation payable in the ordinary course of business consistent with past practices as to time and amount and in accordance with established bonus or incentive plans previously delivered to

ProAssurance. Any increases in salaries or wages due to a promotion of no more than one level shall not be included in the calculation of the 3% limit referred to in this Section 5.2(f);

(g) except as contemplated in Section 1.6 or Section 6.4 hereof, pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock based compensation;

(h) settle any claim (other than claims made with respect to insurance policies issued by an Eastern Insurance Subsidiary), action or proceeding involving money damages, except in the ordinary course of business consistent with past practice; provided, however, that prior to the settlement of any lawsuit, claim, action or proceeding against Eastern or any Eastern Subsidiary or otherwise in which Eastern or any Eastern Subsidiary is a named defendant involving a payment by Eastern or any Eastern Subsidiary in excess of $500,000 or the settlement of any ECO, XPL or bad faith claim involving any insurance policy of any Eastern Subsidiary involving a payment by Eastern or any Eastern Subsidiary in excess of $500,000, Eastern will notify ProAssurance of the terms of the proposed settlement and will consult with ProAssurance regarding the terms of the settlement, but shall not be required to obtain ProAssurance’s consent to the terms of the settlement;

(i) make, declare or pay any dividend or make any other distribution on or with respect to insurance policies written by any of the Eastern Insurance Subsidiaries; provided that the Eastern Insurance Subsidiaries may continue to pay policyholder dividends in such amounts and frequency as is consistent with past practice (including dividends and other distributions with respect to retrospectively rated policies and to holders of equity interests in any segregated portfolio cell created by Eastern Re Ltd., SPC);

(j) amend its Articles of Incorporation, or its Bylaws or provide any dissenter’s rights to Eastern’s shareholders in any action by Eastern’s board of directors;

(k) other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

(l) offer or sell insurance or reinsurance of any type in any jurisdiction other than such lines of insurance and reinsurance that it offers and sells on the date of this Agreement and only in those jurisdictions where it offers and sells such line of insurance and reinsurance on the date of this Agreement;

(m) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(n) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3 ProAssurance Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the ProAssurance Disclosure Schedule, and, except as expressly contemplated or permitted by this Agreement, ProAssurance shall not, and ProAssurance shall not permit NEWCO to, without the prior written consent of Eastern:

(a) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article 7 of this Agreement not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(b) take any action that is intended or likely to adversely affect its ability to perform its covenants and agreements under this Agreement; or

(c) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) In connection with the solicitation of approval of the Merger by the shareholders of Eastern, Eastern will prepare and file with the SEC, subject to ProAssurance’s review and comment, the preliminary Proxy Statement (which shall comply as to form, in all material respects, with the provisions of Regulation 14A of the Exchange Act and other applicable laws). ProAssurance and Eastern will use all reasonable efforts to respond to the comments of the SEC staff with respect to the Proxy Statement. As soon as practicable after SEC comments, if any, on the preliminary Proxy Statement are resolved, Eastern shall mail or deliver the definitive Proxy Statement to its shareholders in accordance with Regulation 14A under the Exchange Act. The information provided and to be provided by ProAssurance and Eastern for use in the Proxy Statement will not, on such date and on the date on which approval of the Merger by the shareholders of Eastern is obtained, contain any untrue statement of material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Each of ProAssurance and Eastern agree promptly to correct any such information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as corrected to be distributed to the shareholders of Eastern to the extent required by applicable law. To the extent that any disclosure regarding the tax consequences of the Merger is required with respect the Proxy Statement, Eastern will be responsible for any tax opinion in support of the disclosure of the material tax consequences.

(b) To the extent applicable, ProAssurance shall prepare and file with all necessary Governmental Authorities (i) a Notice on Form A and related documents and (ii) the preacquisition notification and report forms and related material on Form E in connection with the Merger.

(c) Pursuant to the HSR Act, ProAssurance and Eastern will promptly prepare and file, or cause to be filed, the HSR Act Report with the Pre-Merger Notification Agencies in respect of the transactions contemplated by this Agreement, which filing shall comply as to form with all requirements applicable thereto and all of the data and information reported therein shall be accurate and complete in all material respects. Each of ProAssurance and Eastern will promptly comply with all requests, if any, of the Pre-Merger Notification Agencies for additional information or documentation in connection with the HSR Act Report forms filed by or on behalf of each of such parties pursuant to the HSR Act, and all such additional information or documentation shall comply as to form with all requirements applicable thereto and shall be accurate and complete in all material respects.

(d) Each party shall provide to the other, (i) promptly after filing thereof, copies of all statements, applications, correspondence or forms filed by such party prior to the Closing Date with the SEC, the Pre-Merger Notification Agencies, the Insurance Regulators and any other Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) promptly after delivery to, or receipt from, such regulatory authorities, all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

(e) The parties hereto shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. ProAssurance and Eastern shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ProAssurance or Eastern, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. The cooperation and coordination of each party required under this Section 6.1 shall include giving timely public notice of any public hearings regarding the transactions contemplated by this Agreement and having its representatives attend and testify at such public hearings. In addition, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(f) ProAssurance and Eastern shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders/shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of ProAssurance, Eastern or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

(g) ProAssurance and Eastern shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange or confidentiality of information and to the Confidentiality Agreement dated April 17, 2013 (the “Confidentiality Agreement”), each of ProAssurance and Eastern shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, each of ProAssurance and Eastern shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which ProAssurance or Eastern, as the case may be, is not permitted to disclose under applicable law or by agreement); (ii) all other information concerning its business, properties and personnel as such party may reasonably request; and (iii) any other information, confidential or otherwise, relating to the Merger which has not been provided to the other party and is necessary for disclosure in the Proxy Statement, including, but not limited to, the confidential portions of the minutes of Eastern and Eastern Subsidiaries that was not provided pursuant to Section 3.3 of this Agreement. Neither ProAssurance nor Eastern nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of ProAssurance’s or Eastern’s, as the case may be, customers, jeopardize the attorney-client and work product privileges of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of ProAssurance and Eastern agrees to keep confidential, and not divulge to any other party or person (other than employees of, and attorneys, accountants, financial advisors and other representatives for, any said party who agree to be bound by the Confidentiality Agreement), all non-public documents, information, records and financial statements received from the other and, in addition, any and all reports, information and financial information obtained through audits or other reviews conducted pursuant to this Agreement (unless readily ascertainable from public or published information, or trade sources, or already known or subsequently developed by a party independently of any investigation or received from a third party not under an obligation to the other party to keep such information confidential), and to use the same only in connection with the transactions contemplated by this Agreement; and if the transactions contemplated by this Agreement are not consummated for any reason, each party agrees to promptly return to the other party all written materials furnished by the other party, and all copies thereof, in connection with such investigation, and to destroy all documents and records in its possession containing extracts or summaries of any such non-public information.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or conditions of the other set forth in this Agreement.

6.3 Eastern Shareholder Approval. Eastern shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite Eastern shareholder approval required in connection with this Agreement and the Merger. Eastern will, through its Board of Directors, subject to its fiduciary obligations as determined by its Board of Directors, recommend to its shareholders approval of this Agreement and the Merger.

6.4 Continuing Employees and Employee Plans.

(a) As of the date of Closing, the Eastern Employee Stock Ownership Plan (the “ESOP”) shall terminate by its terms. Prior to the Closing, Eastern shall deliver to ProAssurance a schedule setting forth the number of shares of Eastern Common Stock allocated to each participant’s account, the number of unallocated shares of Eastern Common Stock held by the trustee of the ESOP, the outstanding balance of the ESOP’s outstanding indebtedness, and the method for allocating the unallocated shares to the participant’s account upon termination of the ESOP. As soon as practicable following the execution of this Agreement, Eastern shall file all necessary documents with the IRS to request a favorable determination letter that the ESOP is, upon its termination (and as amended in accordance with this Section 6.4(a)), qualified under the provisions of Sections 401(a), 409, and 4975(e)(7) of the Code. As soon as practicable after the receipt of a final favorable determination letter from the IRS, the account balances in the ESOP, including any surplus in its expense account after full payment of the outstanding ESOP loan and all of the ESOP’s administrative expenses that are payable from the ESOP’s related trust, shall be distributed to participants and beneficiaries in accordance with the provisions of the Code, applicable law and the terms of the ESOP. Prior to Closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly-scheduled contribution or payment dates; provided, however, that Eastern shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2013 through the date of the Closing (or if the Closing occurs after December 31, 2013, the period from January 1, 2014 through the date of the Closing) but no further contributions shall be made to the ESOP after Closing or with respect to any period after the Closing.

(b) Within a reasonable period (but in no event more than five days) after receipt by the ESOPS’s related trust of the Merger Consideration with respect to the shares held under the ESOP, Eastern, the applicable committee or the trustee (as the case may be under the terms of the applicable ESOP document) shall cause any outstanding ESOP loan balances and accrued interest thereon, to be repaid in full, and subsequently shall allocate any remaining unallocated amounts to the accounts of participants and beneficiaries under the ESOP in accordance with the terms of the ESOP and applicable law.

(c) It is understood that ProAssurance and its Subsidiaries are “at-will” employers. Nothing in this Section 6.4 shall be interpreted as preventing ProAssurance from terminating the employment of any individual or from amending, modifying or terminating any ProAssurance Employee Plans, or Eastern Employee Plan, or any benefits under any ProAssurance Employee Plans or any Eastern Employee Plans, or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, subject to the commitments provided in Section 6.4(d), (e), and (f) of this Agreement. ProAssurance has no plans to consolidate any functions or operations that would result in a loss of jobs within the first twelve (12) months after the Closing Date for the employees of Eastern who are employed by Eastern as of the Closing Date and who continue as employees of Eastern after the Closing Date (the “Continuing Employees”). Furthermore, ProAssurance agrees that no Continuing Employee shall be terminated prior to the twenty-fourth (24th) month after the Closing Date without first consulting Eastern’s president. Any Continuing Employee who is involuntarily terminated without cause within the first eighteen (18) months after the Closing Date shall receive severance equal to six (6) months of such terminated employee’s then current base compensation.

(d) In the event of any termination or consolidation of any Eastern health plan with any ProAssurance health plan, ProAssurance shall make available to Continuing Employees and their dependents employer-provided health coverage on substantially the same basis as it provides such coverage to ProAssurance employees. Except in the case of a Continuing Employee and/or a dependent of a Continuing Employee (i) who affirmatively terminates coverage under a Eastern health plan prior to the time that such Continuing Employee and/or dependent becomes eligible to participate in the corresponding ProAssurance health plan, or (ii) who has an event which, under the terms of the Eastern health plan, results in a loss of coverage (which may include a sale or other disposition of a Eastern Subsidiary or substantially all of the business operations thereof), no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Eastern health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to similarly situated employees of ProAssurance and their dependents. In the event of a termination or consolidation of any Eastern health plan, terminated Eastern employees (whether terminated before or after the Effective Time) and qualified beneficiaries will have the right to continued coverage under group health plans of ProAssurance in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Eastern health plan, or consolidation of any Eastern health plan with any ProAssurance health plan, any coverage limitation under the ProAssurance health plan due to any pre-existing condition shall be waived by the ProAssurance health plan to the degree that such condition was covered by the Eastern health plan and such condition would otherwise have been covered by the ProAssurance health plan in the absence of such coverage limitation. All Eastern Employees who cease participating in a Eastern health plan and become participants in a comparable ProAssurance health plan during any plan year shall receive credit toward the applicable deductible under the ProAssurance health plan for any amounts paid by the employee under Eastern’s health plan during the applicable plan year, upon substantiation, in a form satisfactory to ProAssurance that such payments have been made.

(e) ProAssurance shall, with respect to each Continuing Employee, as of Closing (i) continue to maintain the current Employee Plans, for such Continuing Employees in accordance with their terms after the Closing Date for the transition period described in Code Section 410(b)(6)(C) including health insurance coverage with deductibles and other terms, in the aggregate, no less favorable than those being provided prior to the Closing Date except that the ESOP shall be terminated as of the Effective Time and the benefits under the qualified and nonqualified defined benefit plans shall continue to be frozen as provided as of the date of this Agreement until terminated by ProAssurance; and (ii) honor accrued paid time off (including vacation, sick leave and other paid time off) benefits on the date of this Agreement for each Continuing Employee. On or before March 1, 2014, ProAssurance shall pay or cause Eastern to pay to the Eastern employees entitled thereto such bonuses or other awards to which such employees are entitled under the terms of Eastern’s Management Annual Incentive Plan based on the performance factors established by Eastern’s Compensation/Human Resources Committee for calendar year 2013 and excluding any expenses, including retention payments made to Eastern employees, incurred by Eastern in connection with the transactions contemplated by this Agreement.

(f) After the expiration of the transition period described in Code Section 410(b)(6)(C), Continuing Employees who remain employed by ProAssurance shall be given credit for all purposes (including vacation accrual) under the employee benefit plans, policies, programs and arrangements maintained from time to time by ProAssurance, for such employees’ service with Eastern (including any deductibles, or co-insurance limits under any employee welfare benefit plan, as defined in Section 3(1) of ERISA, but not for benefit accruals under any ProAssurance retirement plan), to the same extent and for the same purposes that such service was taken into account under a corresponding Eastern Employee Plan as of the Closing Date and identified in Section 3.14(a) of the Eastern Disclosure Schedule; provided, however, that no such service shall be credited to the extent that it would result in a duplication of benefits.

(g) [Intentionally Omitted].

(h) ProAssurance and Eastern acknowledge and agree that nothing contained herein, whether express or implied, (i) shall be treated as an amendment to or other modification of any Employee Plan or any other employee benefit plan, program or arrangement or, (ii) subject to the provisions of Section 6.4(a) above, shall limit the right of ProAssurance to amend, terminate, or otherwise modify (or cause to be amended, terminated or otherwise modified) any Employee Plan, program or arrangement following the expiration of the transition period described in Code Section 410(b)(6)(C).

(i) The persons named in Section 6.4(i) of the Eastern Disclosure Schedule (the “Eastern Executives”) have entered into Employment Agreements with Eastern that provide for the payment of certain benefits on involuntary termination (or, in certain cases, “good reason” termination) after a change of control of Eastern as described in Section 6.4(i) of the Eastern Disclosure Schedule (the “Eastern Executive Agreements”). ProAssurance has offered and/or entered into a retention and severance agreement with each of the Eastern Executives (the “Retention and Severance Compensation Agreement”) that includes the terms set forth on Exhibit 6.4(i). The execution of the Retention and Severance Compensation Agreement by an Eastern Executive will terminate the applicable Eastern Executive Agreement as of the Effective Time. If an Eastern Executive does not sign a Retention and Severance Compensation Agreement, ProAssurance shall cause Eastern or the applicable Eastern Subsidiary to honor its obligations to pay any Eastern Executive the change of control or severance benefit provided in the Eastern Executive Agreements; provided that Eastern shall use commercially reasonable efforts to cause each Eastern Executive who does not sign a Retention and Severance Compensation Agreement to execute a resignation and release of claims against Eastern and ProAssurance with respect to their severance benefits.

(j) Section 6.4(j) of the Eastern Disclosure Schedule sets forth a list of all Persons (other than the Eastern Executives) who are entitled to change of control or severance benefits under the terms of their respective agreements with Eastern or an Eastern Subsidiary, which list sets forth the name of each Person entitled to such benefits and the amounts payable to each of such Persons on a change of control and/or separation from employment. ProAssurance shall cause Eastern or the applicable Eastern Subsidiary to honor its obligations to pay to any Person listed in Section 6.4(j) of the Eastern Disclosure Schedule the change of control and severance benefits described in Schedule 6.4(j) of the Eastern Disclosure Schedule; provided that ProAssurance shall require in connection with such payments that each officer or employee receiving a payment shall execute a resignation and release of claims against Eastern and ProAssurance with respect to their severance benefits.

6.5 Directors’ and Officers’ Indemnification and Insurance.

(a) ProAssurance shall cause the individuals serving as officers and directors of Eastern and the Eastern Subsidiaries, immediately prior to the Effective Time to be covered for a period of six (6) years from the

Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by Eastern or the Eastern Subsidiary (provided that ProAssurance may substitute therefore policies of the same or substantially similar coverage and amounts containing terms and conditions which are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall ProAssurance be required to expend more than 400% of the current amount expended by Eastern or the Eastern Subsidiary (the “Insurance Premium Amount”) to maintain or procure insurance coverage pursuant hereto; and provided further, that if ProAssurance is unable to maintain or obtain the insurance called for by this Section 6.5, ProAssurance shall use its best efforts to obtain as much comparable insurance as available for an amount equal to 400% of the Insurance Premium Amount.

(b) In addition to the indemnification under Section 6.5(a), ProAssurance and Eastern shall jointly and severally indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Eastern or an Eastern Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Eastern or an Eastern Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent Eastern is permitted under applicable law, and in accordance with the terms of indemnification provisions under, Eastern’s Articles of Incorporation and Bylaws as of the date of this Agreement. ProAssurance shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent provided in Eastern’s Articles of Incorporation as of the date of this Agreement. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with ProAssurance; provided, however, that (i) ProAssurance shall have the right to assume the defense thereof and upon such assumption ProAssurance shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if ProAssurance elects not to assume such defense the Indemnified Party may retain counsel reasonably satisfactory to him after consultation with ProAssurance, and ProAssurance shall pay the reasonable fees and expenses of such counsel for the Indemnified Party, (ii) ProAssurance shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties except to the extent representation by a single firm or attorney is, in the absence of an informed consent by the Indemnified Party, prohibited by ethical rules relating to lawyers’ conflicts of interest, (iii) ProAssurance shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (iv) ProAssurance shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated by this Agreement is prohibited by applicable law, and (v) ProAssurance shall have no obligation hereunder to any Indemnified Party for which and to the extent payment is actually and unqualifiedly made to such Indemnified Party under any insurance policy, any other agreement for indemnification or otherwise. Any Indemnified Party wishing to claim Indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ProAssurance thereof, provided that the failure to so notify shall not affect the obligations of ProAssurance under this Section 6.5, except to the extent such failure to notify materially prejudices ProAssurance. ProAssurance’s obligations under this Section 6.5 continue in full force and effect for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) In the event that Eastern as the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, ProAssurance shall cause proper provision to be made so that the successors and assigns of Eastern assume and honor the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Pennsylvania law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Eastern or any of the Eastern Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to or in substitution for any such claims under any such policies.

6.6 Advice of Changes.

(a) ProAssurance and Eastern shall give prompt notice to the other party as soon as practicable after it has actual Knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its part or on the part of any of its or its Subsidiaries’ officers, directors, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Each party shall have the right to deliver to the other party a written disclosure schedule as to any matter of which it becomes aware following execution of this Agreement which would constitute a breach of any representation, warranty or covenant of this Agreement by such party, identifying on such disclosure schedule the representation, warranty or covenant which would be so breached, provided that each such disclosure schedule shall be delivered as soon as practicable after such party becomes aware of the matter disclosed therein.

(b) ProAssurance shall update the ProAssurance Disclosure Schedule (the “Closing Date ProAssurance Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date ProAssurance Disclosure Schedule to Eastern not less than three (3) business days prior to the Closing Date. Eastern shall update the Eastern Disclosure Schedule (the “Closing Date Eastern Disclosure Schedule”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date Eastern Disclosure Schedule to ProAssurance not less than three (3) business days prior to the Closing Date. The obligation of ProAssurance to deliver to Eastern the Closing Date ProAssurance Disclosure Schedule as provided above shall be a material obligation for purposes of Section 7.3(b) hereof, and the obligation of Eastern to deliver to ProAssurance the Closing Date Eastern Disclosure Schedule shall be a material obligation for purposes of Section 7.2(a) hereof.

6.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of ProAssurance and a Subsidiary of Eastern) or to vest ProAssurance or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to this Agreement or the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, ProAssurance.

6.8 Negotiations with Other Parties.

(a) So long as this Agreement remains in effect and no notice of termination has been given under this Agreement, Eastern shall not authorize or knowingly permit any of its representatives, directly or indirectly, to initiate, entertain, solicit, encourage, engage in, or participate in, negotiations with any Person or any group of Persons other than the other party to this Agreement or any of its affiliates (a “Potential Acquiror”) concerning any Acquisition Proposal (as defined in Section 6.8(c) of this Agreement) other than as expressly provided in this Agreement. Eastern will promptly inform ProAssurance of any serious, bona fide inquiry it may receive with respect to any Acquisition Proposal and shall furnish to ProAssurance a copy thereof.

(b) Nothing contained in this Agreement shall prohibit Eastern or its Board of Directors from making such disclosures to its shareholders as are required under the Securities Act or by the Nasdaq Global Market or from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act. Nothing contained in this Agreement shall prohibit the Board of Directors of Eastern from either furnishing information to, or entering into discussions or negotiations with, any Person or group of Persons regarding any Acquisition Proposal, or approving and recommending to the shareholders of Eastern an Acquisition Proposal from any Person or group of Persons, if the Board of Directors of Eastern determines in good faith that such action is appropriate in furtherance of the best interests of the corporation in accordance with the PBCL. In connection with any such determination, (i) Eastern shall direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such person, entity or group, (ii) Eastern will disclose to ProAssurance that it is furnishing information to, or entering into discussions or negotiations with, such Person or group of Persons, which disclosure shall describe the terms thereof (but need not identify the person, entity or group making the offer), (iii) prior to furnishing such information to such Person or group of Persons, Eastern shall enter into a written agreement with such Person or group of Persons which provides for, among other things, (A) the furnishing to Eastern of information regarding such Person or group of Persons that is relevant to its ability to finance and otherwise perform its obligations under its Acquisition Proposal; (B) the confidentiality of all non-public information furnished to such Person or group of Persons by Eastern; and (C) procedures reasonably satisfactory to Eastern that are designed to restrict or limit the provision of information regarding Eastern that could be used to the competitive disadvantage of Eastern, or in a manner that would be detrimental to the interests of its shareholders; (iv) Eastern will not furnish any non-public information regarding ProAssurance or the transactions contemplated hereby; and (v) Eastern will keep ProAssurance informed of the status of any such discussions or negotiations (provided that Eastern shall not be required to disclose to ProAssurance confidential information concerning the business or operations of such Person or group of Persons).

(c) As used in this Agreement, “Acquisition Proposal” means (i) any proposal pursuant to which any Person or group of Persons, other than ProAssurance or Eastern, would acquire or participate in a merger or other business combination involving Eastern or any of the Eastern Subsidiaries, directly or indirectly; (ii) any proposal for a transaction or series of transactions that would result in any Person or group of Persons, other than ProAssurance or Eastern, having the right to vote, or direct the vote of, 10% or more of the capital stock of Eastern or any of the Eastern Subsidiaries entitled to vote thereon for the election of directors; (iii) any proposal for a transaction or series of transactions that would result in any Person acquiring 10% or more of the assets of Eastern or any of the Eastern Subsidiaries, other than in the ordinary course of business; (iv) any proposal for a transaction or series of transactions that would result in any Person being the beneficial owner of more than 10% of the outstanding capital stock of Eastern or any of the Eastern Subsidiaries, other than as contemplated by this Agreement; or (v) any proposal for a transaction similar to the foregoing.

6.9 Accountants Consent. ProAssurance currently has filed registration statements with the SEC to register its securities under the Securities Act that incorporate by reference information from reports filed by ProAssurance pursuant to the Exchange Act. Eastern consents to the incorporation by reference in any such registration statement of the Eastern GAAP Financial Statements filed with the Eastern SEC Reports pursuant to the applicable accounting requirements of the Securities Act and the Exchange Act. Eastern agrees to use commercially reasonable best efforts to obtain consents PriceWaterhouseCoopers LLP as required by the SEC to include its report on the Eastern GAAP Financial Statements in such ProAssurance registration statements and to consent to the reference to said accountants as experts in such registration statements with respect to the matters included in such reports.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Eastern entitled to vote thereon.

(b) All approvals of Governmental Authorities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any condition which in the reasonable judgment of ProAssurance (i) is materially burdensome upon ProAssurance, (ii) would have a Material Adverse Effect on Eastern or ProAssurance or (iii) materially impair the value of Eastern to ProAssurance (all such approvals and the expiration of all such waiting periods being referred to in this Agreement as the “Requisite Regulatory Approvals”). Without limiting the generality of the foregoing (i) the HSR Act Report shall have been submitted to the Pre-Merger Notification Agencies, and the waiting period under the HSR Act shall have expired or notice of early termination of the waiting period shall have been received; (ii) the definitive Proxy Statement shall have been filed with the SEC after all SEC comments have been resolved, and (iii) the Merger and the transfer of ownership of Eastern and the Eastern Subsidiaries shall have been approved by the Insurance Regulators, to the extent such approvals are required.

(c) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, materially restricts or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of ProAssurance. The obligation of ProAssurance to effect the Merger is also subject to the satisfaction or waiver by ProAssurance at or prior to the Effective Time of the following conditions:

(a) Eastern shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ProAssurance shall have received a certificate signed on behalf of Eastern by the Chief Executive Officer and the Chief Financial Officer of Eastern to such effect.

(b) The representations and warranties of Eastern set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date or with respect to a specific period and (ii) for any changes to the Eastern Disclosure Schedule that are disclosed by Eastern to ProAssurance in the Closing Date Eastern Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date; provided, however, that if the failure of any such representations and warranties to be true and correct on and as of the Closing Date, individually or in the aggregate, has not resulted or reasonably could not be expected to result in a Material Adverse Effect on Eastern and the Eastern Subsidiaries, taken as a whole, the foregoing condition shall be deemed to have been fulfilled. ProAssurance shall have received a certificate signed on behalf of Eastern by the Chief Executive Officer and the Chief Financial Officer of Eastern to the foregoing effect, and to which any Closing Date Eastern Disclosure Schedule shall be appended.

(c) There shall have been no Material Adverse Effect on Eastern and there shall have been no occurrence, circumstance, or combination thereof (whether arising heretofore or hereafter), including litigation pending or threatened, which is reasonably likely to result in a Material Adverse Effect on Eastern before or within one (1) year after the Closing Date.

(d) Eastern shall have delivered to ProAssurance such other certificates and instruments as ProAssurance and its counsel may reasonably request. The form and substance of all certificates, instruments, opinions and other documentation delivered to ProAssurance under this Agreement shall be reasonably satisfactory to ProAssurance and its counsel.

7.3 Conditions to Obligation of Eastern. The obligation of Eastern to effect the Merger is also subject to the satisfaction or waiver by Eastern at or prior to the Effective Time of the following conditions:

(a) ProAssurance shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Eastern shall have received a certificate signed on behalf of ProAssurance by the Chief Executive Officer and the Chief Financial Officer of ProAssurance to such effect.

(b) The representations and warranties of ProAssurance set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for any changes to the ProAssurance Disclosure Schedule that are disclosed by ProAssurance to Eastern in the Closing Date ProAssurance Disclosure Schedule) as of the Closing Date as though made on and as of the Closing Date. Eastern shall have received a certificate signed on behalf of ProAssurance by the Chief Executive Officer and the Chief Financial Officer of ProAssurance to the foregoing effect, and to which any Closing Date ProAssurance Disclosure Schedule shall be appended.

(c) ProAssurance shall have delivered to Eastern such other certificates and instruments as Eastern and its counsel may reasonably request. The form and substance of all certificates, instruments and other documentation delivered to Eastern under this Agreement shall be reasonably satisfactory to Eastern and its counsel.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Eastern:

(a) by mutual consent of ProAssurance and Eastern in a written instrument, if the Board of Directors of ProAssurance and the Board of Directors of Eastern so determine to terminate this Agreement by an affirmative vote of a majority of the members of each Board;

(b) by either ProAssurance or Eastern if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and (ii) the Board of Directors of ProAssurance or the Board of Directors of Eastern, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board;

(c) by either ProAssurance or Eastern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if (i) there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing Date, and (ii) the Board of

Directors of ProAssurance or the Board of Directors of Eastern, as the case may be, determines to terminate this Agreement by an affirmative vote of a majority of the members of its entire Board; provided, however, that no representation or warranty of either party contained in this Agreement shall be deemed untrue or incorrect, and neither party shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty, has had or is reasonably expected to have a Material Adverse Effect on such party;

(d) by ProAssurance upon written notice to Eastern if the Board of Directors of Eastern does not, or shall indicate in writing to ProAssurance that Eastern is unwilling or unable to, publicly recommend in the Proxy Statement that its shareholders approve and adopt this Agreement, or if after recommending in the Proxy Statement that its shareholders approve and adopt this Agreement, the Board of Directors of Eastern shall have withdrawn, modified or amended such recommendation in any respect materially adverse to ProAssurance (each an “Eastern Recommendation Event”), provided that any such notice of termination must be given not later than thirty (30) days after the later of the date ProAssurance shall have been advised by Eastern in writing that Eastern is unable or unwilling to so recommend in the Proxy Statement or that it has withdrawn, modified or amended such recommendation, or such later date as may be agreed upon by ProAssurance and Eastern;

(e) by ProAssurance upon written notice to Eastern if Eastern shall have authorized, recommended, or approved or proposed, or if Eastern shall have entered into an agreement with any Person other than ProAssurance or NEWCO to effect an Acquisition Proposal;

(f) by either ProAssurance or Eastern if approval of the shareholders of Eastern required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

(g) by ProAssurance if the Closing Date Eastern Disclosure Schedule discloses any Material Adverse Effect on Eastern or any change from the Eastern Disclosure Schedule which has, or is likely to have, a Material Adverse Effect on Eastern;

(h) by written notice from Eastern to ProAssurance, or from ProAssurance to Eastern, if the Closing does not occur on or before January 31, 2014, for any reason other than breach of this Agreement by the party giving such notice;

(i) by Eastern upon the occurrence of a Eastern Acquisition Event (as defined in Section 8.5 of this Agreement) or a Eastern Recommendation Event; or

(j) by ProAssurance, if the Eastern shareholder meeting required by Section 6.3 of this Agreement, does not occur on or before January 31, 2014, for any reason other than breach of this Agreement by ProAssurance.

8.2 Effect of Termination. In the event of termination of this Agreement by either ProAssurance or Eastern as provided in Section 8.1 of this Agreement, (i) this Agreement shall forthwith become void and have no effect, except that Sections 6.2(b), 8.2, 8.5, 9.2, 9.3, 9.4, 9.5, 9.12, and 9.15 of this Agreement shall survive any termination of this Agreement, and (ii) none of ProAssurance, NEWCO, and Eastern, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except as otherwise provided in Section 8.5 of this Agreement; provided, however, that notwithstanding anything to the contrary contained in this Agreement, neither ProAssurance nor Eastern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by the Board of Directors of ProAssurance and the Board of Directors of

Eastern, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Eastern; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Eastern, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the shareholders of Eastern under this Agreement other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Eastern, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the shareholders of Eastern under this Agreement other than as contemplated by this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Liquidated Damages; Termination Fee. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the following events or circumstances shall occur, Eastern shall, within ten (10) days after notice of the occurrence thereof by ProAssurance, pay to ProAssurance a sum equal to (A) four percent (4%) of the Merger Consideration and (B) the amount of the direct, out-of-pocket aggregate costs incurred by ProAssurance in connection with the negotiation and performance of this Agreement not to exceed $1,000,000 (which the parties agree and stipulate as reasonable and full liquidated damages and reasonable compensation for the involvement of ProAssurance in the transactions contemplated in this Agreement, is not a penalty or forfeiture, and will not affect the provisions of this Section 8.5): (i) at any time prior to termination of this Agreement a Eastern Acquisition Event shall occur; (ii) ProAssurance shall terminate this Agreement pursuant to Section 8.1(d) and Eastern enters into an agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement; (iii) ProAssurance shall terminate this Agreement pursuant to Section 8.1(e); (iv) Eastern shall terminate this Agreement pursuant to Section 8.1(i); or (v) ProAssurance shall terminate this Agreement pursuant to Section 8.1(j). For purposes of this Agreement a “Eastern Acquisition Event” shall mean that Eastern shall have authorized, recommended, approved, or entered into an agreement with any Person (other than any of the parties to this Agreement) to effect an Acquisition Proposal or shall fail to publicly oppose a tender offer or exchange offer by another person based on an Acquisition Proposal. Upon the making and receipt of such payment under this Section 8.5, Eastern shall have no further obligation of any kind under this Agreement and neither ProAssurance nor NEWCO shall have any further obligation of any kind under this Agreement, except in each case under Section 8.2 of this Agreement, and no party shall have any liability for any breach or alleged breach by such party of any provision of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 7 of this Agreement, unless extended by mutual agreement of the parties (the “Closing Date”). The parties shall use their respective best efforts to cause the Effective Date to occur on or before January 1, 2014. The parties shall cause the Articles of Merger to be filed with the Pennsylvania

Department of State on or before the Effective Date. The parties shall take such further actions as may be required by the laws of the State of Delaware and the laws of the Commonwealth of Pennsylvania in connection with such filing and the consummation of the Merger.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of Eastern, ProAssurance and NEWCO in this Agreement or in any instrument delivered by Eastern, ProAssurance or NEWCO pursuant to this Agreement shall survive the Effective Time, except as otherwise provided in Section 8.2 of this Agreement and except for those covenants and agreements contained in this Agreement and in any such instrument which by their terms apply in whole or in part after the Effective Time.

9.3 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, (i) that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne by Eastern, and (ii) that ProAssurance and Eastern will share the cost of the HSR Act filing fee in proportion to their relative assets as of December 31, 2012.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation), mailed by United States registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to ProAssurance or NEWCO to:

ProAssurance Corporation

100 Brookwood Place

Birmingham, Alabama 35209

Attention: Chief Executive Officer

Fax: (205) 877-4405

with copies to:

Burr & Forman LLP

420 N. 20th Street, Suite 3400

Birmingham, Alabama 35203

Attention: Jack P. Stephenson, Jr., Esq.

Fax: (205) 458-5100

and

(b)	if to Eastern, to:

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17603-3179

Attention: President

Fax: (717) 481-8228

with copies to:

Stevens & Lee, P.C.

620 Freedom Business Center

Suite 200

King of Prussia, Pennsylvania 19406

Attention: Jeffrey P. Waldron, Esq.

Fax: (610) 371-7974

9.5 Further Assurances. At the request of any party to this Agreement, the other parties shall execute, acknowledge and deliver such other documents and/or instruments as may be reasonably required by the requesting party to carry out the purposes of this Agreement. In the event any party to this Agreement shall be involved in litigation, threatened litigation or government inquiries with respect to a matter covered by this Agreement, every other party to this Agreement shall also make available to such party, at reasonable times and subject to the reasonable requirements of its own businesses, such of its personnel as may have information relevant to such matters, provided that such party shall reimburse the providing party for its reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings.

9.6 Remedies Cumulative. Unless expressly made the exclusive remedy by the terms of this Agreement, all remedies provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies provided by law and by any other agreements between the parties.

9.7 Presumptions. It is expressly acknowledged and agreed that all parties have been represented by counsel and have participated in the negotiation and drafting of this Agreement, and that there shall be no presumption against any party on the ground that such party was responsible for preparing this Agreement or any part of it.

9.8 Exhibits and Schedules. Each of the Exhibits and Schedules referred to in, and/or attached to, this Agreement is an integral part of this Agreement and is incorporated in this Agreement by this reference.

9.9 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. No provision of this Agreement shall be construed to require ProAssurance, Eastern or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

9.10 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of executed signature pages by facsimile or by electronic mail in PDF format will constitute effective execution and delivery of this Agreement.

9.11 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

9.12 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles, except that (a) the Merger and the corporate governance and internal affairs of Eastern and the Eastern Subsidiaries shall be effected in accordance with and governed by the laws of the Commonwealth of Pennsylvania and (b) the insurance laws of the state of domicile of the Eastern Insurance Subsidiaries shall govern to the extent the application of such laws would be inconsistent with or in contravention of the laws of the State of Delaware

9.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.14 Publicity. ProAssurance and Eastern shall develop a joint communications plan and each party shall (i) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 14a-2, Rule 14a-12 or Rule 14e-2 under the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE and the Nasdaq Global Market, consult with each other for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communications that would require a filing with the SEC), and mutually agree upon any such press release or any such public statement or communication, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in the Proxy Statement, unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE and the Nasdaq Global Market, neither ProAssurance nor Eastern shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial conditions or results of operations without the consent of the other party.

9.15 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Sections 6.4(c) and 6.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

9.16 Definitions.

(a) The following terms, as used in this Agreement, have the meanings that follow:

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, insurance or medical benefits); or any loan; in each case including plans or arrangements, both written and oral, covering or extended to any current or former director, employee or independent contractor.

“Environmental Laws” means any federal, state, or local law, statute, ordinance, and regulation, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including, without limitation, any applicable judicial or administrative order, consent decree, or judgment applicable to the Eastern Real Property or any property subject to the Eastern Real Property Leases relating to the regulation or protection of human health, safety and/or the environment, natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, and/or vegetation), as well as protected sites or artifacts of historical or cultural significance. By way of further example, and without limiting the breadth of the foregoing, “Environmental Laws” include, but are not limited to, the National Environmental Policy Act of 1969, as amended (42 U.S.C. §§ 4321 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide,

Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.); the Clean Water Act; the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.); the Federal Coastal Zone Management Act, as amended (16 U.S.C. §§ 1451 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder and all similar state and local laws, statutes, ordinances, regulations, judicial or administrative orders, consent decrees, or judgments.

“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“Governmental Authority” means any governmental body, agency, official or authority, domestic, foreign, or supranational, or SRO or other similar non-governmental regulatory body having jurisdiction over Eastern or any Eastern Subsidiary or ProAssurance or any of its Subsidiaries.

“Hazardous Materials” means any substance, material, or waste which is (i) defined now or hereafter as a “pollutant,” “contaminant,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “industrial waste,” or other similar term or phrase under any Environmental Law, (ii) any substance, the presence of which on, under or in any Eastern Real Property or any real property subject to a Eastern Real Property Lease, or contained in any structure thereon, is prohibited or regulated by Environmental Law or which requires investigation, removal, response or remediation under any Environmental Law, (iii) petroleum or any fraction or by-product thereof, asbestos, any polychlorinated biphenyl, urea formaldehyde foam insulation, radon or any other radioactive or explosive substance, methane, volatile hydrocarbons, or an industrial solvent.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Authorities and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under the Insurance Laws.

“Knowledge” (i) with respect to Eastern means the actual knowledge of its Chief Executive Officer or Chief Financial Officer and (ii) with respect to ProAssurance means the actual knowledge of Chief Executive Officer or Chief Financial Officer.

“Lien” means, with respect to any property or asset (real or personal, tangible or intangible), any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect on Eastern” or “Material Adverse Effect on ProAssurance” means, with respect to Eastern or ProAssurance, as the case may be, a material adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole; provided that any adverse change or effect arising out of or resulting from or attributable to the following shall be excluded in any determination of Material Adverse Effect: (i) any circumstance, change or effect (including international events such as acts of terrorism or war) affecting generally companies operating in the workers’ compensation or professional liability insurance business; (ii) any circumstance, change or effect affecting generally the United States or world economy or capital markets generally, including changes in interest or exchange rates; (iii) changes or prospective changes in laws, rules or regulations or accounting or actuarial principles or practices; (iv) the execution or announcement of or the consummation of the transactions contemplated by this Agreement or the Merger (including the adverse effect of any loss or threatened loss of, or disruption or threatened disruption in, any customer, reinsurer, policyholder, supplier, and/or vendor relationships or loss of personnel resulting from such execution, announcement or consummation), (v) actions taken or omitted by such party at the direction of, or with the prior written consent of, the other party, (vi) the effect of any action taken by the other party or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any failure to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing; or (viii) a decline in the price of Eastern Common Stock on the Nasdaq Global Market (but not any change, event or circumstance that may underlie such decline to the extent such change, event or circumstance would otherwise constitute a Material Adverse Effect). Without limiting the foregoing, a Material Adverse Effect on Eastern shall be conclusively presumed if Eastern’s shareholders’ equity as of any month end prior to closing is 90% or less than the shareholders’ equity of Eastern as of June 30, 2013 as reflected in Eastern’s quarterly report on Form 10-Q for the period then ended. The determination of shareholder’ equity as of any month end shall be in accordance with GAAP except that it shall exclude the effect of any change in other comprehensive income.

“Person” means an individual, corporation, partnership (general or limited), limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or in which a party has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the SEC) of a majority of the voting stock or other equity interest of such entity.

Set forth below is an index to the definitions set forth in this Agreement.

Term	Section
2012 Eastern Balance Sheet	3.7(d)
Acquisition Proposal	6.8(c)
Agreement	Recitals
Articles of Merger	1.2
Business	Recitals
Change of Control	9.16(a)
Claim	6.5(b)
Closing	9.1
Closing Date	9.1
Closing Date Eastern Disclosure Schedule	6.6(b)
Closing Date ProAssurance Disclosure Schedule	6.6(b)
COBRA	3.14(k)
Code	3.13(d)
Confidentiality Agreement	6.2
Continuing Employees	6.4(a)
Eastern	Recitals
Eastern Acquisition Event	8.5
Eastern Actuarial Analyses	3.23(g)
Eastern Actuaries	3.23(g)
Eastern Agency or Eastern Agencies	3.2(c)
Eastern Assumed Reinsurance Treaties	3.23(d)

Eastern Ceded Reinsurance Treaties	3.23(c)
Eastern Common Stock	1.4
Eastern Contract	3.17(c)
Eastern Disclosure Schedule	3
Eastern Employees	6.4(a)
Eastern Employee Plan	3.14(a)
Eastern Executives	6.4(d)
Eastern Executive Agreements	6.4(d)
Eastern Filed SEC Reports	3.7(a)
Eastern GAAP Financial Statements	3.7(d)
Eastern Holding Company Act Reports	3.6(c)
Eastern Insurance Policies	3.12(a)
Eastern Insurance Subsidiary or
Eastern Insurance Subsidiaries	3.2(b)
Eastern Participation Interests	3.23(d)
Eastern Personal Property Leases	3.21(b)
Eastern Preferred Stock	3.4
Eastern Real Property	3.20(a)
Eastern Real Property Leases	3.20(a)
Eastern Recommendation Event	8.1(d)
Eastern Regulatory Agreement	3.16(a)
Eastern Reinsurance Treaties	3.23(d)
Eastern Reserves	3.23(f)
Eastern Restricted Stock	1.6(a)
Eastern SAP Statements	3.6(a)
Eastern SEC Reports	3.7(a)
Eastern Stock Awards	1.6(a)
Eastern Stock Plans	1.6(a)
Eastern Stock Options	1.6(a)
Eastern Subsidiary or Eastern Subsidiaries	3.2(a)
EDGAR	3.7(a)
Effective Time	1.2
Employee Plan	9.16(a)
Environmental Laws	9.16(a)
Environmental Permits	9.16(a)
ERISA	3.14(a)
ESOP	6.4(a)
Exchange Act	3.7(a)
Exchange Agent	2.1
Exchange Fund	2.2(a)
GAAP	3.3(b)
Governmental Authority	9.16(a)
Hazardous Materials	3.16(a)
HIPAA	3.14(k)
HSR Act	3.5(c)
HSR Act Report	3.5(c)
Indemnified Parties	6.5(b)
Indemnified Liabilities	6.5(b)
Insurance Laws	9.16(a)
Insurance Premium Amount	6.5(a)
Insurance Regulators	9.16(a)
Intellectual Property	3.19(a)

IRS	3.13(a)
Lien	9.16(a)
Litigation	3.11(a)
Material Adverse Effect on Eastern	9.16(a)
Material Adverse Effect on ProAssurance	9.16(a)
Merger	1.1
Merger Consideration	2.2(a)
Merger Consideration Recipient	2.2(a)
NEWCO	Recitals
NEWCO Common Stock	1.4
Old Certificates	2.2(b)
Option Consideration	1.6(c)
PBCL	1.1
Pennsylvania Department of State	1.2
Person	9.16(a)
Potential Acquirer	6.8(a)
Pre-Merger Notification Agencies	3.5(c)
ProAssurance	Recitals
ProAssurance Acquisition Event	8.5(b)
ProAssurance Disclosure Schedule	4
ProAssurance Filed SEC Reports	4.3(a)
ProAssurance SEC Reports	4.3(a)
Proxy Statement	3.5(c)
Requisite Regulatory Approvals	7.1(b)
Retention and Severance Compensation Agreement	6.4(d)
Rights Agreement	3.4(c)
SAP	3.6(b)
SEC	3.5(c)
Securities Act	3.7(b)
SOX	3.7(a)
SRO	3.11(a)
Stock Consideration	1.5(a)
Subsidiary	9.16(a)
Takeover Statute	3.22
Tax or Taxes	3.13(a)
Tax Return or Tax Returns	3.13(a)
WARN Act	3.15(e)

IN WITNESS WHEREOF, ProAssurance, NEWCO, and Eastern have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROASSURANCE CORPORATION,
a Delaware corporation

By:	/s/ W. Stancil Starnes
W. Stancil Starnes
Chairman and Chief Executive Officer

PA MERGER COMPANY,
a Pennsylvania corporation

By:	/s/ W. Stancil Starnes
W. Stancil Starnes
President

EASTERN INSURANCE HOLDINGS, INC.,
a Pennsylvania corporation

By:	/s/ Michael L. Boguski
Michael L. Boguski
President and Chief Executive Officer

ANNEX B

CONFIDENTIAL
The Board of Directors	September 23, 2013
Eastern Insurance Holdings, Inc.
25 Race Avenue
Lancaster, PA 17608

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the shareholders of Eastern Insurance Holdings, Inc. (“Eastern”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed Merger (as defined below). The terms of the Merger are outlined in the draft Agreement and Plan of Merger (the “Agreement”), dated as of September 23, 2013, by and between Eastern, ProAssurance Corporation (“Acquiror”) and PA Merger Company (“Merger Sub”), a wholly-owned subsidiary of Acquiror. Pursuant to the terms of the Agreement, at the Effective Time (as defined in the Agreement) Merger Sub will merge with and into Eastern (the “Merger”) and each share of common stock, no par value, of Eastern (the “Common Shares”) issued and outstanding immediately prior to the Effective Time, other than shares owned by Eastern or by any of its subsidiaries, shall be converted into and become the right to receive $24.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Eastern and not as an advisor to, or agent of, any other person. As part of our investment banking business, we are continually engaged in the valuation of insurance and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of insurance companies, we have experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to Eastern and Acquiror, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Eastern or Acquiror for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to the board of directors of Eastern. We have acted exclusively for the board of directors of Eastern in rendering this fairness opinion and will receive a fee from Eastern for our services, a part of which is payable upon the rendering of this opinion and a part of which is contingent upon the successful completion of the Merger.

Other than with respect to this present engagement, during the past two years, we have not provided investment banking and financial advisory services to Eastern. During the past two years, we have not provided investment banking and financial advisory services to Acquiror. We may in the future provide investment banking and financial advisory services to Eastern or Acquiror and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed, and relied upon material bearing upon the financial and operating condition of Eastern and the Merger, including among other things, the following: (i) a draft of the Agreement dated September 23, 2013 (the most recent draft made available to us); (ii) the Annual Reports on Form 10-K for the three years ended December 31, 2012 of Eastern; (iii) certain interim reports to shareholders and quarterly reports of Eastern, including the Quarterly Reports on Form 10-Q of Eastern for the three months ended March 31, 2013 and June 30, 2013; and (iv) other financial information concerning the businesses and operations of Eastern furnished to us by Eastern for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Eastern; (ii) the assets and liabilities of Eastern; (iii) the nature and terms of certain other merger transactions and business combinations in the insurance industry; (iv) a comparison of certain financial and stock market information for Eastern with similar information for certain other companies the securities of which are publicly traded; and (v) financial and operating forecasts and projections prepared by and provided to us by management of Eastern and approved for our use by Eastern. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the insurance industry generally. We have also held discussions with senior management of Eastern regarding the past and current business operations, regulatory relations, financial condition and future prospects of Eastern and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Eastern as to the reasonableness and achievability of the financial and operating forecasts and projections prepared by and provided to us by management of Eastern (and the assumptions and bases therefor), and we have assumed, at the direction of Eastern that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management and that they provide a reasonable basis upon which we could form our opinion. It is understood that such forecasts and projections were not prepared by management of Eastern with the expectation of public disclosure, that all such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that accordingly, actual results could vary significantly from those set forth in Eastern’s projected financial information. We have relied on this projected information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Eastern since the date of the last financial statements that were made available to us. We are not experts in the evaluation of reserves for loss and loss adjustment expenses and did not make an independent evaluation or analysis of the adequacy of the loss and loss adjustment expense reserves of Eastern. Accordingly, we express no opinion as to the adequacy of the reserves for loss and loss adjustment expenses of Eastern. We have assumed, with your consent, that the aggregate reserves for loss and loss adjustment expenses of Eastern are adequate to cover such losses and loss adjustment expenses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Eastern, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual insurance policy or claim file, nor did we evaluate the solvency, financial capability or fair value of Eastern under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed that, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that Eastern has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Eastern, the Merger and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Common Shares of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger, including without limitation, the form or structure of the Merger, any consequences of the Merger to Eastern, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Eastern to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Eastern or the board of directors of Eastern, (iii) the fairness of the amount or nature of any compensation to any of Eastern’s officers, directors or employees, or any class of such persons, relative to the compensation to the public holders of Common Shares, (iv) the treatment of, the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of Eastern other than the Common Shares, or any class of securities of any other party to any transaction contemplated by the Agreement, (v) whether Acquiror has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration at the closing of the Merger, (vi) the prices, trading range or volume at which the securities of Eastern will trade following the public announcement of the Merger, (vii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (viii) any legal, regulatory, accounting, tax or similar matters relating to Eastern, Acquiror, their respective shareholders, or relating to or arising out of or as a consequence of the Merger.

This opinion is for the information of, and is directed to, the board of directors of Eastern in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose or published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the board of directors of Eastern in connection with the Merger nor does it constitute a recommendation to the shareholders of Eastern as to how to vote in connection with the Merger or any other matter.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

☑  PLEASE MARK VOTES

    AS IN THIS EXAMPLE

PROXY

EASTERN INSURANCE HOLDINGS, INC.

25 Race Avenue

Lancaster, PA 17603

SPECIAL MEETING OF SHAREHOLDERS – NOVEMBER     , 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a shareholder of Eastern Insurance Holdings, Inc. (the “Company”), hereby authorizes and appoints                      and                     , and each of them, or any of their successors, as proxies and attorneys-in-fact, with full powers of substitution, to represent the undersigned at the Special Meeting of Shareholders to be held at the Company’s corporate offices, 25 Race Avenue, Lancaster, Pennsylvania, and with all the powers the undersigned would possess if personally present, on             , 2013 at     :         .m., local time, and at any adjournment(s) or postponement(s) of such meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if personally present, as set forth on the reverse hereof and, in their discretion, to vote on behalf of the undersigned upon such other business as may properly come before the Special Meeting and at any adjournment(s) or postponement(s) thereof. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of such proxyholders, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of Special Meeting and Proxy Statement for such meeting.

The shares represented by this proxy card when properly executed will be voted in the manner directed herein by the undersigned shareholder of the Company. If executed but no direction is given, this proxy card will be voted “FOR” Proposal 1 to approve and adopt the Agreement and Plan of Merger and “FOR” Proposal 2 to approve an adjournment of the Special Meeting. If any other matters properly come before the Special Meeting, or any adjournment(s) or postponement(s) thereof, the proxyholders will vote in their discretion.

PLEASE READ THE PROXY/VOTING INSTRUCTIONS ON THE REVERSE SIDE.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,

PLEASE PROMPTLY SUBMIT YOUR VOTE BY TELEPHONE OR

THROUGH THE INTERNET, OR BY SIGNING, DATING AND RETURNING

THIS PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF

EASTERN INSURANCE HOLDINGS, INC.

            , 2013

PROXY/VOTING INSTRUCTIONS

There are three ways to submit your Proxy.

Your telephone or Internet proxy authorizes the proxyholders to vote your shares in the same manner as if you marked, signed and returned your proxy card.

MAIL – Complete, date, sign and mail your proxy card in the postage paid envelope provided as soon as possible. This proxy card must be received by the Company prior to     :         .m.,             , 2013.

- OR -

TELEPHONE – Call 1-    -    -             toll-free from any touch-tone telephone at anytime prior to     :         .m.,             , 2013, and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET – Access “www.            .com” at any time prior to     :         .m.,             , 2013, and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

–	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. If you vote via telephone or the Internet, please do not mail your proxy card. –

Please note that the last vote received, whether by

telephone, the Internet, or mail, will be the vote counted.

Detach above card, sign, date and mail in the postage paid envelope provided.

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IF YOU VOTE BY TELEPHONE OR INTERNET,

PLEASE DO NOT MAIL YOUR PROXY CARD.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” EACH OF THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS FOLLOWS  ☑.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 23, 2013, among Eastern Insurance Holdings, Inc., ProAssurance Corporation, and PA Merger Company, as it may be amended from time to time.	For ☐	Against ☐	Abstain ☐

2. Proposal to approve an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the Agreement and Plan of Merger referenced in Proposal 1 above.	For ☐	Against ☐	Abstain ☐

This proxy is solicited on behalf of the Board of Directors of the Company for use at the Special Meeting of Shareholders to be held on             , 2013, and at any adjournment(s) or postponement(s) thereof.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF EXECUTED BUT NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE PROPOSALS LISTED ABOVE.

In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the Special Meeting and at any adjournment(s) thereof.

The undersigned hereby acknowledges receipt of Notice of the Special Meeting and the accompanying Proxy Statement prior to signing this proxy card.

Please check this box if you plan to attend the Special Meeting.  ☐

This proxy card may be revoked at any time prior to the Special Meeting by written notice to the Company or may be withdrawn and you may vote in person should you attend the Special Meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

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Signature of Shareholder	Signature of Shareholder (Joint Owner)

Date:	, 2013	Date:	, 2013

Note: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please Date, Sign and Return TODAY in the Enclosed Envelope.

No Postage Required if Mailed in the United States.

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